                                             Filed Pursuant to Rule 424(b)(4)
                                             File No. 333-63934
PROSPECTUS

                               2,000,000 Shares

                      [LOGO OF AMERIVEST PROPERTIES INC.]

                                 Common Stock

                               ----------------

   AmeriVest Properties Inc. is offering 2,000,000 shares of common stock in an underwritten offering. Our common stock is listed on the American Stock Exchange under the symbol "AMV." On July 26, 2001, the last reported sale price of our common stock on the American Stock Exchange was $5.70 per share.

   The underwriter has an option to purchase up to an additional 300,000 shares of common stock to cover any over-allotments.

                               ----------------

   Investing in our common stock involves risks. See "Risk Factors" on page 5.

                               ----------------

                                                          Per Share    Total
                                                          --------- -----------
Public offering price....................................  $5.50    $11,000,000
Underwriting discount....................................  $0.385   $   770,000
Proceeds, before expenses, to AmeriVest..................  $5.115   $10,230,000

   The underwriter expects to deliver the shares of common stock to investors on or about August 1, 2001.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                              Ferris, Baker Watts
                                 Incorporated

                 The date of this prospectus is July 27, 2001.

[Photo of Sheridan Center building
in Denver, Colorado appears here.]

                                        [Photo of Sheridan Plaza at Inverness
                                        in Englewood, Colorado appears here.]

Sheridan Center
Denver, Colorado

                                        Sheridan Plaza at Inverness
                                        Englewood, Colorado

[Photo of Panorama Falls building in
Englewood, Colorado appears here.]

                                        [Photo of Keystone Office Park in
                                        Indianapolis, Indiana appears here.]

Panorama Falls Building
Englewood, Colorado

                                        Keystone Office Park
                                        Indianapolis, Indiana

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................   5
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY
 STATEMENTS..............................................................  11
USE OF PROCEEDS..........................................................  12
CAPITALIZATION...........................................................  13
MARKET FOR COMMON EQUITY AND DIVIDENDS...................................  14
BUSINESS AND PROPERTIES..................................................  15
STRATEGIC PLAN...........................................................  27
SELECTED FINANCIAL INFORMATION...........................................  29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  31
MANAGEMENT...............................................................  34
EXECUTIVE COMPENSATION...................................................  37
BENEFICIAL OWNERS OF SECURITIES..........................................  42
TRANSACTIONS BETWEEN AMERIVEST AND RELATED PARTIES.......................  45
DESCRIPTION OF SECURITIES................................................  51
U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................  55
UNDERWRITING.............................................................  66
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION...  68
LEGAL MATTERS............................................................  68
EXPERTS..................................................................  68
WHERE YOU CAN FIND MORE INFORMATION......................................  69
INDEX TO FINANCIAL STATEMENTS............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                               PROSPECTUS SUMMARY

   The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements, before investing in our common stock. Unless otherwise indicated, all information in this prospectus assumes that the underwriter will not exercise its over-allotment option. Unless the context otherwise requires, all references to "we," "us," "our company" or "AmeriVest" refer collectively to AmeriVest Properties Inc. and its subsidiaries, considered as a single enterprise.

AmeriVest.................    We are a real estate investment trust, or REIT,
                              that owns 22 office properties. We market and lease our properties to small and mid-sized tenants that require modern business technology infrastructure and amenities. Our properties, which include an aggregate of approximately
                              717,000 rentable square feet, are currently located in Colorado, Texas and Indiana.
                              Properties acquired in the future could be in other areas.

Business Strategy.........    We acquire, develop and redevelop multi-tenant
                              office buildings in selected cities with target average tenant sizes of 2,500 to 3,000 square feet. Our experienced management team seeks to increase value for our stockholders and tenants through:

                               . superior service and tenant relations
                                 initiatives;

                               . office and common area designs, technology
                                 features and amenities tailored to smaller tenants; and

                               . streamlined management procedures, including
                                 standardized leases that we believe are fair to both tenants and us.

                              We believe that the public stock markets for REITs reward a strongly focused strategy and that the office sector receives a relatively higher valuation than do many other property classifications. We believe the reason for this is that the demand for office space continues to grow as the economy transitions from manufacturing to service businesses. We believe that our target market of small to mid-sized tenants offers the largest pool of potential tenants. According to data compiled by Cognetics, Inc., a research firm in the area of economic change and new company formation, in 1999, 90% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that a majority of businesses have an average office space requirement of no more than 3,000 square feet.

Management................    Since 1999, all of our properties have been
                              managed under an agreement with Sheridan Realty
                              Advisors, LLC, which also manages our day-to-day operations and assists and advises our Board of Directors with respect to real estate acquisitions and investment opportunities.
                              Currently, Sheridan Realty Advisors does not advise any companies other than AmeriVest. Our executive officers are principals of Sheridan
                              Realty Advisors. Upon termination of the agreement, we have the right to purchase Sheridan
                              Realty Advisors for the nominal amount of $100 plus all unpaid advisory fees. We intend to exercise this option upon termination of the agreement if we believe it would be in our stockholders' best interests to do so.

Major Properties .........    We own 22 office buildings totaling approximately
                              717,000 square feet of rentable space. These properties are located in Denver, Colorado, Indianapolis, Indiana, and in a number of smaller cities in Texas. The geographic distribution of our property portfolio by rentable square footage as of June 25, 2001 was 45% in Colorado, 41% in
                              Texas and 14% in Indiana. Our major individual assets are located in Denver and Indianapolis.

                              Our largest property, Sheridan Center, consists of three buildings, originally constructed in the late 1960s and early 1970s, totaling 143,582 square feet of rentable space in a prime mid-town Denver location. Since our purchase of this property in September 2000, we have completely renovated two of the three buildings to add amenities that we believe are attractive to small tenants. Sheridan Center embodies much of the technology and design used in the development of Sheridan Plaza at Inverness, which is our second largest property at 118,720 rentable square feet.

                              Sheridan Plaza at Inverness, or Sheridan Plaza, consists of two Class A office buildings that were completed in mid-1999 and that are centered around a landscaped plaza. Sheridan Plaza is located in the Inverness Business Park in Englewood, Colorado. Sheridan Plaza won the National Association of Industrial and Office Properties' Small Office Building of the Year award for the Denver area in 1999, and is currently 100% occupied by 42 tenants. The property features a range of customized design elements such as V-shaped, 15,000 square foot floorplates allowing visibility to all tenant suites from the elevator banks, high-tech common area conference rooms, and distinctive contemporary building materials and finishes.

                              Our Keystone Office Park, or Keystone, property, in Indianapolis, Indiana, totals 95,914 rentable square feet. Completed in 1986, Keystone is a three-building complex centered around a lake. AmeriVest purchased Keystone in 1999. In keeping with our strategy, we recently completed renovations to attract and retain small office tenants, including new common area carpets and lighting, telecommunications wiring, and exterior cleaning and refurbishing.

                              We acquired our Panorama Falls building in Englewood, Colorado in May 2000 with the intention of first refurbishing the entire 61,963 rentable square feet and then marketing the building to our target tenant market. However, we received an immediate offer from a national telecommunications company to lease substantially the entire building and executed a long-term lease with them at what we believed to be an attractive return. Built in 1982,

                              Panorama Falls is located in Panorama Park, one of the premier business parks in the southeast Denver suburbs. The property features mountain views, a waterfall and mature landscaping and includes a vacant parcel suitable for the construction of an additional 40,000 square foot building.

Recent Dividends .........    Since our initial public offering in November
                              1996, we have paid a dividend each quarter. We have paid the following cash dividends on our common stock with respect to the recent quarters indicated:

                   Quarter Ended                              Dividend Per Share
                   -------------                              ------------------
                   March 31, 1999............................       $0.120
                   June 30, 1999.............................       $0.120
                   September 30, 1999........................       $0.120
                   December 31, 1999.........................       $0.120
                   March 31, 2000............................       $0.120
                   June 30, 2000.............................       $0.120
                   September 30, 2000........................       $0.125
                   December 31, 2000.........................       $0.125
                   March 31, 2001............................       $0.125
                   June 30, 2001.............................       $0.125

The Offering

 Common Stock Offered......   2,000,000 shares

 Offering Price............   $5.50 per share

 Common Stock
 Outstanding...............

                   Prior to the offering:   4,329,688 shares*
                   After the offering:    6,329,688 shares*

Use of Proceeds............   The net proceeds of this offering will be used
                              for possible property acquisitions, to reduce indebtedness on a short-term basis unless and until the funds are needed for new acquisitions, for capital improvements to our properties, and for working capital.

AMEX Symbol................   Our common stock trades on the American Stock
                              Exchange under the symbol "AMV."

Company Offices............   Our offices are located in our Sheridan Center
                              property at 1780 South Bellaire, Suite 515,
                              Denver, Colorado 80222. Our telephone number is
                              (303) 297-1800.
--------
* Based on our outstanding common stock as of June 25, 2001. Does not include 1,203,200 shares of common stock issuable upon the exercise of options and warrants with a weighted average exercise price of $5.04 per share that were outstanding as of June 30, 2001.

                             SUMMARY FINANCIAL DATA

   You should read the following information together with "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the related notes included in this prospectus. Our results of operations for the three months ended March 31, 2001 should not be regarded as indicative of our results for the full fiscal year, and our historical results are not necessarily indicative of our results for any future period.

                                                                                         Three Months Ended
                                     Year Ended December 31,                                 March 31,
                          -----------------------------------------------------  -------------------------------------
                              2000                                                   2001
                          Pro Forma(a)      2000          1999          1998     Pro Forma(a)      2001        2000
                          ------------   ----------    ----------    ----------  ------------   ----------  ----------
                          (Unaudited)                                             (Unaudited)   (Unaudited) (Unaudited)
Operating Data:
Operating revenue.......   $8,953,925    $7,222,437    $5,976,757    $3,816,169   $2,594,530    $1,979,081  $1,612,877
Net operating income....   $4,704,275    $3,490,483    $2,962,202    $1,787,638   $1,457,329    $  980,206  $  830,951
Net income (loss).......   $3,464,828(b) $2,676,724(c) $  968,748(d) $ (317,406)  $1,450,556(e) $   44,570  $  114,653
Weighted average diluted
 shares.................    3,651,203     2,495,919     1,882,232     1,538,403    4,069,946     3,012,600   2,230,018
Diluted earnings (loss)
 per share..............   $     0.95(b) $     1.07(c) $     0.51(d) $    (0.21)  $     0.36(e) $     0.01  $     0.05

                                 As of December 31,                      As of March 31,
                         ----------------------------------- ----------------------------------------
                                                                              2001     2001 Pro Forma
                            2000        1999        1998        2001      Pro Forma(a) As Adjusted(g)
                         ----------- ----------- ----------- -----------  ------------ --------------
                                                             (Unaudited)  (Unaudited)   (Unaudited)
Balance Sheet Data:
Net investment in real
 estate................. $38,922,380 $28,079,446 $22,098,197 $41,444,321  $56,667,058   $56,667,058
Total assets............ $42,363,797 $30,314,458 $23,714,934 $45,001,228  $60,606,418   $70,541,418
Mortgage loans and
 notes.................. $28,122,856 $22,467,915 $18,861,599 $28,828,554  $40,665,768   $40,665,768
Stockholders' equity.... $11,358,503 $ 6,258,776 $ 3,650,489 $12,011,730  $15,108,473   $25,043,473

--------
(a) This column combines the historical operations of AmeriVest with the historical operations of the Sheridan Plaza property purchased on June 26, 2001, and subtracts the historical operations of our Giltedge office building, which we sold on June 1, 2001, as if both transactions had occurred at the beginning of the periods presented. This does not include any adjustments that would result from the offering of shares described in this prospectus.
(b) Includes a pro forma gain of $3,757,478 ($1.03 per share) recognized on the sale of our four self-storage facilities and our Giltedge office building.
(c) Includes a gain of $2,556,839 ($1.02 per share) recognized on the sale of our four self-storage facilities.
(d) Includes a gain of $720,712 ($0.38 per share) recognized on the sale of our industrial/showroom property.
(e) Includes a pro forma gain of $1,235,042 ($0.30 per share) recognized on the sale of our Giltedge office building.
(f) This column presents the historical financial information of AmeriVest as of March 31, 2001, as adjusted for the sale of our Giltedge office building and the acquisition of Sheridan Plaza, as if both transactions had occurred on March 31, 2001.
(g) This column presents the historical financial information of AmeriVest as of March 31, 2001, as adjusted for the sale of our Giltedge office building and the acquisition of Sheridan Plaza, and gives effect to the sale of the 2,000,000 shares offered by this prospectus and the application of the net proceeds from that offering, as if these events had occurred on March 31, 2001.

                                  RISK FACTORS

   The purchase of shares of our common stock involves a high degree of risk. Before purchasing shares, you should read this entire prospectus and consider the following factors concerning AmeriVest in addition to the other information in this prospectus.

We face a strong competitive market which could limit our ability to lease our properties or secure attractive investment opportunities.

   The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than ours. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates. Thus, the presence of these competitors may be a significant impediment to the continuation and development of our business.

Our debt level may have a negative impact on our income and asset value.

   We have incurred indebtedness in connection with the acquisition of our properties, and we may incur new indebtedness in the future in connection with our acquisition, development and operating activities. As a result of our use of debt, we will be subject to the risks normally associated with debt financing, including:

  . the risk that our cash flow will be insufficient to make required payments of principal and interest;

  . the risk that any indebtedness will not be able to be refinanced or to be refinanced on as favorable terms as those of the existing indebtedness, and the risk of a default under the terms of any indebtedness and an acceleration resulting from such default; and

  . the required payments on mortgages and on other indebtedness are not reduced if the economic performance of any property declines.

If any such decline occurs, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, that property could be transferred to the mortgagee with a consequent loss of income and asset value.

   We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of our outstanding debt at any time. Our debt to total capitalization ratio of 71% at December 31, 2000 exceeds those normally carried by our competitors and REITs in general. While we believe that our level of leverage is normal for a direct private or institutional investor, our higher leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. Our high leverage levels also may adversely affect the market value of our stock if we are perceived as more risky than our peers.

We may not be able to pay dividends to our stockholders regularly.

   Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. Although we have done so in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

We may incur tax liabilities as a result of failing to qualify as a REIT.

   We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended. However, we cannot assure you that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a REIT or the federal income tax consequences of that qualification.

   If we are unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to the regular federal income tax on our taxable income at regular corporate rates and possibly to the alternative minimum tax. Unless we are entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. In addition, we may incur substantial indebtedness or may liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing exist between the receipt of income and payment of our tax obligations. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke our REIT election.

We may have to borrow money to make required distributions to our stockholders.

   In order to qualify as a REIT, we generally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gains. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income plus 95% of our capital gain net income for that year. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid the nondeductible excise tax. We may have to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist.

Some of our buildings are subject to special income tax considerations which could result in our being required to pay substantial taxes upon their sale.

   If we sell any of our Sheridan Center buildings before 2006 (ten years after the original acquisition date of the property or the property exchanged for that property), we will be required to pay tax at the highest applicable corporate rates on the difference between its fair market value and its adjusted basis at the effective time of our REIT election. Because we used proceeds from a recent sale of an office building in Wisconsin to purchase Sheridan Plaza in an exchange qualifying under Section 1031 of the Internal Revenue Code, we may also be required to hold Sheridan Plaza until 2006 in order to avoid corporate tax upon sale on the appreciation of the exchanged property as of the effective date of our REIT election. By utilizing a property exchange under Section 1031 of the Internal Revenue Code, which allows for the deferral of gain if the proceeds of the sale of investment properties are reinvested in other investment properties in certain circumstances, we may be able to defer the recognition of gain until after the 10-year period expires in 2006 so that we are not subject to the highest applicable corporate rates. If we are subject to the highest corporate rate, the amount of this corporate tax could be substantial. There is a risk that we would not have sufficient cash available to pay the corporate taxes resulting from the sale of these properties. We currently do not intend to sell any property while such a sale would be subject to this corporate tax (other than in an exchange qualifying under Section 1031 of the Internal Revenue Code pursuant to which this tax is not recognized) unless other economic, financial and business consequences of the sale would lead us to believe it would be in our best interests to effect such a sale.

New developments and acquisitions may fail to perform as expected.

   Over the last few years, we focused our efforts on the acquisition and redevelopment of multi-tenant office buildings. We intend to continue to develop and acquire office properties on a select basis. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate, which may result in our failure to meet our profitability goals. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

Real estate investments are inherently risky which could adversely affect our profitability and our ability to make distributions to our stockholders.

   Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our stockholders will be adversely affected. Income from properties may be adversely affected by:

  . changes in economic conditions;

  . increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

  . changes in interest rates and the availability of financing; and

  . changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Development and construction risks could adversely affect our profitability.

   We currently are renovating and redeveloping some of our properties and may in the future develop new properties. Our renovation, redevelopment, development and related construction activities may be exposed to the following risks:

  . We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these activities.

  . We may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected.

  . We may not be able to obtain financing with favorable terms, which may make us unable to proceed with our development activities.

  . We may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

   Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait a few years for a significant cash return. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow to fund such distributions.

Unfavorable changes in local market and economic conditions could hurt occupancy or rental rates.

   Currently, our properties are located in Colorado, Indiana and Texas. The market and economic conditions in our local markets may significantly affect occupancy and rental rates. Occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of each of these local markets may be dependent on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance in that market. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services.

We are subject to the credit risk of our tenants which could result in lease payments not being made and a significant decrease in our revenues.

   Due to our target market of tenants seeking 2,500 to 3,000 square feet of office space, we are subject to the increased credit risk of these smaller tenants. Although we maintain a high level of credit quality in our largest office buildings through our control systems, we cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and the industries in which our tenants operate may affect their ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues may adversely affect our profitability and our ability to meet our financial obligations.

We may be unable to renew leases or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our revenues.

   Although our properties currently have favorable occupancy rates, current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than current lease terms. Additionally, new properties we may acquire may not be fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased.

Loss of a significant tenant could lead to a substantial decrease in our cash flow.

   Although our target market is tenants seeking 2,500 to 3,000 square feet of office space, we may have several significant tenants from time to time, the loss of any of which could adversely affect our cash flow. In particular, one of our buildings is 84% leased to one tenant, Rhythms NetConnections Inc. through September 30, 2008. In recent filings with the Securities and Exchange Commission, Rhythms' auditors have expressed their concern about Rhythms' ability to continue as a going concern. Rhythms has indicated that it believes that its cash and investment balances as of December 31, 2000, together with anticipated future revenue generated from operations and lease financing proceeds, should be sufficient to fund its operating losses, capital expenditures, lease payments and interest payments into January 2002. As of June 30, 2001, Rhythms was current on all rent obligations. We have a deferred rent receivable from Rhythms in the amount of $329,463 as of May 31, 2001, that represents the effects of recording, for accounting purposes, straight-line rent resulting from a free rent period at the inception of the lease in exchange for Rhythms' providing all tenant improvements. We also hold a security deposit from Rhythms in the amount of $335,000. The loss of Rhythms as a tenant would result in a significant decrease in cash flow if we were not able to lease that space on a timely basis or on comparable or better terms.

   In addition, fourteen of our office buildings are leased to the State of Texas. Although each of these leases includes a specific termination date, the State of Texas may terminate a lease at any time that the state legislature fails to appropriate funds necessary to pay the required rents or federally-funded programs housed in one of these buildings are discontinued. If the State of Texas were to terminate or fail to renew a lease, it may be difficult for us to locate another tenant on a timely basis or on comparable or better terms, especially for those buildings located in smaller cities and more remote locations. In addition, we were not the successful bidder in a recent request by the Texas Department of Human Services for a new lease on our Clint, Texas building. This lease, which provides for an annual gross rent of $125,676, expires on November 30, 2001, and we presently have no other tenants identified for this building.

Sheridan Realty Advisors and its affiliates have significant influence over our company.

   Entities affiliated with our advisor and members of our Board of Directors and management who also are affiliated with Sheridan Realty Advisors will collectively beneficially own approximately 24% of our common stock after this offering. As a result, these individuals and entities acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals and entities could have the effect of preventing or delaying a change in control of our company which they oppose even if our other stockholders believe it is in their best interests. In addition, all of our executive officers are principals of Sheridan Realty Advisors and related entities and, thus, these Sheridan affiliates have the ability to influence the day-to-day operations of our company. We have a management agreement with Sheridan Realty Advisors that expires on December 31, 2003 and provides for Sheridan Realty Advisors to manage our properties and day-to-day operations and to advise our Board with respect to acquisition and investment opportunities. We pay fees and incentive compensation to Sheridan Realty Advisors for these services.

The success of our company depends on the continuing contributions of our key personnel.

   Through our management agreement with Sheridan Realty Advisors, we have a highly skilled management team and specialized workforce managing our properties. All of our executive officers are principals of Sheridan Realty Advisors and are paid by Sheridan Realty Advisors for their services for our company. Neither we nor Sheridan Realty Advisors has an employment agreement with any of our executive officers or key employees and, thus, any executive officer or key employee may terminate his or her relationship with us or Sheridan at any time. Our management agreement with Sheridan Realty Advisors expires on December 31, 2003, and Sheridan Realty Advisors may decide not to renew the agreement for any reason at such time or following the one-year renewal period. We may exercise our right to purchase the business of Sheridan Realty Advisors upon termination of the agreement for $100 plus any unpaid fees, but we may have lost the services of our management team and the other Sheridan employees who manage our properties.

Failure to succeed in new markets may limit our growth.

   We may make selected acquisitions outside our current market areas from time to time as appropriate opportunities arise. Our historical experience is in Colorado, Indiana and Texas, and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

  . a lack of market knowledge and understanding of the local economies;

  . an inability to identify acquisition or development opportunities;

  . an inability to obtain construction tradespeople; and

  . an unfamiliarity with local government and permitting procedures.

There is limited liquidity in our real estate investments which could limit our flexibility.

   Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our stockholders.

There is a limited market for our common stock which could hinder your ability to sell our shares.

   Historically, there has been an extremely limited public market for our common stock. We cannot assure you that the market will be sustained or will expand. Due to the limited trading volume and small capitalization of our common stock, many investors may not be interested in owning our securities because of the higher risks associated with limited trading volume and small market capitalization such as the inability to sell a substantial block of stock at one time without driving down prices. This could have an adverse effect on the market for our common stock. In addition, there is no assurance that an investor will be in a position to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.

   Our equity market capitalization places us at the extreme low end of market capitalization among all REITs. As a result of our small market capitalization, substantially all of our investors are retail investors. This limits the ability for investors to acquire substantial blocks of our stock. This also places a near-term limit on capital appreciation for our shares if significant stockholders decide to sell.

Our uninsured and underinsured losses could result in loss of value of our properties.

   We maintain comprehensive insurance on each of our properties, including liability, fire and extended coverage. We believe this coverage is of the type and amount customarily obtained for or by an owner of real property assets. We intend to obtain similar insurance coverage on subsequently acquired properties. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locations. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in our having insurance coverage that, in the event of a substantial loss, would not be sufficient to repay us for the full current market value or current replacement cost. Also, due to inflation, changes in codes and ordinances, environmental considerations, and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed.

We may suffer environmental liabilities which could result in substantial costs.

   Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials that are located on or under the property. We currently are remediating asbestos-containing materials as part of the renovation of our Sheridan Center property and have undertaken actions designed to maintain proper air quality in our Mission, Texas building. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties. In particular, a lawsuit has been filed against our AmeriVest Properties Texas Inc. subsidiary alleging that our Mission, Texas property is contaminated with mold and other airborne contaminants. This lawsuit, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed against us with respect to this building.

Non-compliance with the Americans with Disabilities Act could result in fines.

   Under the ADA, all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe that our properties comply in all material respects with these physical requirements or would be eligible for applicable exemptions from material requirements because of adaptive assistance provided, a determination that we are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our stockholders could be adversely affected.

The ability of our stockholders to control our policies or affect a change in control of our company is limited, which may not be in our stockholders' best interests.

   Charter and Bylaws Provisions. Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These include a staggered board of directors and the ability of our Board of Directors to authorize the issuance of preferred stock without stockholder approval. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

   Ownership Limit. In order to assist us in maintaining our qualification as a REIT, our bylaws contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9.8% of our outstanding shares, unless waived by our Board of Directors. Our Board has waived this restriction in connection with purchases by Jerry Tepper, a director who beneficially owned or controlled 10.6% of our outstanding shares as of June 25, 2001. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

   Maryland Business Statutes. As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. This may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders.

   DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this prospectus, including statements regarding our financial position, business strategy, plans, estimated costs and completion dates for property improvements, and objectives of management for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

   Additional statements concerning important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including the "Risk Factors" section. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the cautionary statements.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of 2,000,000 shares of our common stock in this offering will be approximately $9.9 million after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $11.5 million.

   The largest portion of the net proceeds, approximately $8.7 million, is intended to be used for unidentified property acquisitions that we anticipate will occur during the next 12 months. Prior to consummation of any such new acquisitions, of which there is no assurance, part or all of these funds may be used to reduce indebtedness on a short-term basis. We also may use up to $1.2 million of the proceeds to pay a portion of the costs to complete renovations on our Sheridan Center property and for capital improvements to other properties.

   We intend to apply the balance of the net offering proceeds, after the allocations to acquisitions and capital improvements described above, to working capital. A portion of our working capital funds may be used to repay advances under our line of credit facilities with US Bank and Sheridan Investments, LLC. See "Transactions Between AmeriVest and Related Parties--Line of Credit with Sheridan Investments, LLC."

   With respect to possible acquisitions, we are targeting multi-tenant office buildings with average tenant sizes of 2,500 to 3,000 square feet located in our identified growth cities. We may purchase these properties for any combination of cash, debt and/or stock. We may obtain additional financing from a bank or other third-party to purchase, rehabilitate or develop some or all of these properties and may refinance the properties at any time. We have not yet identified any specific properties for acquisition and there is no assurance that we will be able to locate appropriate properties or to purchase any such properties on terms we deem to be in our best interests.

                                 CAPITALIZATION

   The following table sets forth (1) our actual, unaudited capitalization as of March 31, 2001 and (2) our capitalization as adjusted to reflect the sale of 2,000,000 shares of common stock in this offering at a public offering price of $5.50 per share, the application of the net proceeds as set forth under "Use of Proceeds," and the issuance of 1,057,346 shares of common stock in connection with our purchase of Sheridan Plaza. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included in this prospectus.

                                                          March 31, 2001
                                                      ------------------------
                                                                    Pro Forma
                                                        Actual     As Adjusted
                                                      -----------  -----------
Cash and cash equivalents............................ $ 1,135,295  $11,183,893
                                                      ===========  ===========
Mortgage loans and notes payable..................... $28,828,554  $40,665,768
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
   authorized; none issued and outstanding...........         --           --
  Common stock, $0.001 par value; 15,000,000 shares
   authorized; 3,171,381 shares issued and
   outstanding, actual; 6,228,727 shares issued and
   outstanding, as adjusted(*).......................       3,171        6,228
  Capital in excess of par value.....................  12,883,985   28,920,955
  Distributions in excess of accumulated earnings....    (875,426)  (3,883,710)
                                                      -----------  -----------
    Total stockholders' equity.......................  12,011,730   25,043,473
                                                      -----------  -----------
    Total capitalization............................. $40,840,284  $65,709,241
                                                      ===========  ===========

--------
(*) Does not include 1,203,200 shares of common stock issuable upon the exercise of options and warrants with a weighted average exercise price of $5.04 per share that were outstanding as of June 30, 2001.

                     MARKET FOR COMMON EQUITY AND DIVIDENDS

Market Information

   Our common stock has traded on the American Stock Exchange under the symbol "AMV" since January 27, 2000. From our initial public offering in November 1996 until our listing on the American Stock Exchange, our common stock traded on the Nasdaq SmallCap Stock Market under the symbol "AMVP." The warrants issued in our initial public offering were traded on the Nasdaq SmallCap Stock Market under the symbol "AMVPW" until November 20, 2000 when they expired without being exercised.

   The table below presents the range of high and low sale prices for our common stock during each of the quarters indicated, as reported by the American Stock Exchange and Nasdaq SmallCap Stock Market and the cash dividends per share paid with respect to those quarters:

                                                         Common Stock
                                                         ------------- Dividend
     Quarter Ended                                        High   Low   Per Share
     -------------                                       ------ ------ ---------
March 31, 1999.......................................... $4.375 $3.500  $0.120
June 30, 1999...........................................  4.750  3.969   0.120
September 30, 1999......................................  5.438  4.000   0.120
December 31, 1999.......................................  4.938  3.750   0.120
March 31, 2000..........................................  4.750  3.313   0.120
June 30, 2000...........................................  4.750  3.875   0.120
September 30, 2000......................................  5.125  4.250   0.125
December 31, 2000.......................................  4.875  4.250   0.125
March 31, 2001..........................................  5.950  4.250   0.125
June 30, 2001...........................................  6.200  4.850   0.125

   On July 26, 2001, the closing sale price for our common stock was $5.70 per share, as reported by the American Stock Exchange. On May 10, 2001, there were approximately 800 stockholders of AmeriVest, consisting of 248 holders of record and approximately 550 beneficial owners. The information concerning beneficial owners is based on information provided by brokers and depositories who hold shares in their names on behalf of others.

Dividend Policy

   Since our initial public offering in November 1996, we have paid a dividend each quarter. We intend to pay quarterly dividends in the future. Future dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that any dividends will be paid or that the historical level of dividends will be maintained.

                            BUSINESS AND PROPERTIES

Overview

   AmeriVest Properties Inc. was incorporated in 1993 in the State of Delaware and was reincorporated in 1999 in the State of Maryland. We are a real estate investment trust, or REIT, that owns 22 office properties focused on small to mid-sized tenants. Our properties, which include an aggregate of approximately 717,000 rentable square feet, are currently located in Colorado, Texas and Indiana.

Property Management

   All of our properties are managed under an agreement with Sheridan Realty Advisors, LLC, which also manages our day-to-day operations and assists and advises our Board of Directors on real estate acquisitions and investment opportunities. See "Transactions Between AmeriVest and Related Parties-- Agreement with Sheridan Realty Advisors, LLC." Sheridan Realty Advisors uses local property management companies to perform the on-site property management activities related to our Texas properties, while Sheridan Realty Advisors performs the accounting and administrative activities for these properties.

   Since 1999, we have focused our efforts on specializing in multi-tenant office buildings with an average tenant size of between 2,500 and 3,000 square feet in selected markets. Since 1990, the principals of Sheridan have operated almost exclusively in this property type, and we believe focusing our efforts on these properties will generate higher returns to our stockholders than investing in office buildings generally without this focus. From 1990 to 1999, Sheridan's principals successfully acquired or developed fourteen office properties in Denver, Phoenix, St. Louis, Indianapolis and Dallas. Sheridan's portfolio was largely liquidated by 1999, including the sale of Keystone Office Park in Indianapolis to AmeriVest. Sheridan's total investment in the fourteen properties was approximately $74 million, and the total gain on sale of those properties exceeded $17 million. Many of these assets served the small tenant market that AmeriVest now serves, and through ownership of these assets, the Sheridan management team acquired its substantial expertise in the small tenant market. As detailed further in the "Management" section of this prospectus, most of Sheridan's senior management has worked together for periods of six to ten years.

Recent Acquisitions and Sales

   On June 26, 2001, we acquired, effective as of April 1, 2001, Sheridan Plaza at Inverness, LLC, or Inverness LLC. Inverness LLC's assets consist of a fee simple interest in two multi-tenant office buildings, known as Sheridan Plaza at Inverness, located in Englewood, Colorado, and related assets. Sheridan Plaza consists of 118,720 total rentable square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. The total purchase price was approximately $22.7 million, which consisted of:

  . approximately $705,000 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Inverness LLC, which we transferred back to Sheridan Investments;

  . approximately $6.3 million paid with (1) 1,057,346 shares of our common stock at the agreed rate of $5.55 per share and (2) cash of $458,030;

  . assumption of the mortgage in the principal amount of approximately $14.9 million secured by the property; and

  . assumption of other liabilities in the approximate amount of $762,000.

   On June 1, 2001, we sold our Giltedge building in Appleton, Wisconsin for $3,650,000, resulting in a gain on the sale of $1,149,219 for accounting purposes. We used the $458,030 in cash proceeds from the sale to acquire a portion of Inverness LLC in a Section 1031 exchange.

Properties

   At June 25, 2001, we owned and operated 22 office properties in Colorado, Texas and Indiana. Other than as described under "Description of Specific Properties" below, we have no plans to renovate our office properties other than for routine capital maintenance. Given access to capital, we believe we will continue to be able to identify and complete acquisition and development opportunities. The following table sets forth certain information about each of our properties owned as of June 25, 2001:

   Property Portfolio

                                                            Percentage
                                                 Rentable   Occupancy   Annualized
                                         Year      Square       at       Rent Per
Location                               Acquired  Footage(a) 5/31/2001  Square Foot(b)
--------                               --------- ---------  ---------- -------------
Small Tenant Office Buildings
Denver, CO--Sheridan Center..........       2000  143,582      91.9%      $13.65
Englewood, CO--Sheridan Plaza........       2001  118,720     100.0%      $23.22
Indianapolis, IN--Keystone...........       1999   95,914      91.9%      $16.32
Englewood, CO--Panorama Falls........       2000   61,963     100.0%      $22.89(c)


Bank of America Buildings(d).........       1998   60,305      98.2%      $14.85
Mineral Wells, TX
Georgetown, TX
Henderson, TX
Clifton, TX


State of Texas Leased Buildings(e)...  1997-1998  237,087      95.2%      $ 8.49
Arlington, Paris, Marshall, Amarillo,
El Paso, Belleville, Mission, Odessa,
Clint, Lubbock, Temple, Hempstead and
Columbus, TX
  Totals.............................             717,571      95.5%      $14.89
                                                  =======     ======      ======

--------
(a) Includes office space but excludes storage, telecommunications and garage space.
(b) Annualized base rent divided by net rentable area leased. Annualized base rent is original base rent plus contractual increases, but excludes percentage rent, additional rent for common area maintenance, taxes and expense reimbursements and parking.
(c) Includes approximately $7.00 per square foot of estimated expenses because all the expenses are paid by the major tenant.
(d) Buildings leased approximately 63% to Bank of America, with the remainder leased to a number of small to mid-sized tenants.
(e) Buildings leased primarily to various departments of the State of Texas.

Depreciation

   The following table shows the federal tax basis as of December 31, 2000 used to determine depreciation for federal income tax purposes on each of our properties that had as of December 31, 2000, or that currently has, a book value in excess of 10% of the total book value of our assets. For federal income tax purposes, depreciation is computed using the straight-line method over a useful life of 39 years (40 years for tax-exempt use property), for a depreciation rate of 2.56% per year (2.50% for tax-exempt use property).

                                                                    Federal Tax
   Property                                                            Basis
   --------                                                         -----------
   Sheridan Center................................................. $ 6,332,383
    Denver, Colorado
   Sheridan Plaza at Inverness..................................... $19,232,450
    Englewood, Colorado
   Keystone Buildings.............................................. $ 8,356,909
    Indianapolis, Indiana
   Panorama Falls Building......................................... $ 5,510,251
    Englewood, Colorado

   For accounting purposes, depreciation is determined in accordance with generally accepted accounting principles, which use different bases for the properties and useful lives of 25 years (Sheridan Center) and 40 years (Sheridan Plaza, Keystone and Panorama Falls). See "Notes to Consolidated Financial Statements--Note 1--Summary of Significant Accounting Policies."

Description of Specific Properties

   The Sheridan Center buildings (Denver, Colorado), Sheridan Plaza at Inverness (Englewood, Colorado), the Keystone buildings (Indianapolis, Indiana) and the Panorama Falls building (Englewood, Colorado) are our only properties that had as of December 31, 2000, or that currently have, a book value in excess of 10% of the total book value of our assets. The following includes a description of each of these properties.

   Sheridan Center. We acquired the Sheridan Center office buildings, formerly known as The Writer Buildings, on August 31, 2000. The project consists of one four-story, one five-story and one eight-story office building on 3.72 acres of land. The buildings total 143,582 rentable square feet and site improvements include parking for approximately 400 cars, including 129 spaces in a separate surface lot. The buildings were built in 1966, 1968 and 1971 and, prior to our renovation, were considered Class C office buildings. When the renovations are completed, we believe that the buildings will be considered Class B office buildings and command higher rental rates.

   Sheridan Center is leased to approximately 110 tenants at base rental rates ranging from $8.04 to $17.50 per rentable square foot. The average effective annual rent per square foot for the year ended December 31, 2000 was $12.24. As of June 1, 2001, in place average rent roll was $13.65 per square foot. Lease terms range from approximately one year to five years. Sheridan Realty Advisors leases 2,849 square feet through January 31, 2003 at a base rent of $17.50 per rentable square foot, which increases to $18.00 per square foot in February 2002. We believe that this lease is at current market rates for the property.

   We are substantially renovating the buildings at an estimated cost of up to $5.5 million for the period from our acquisition of the buildings in August 2000 through anticipated completion in late 2001. Through May 31, 2001, we have spent approximately $3.1 million on renovations of Sheridan Center. Funds for the renovation expenses are expected to come from working capital, additional proceeds under the US Bank loan secured by this property or a refinancing of the property and up to $1.2 million of the proceeds from this offering.

   Exterior improvements include:

  . a new exterior facade for each building to tie the buildings together visually;

  . a new entry and handicap access ramp; and

  . resurfaced parking lots with new landscape and lighting.

   Interior improvements include:

  . refurbished lobbies and hallways with new carpet and lighting;

  . new oak suite entry doors and sidelights;

  . new building and suite signage;

  . computerized touch-screen building directories;

  . keyless entry systems to the building and each suite monitored by computer;

  . refurbished bathrooms with new tile, lighting, paint and ADA fixtures;

  . a new selection of interior tenant finish packages;

  . new fixed and operable thermal windows; and

  . improved HVAC systems and new fire safety sprinklers and systems.

   As part of the renovation, we embarked on an asbestos remediation program in accordance with state and federal requirements using licensed contractors to remove, wherever accessible or otherwise required, asbestos containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials. The estimated cost of the asbestos remediation is included in the capital improvement budget for Sheridan Center.

   The US Bank loan of up to $10.5 million bears interest at a rate equal to LIBOR plus 2.25% (subject to our option to elect non-LIBOR rates) and is due on August 31, 2003. The maturity may be extended under specified conditions, including meeting certain debt service requirements, to August 31, 2004. The US Bank loan is secured by a first mortgage on the Sheridan Center buildings. As of July 9, 2001, approximately $1,196,000 was available for renovation advances under the terms of the loan agreement. The US Bank loan is prepayable without penalty, in whole or in part, at any time during the life of the loan at the expiry of a LIBOR or money market rate borrowing period. We expect to draw down the full amount of the US Bank loan.

   The property is located in a central location between downtown Denver and the southeast suburbs along Interstate 25 at Colorado Boulevard. The Colorado Department of Transportation and the Regional Transportation District have announced plans to build a light-rail and highway expansion project on Interstate 25, or I-25, to commence in 2001. The project, which is scheduled to continue through June 2008, is expected to disrupt traffic on I-25 due to lane closures and massive construction along 19 miles of the Interstate adjacent to Sheridan Center and near our Sheridan Plaza and Panorama Falls buildings. Sheridan Center is located north of I-25 on the other side of most of the proposed construction, which allows for alternative access from most metropolitan Denver locations. We believe that the central location of Sheridan Center, together with our focus on tenants whose employees have more flexible work schedules than employees of larger companies, should minimize the adverse impact of the highway construction on occupancy levels and leasing activity at this project.

   The occupancy rate for Sheridan Center at December 31, 2000 was 90%. Occupancy information for prior years, which are before we acquired the property, are not available. The offices are leased to various business entities for general office space purposes and there are no tenants occupying 10% or more of the rentable space. The following is a schedule as of December 31, 2000 of lease expirations for Sheridan Center for the next ten years:

                                     Number of  Total     Annual   Percentage of
                                      Leases   Area of  Revenue of  Gross Rents
                                     That Will Expiring  Expiring   on Expiring
                                      Expire    Leases    Leases      Leases
                                     --------- -------- ---------- -------------
   2001.............................     30     26,167   $351,734      19.3%
   2002.............................     36     37,994   $511,490      28.0%
   2003.............................     35     37,324   $531,944      29.1%
   2004.............................      6      9,237   $165,797       9.1%
   2005.............................      3      7,940   $110,965       6.1%
   2006(1)..........................      5     10,218   $154,324       8.4%

--------
(1) At December 31, 2000, there were no leases in effect with an expiration date after 2006.

   For 2000, the real estate taxes for the Sheridan Center buildings were $103,682, which is equal to 6.7% of the assessed value of the Sheridan Center buildings for real estate tax purposes as determined by the Denver County Assessors Office. We are not able to estimate the possible impact of the renovations to Sheridan Center on future real estate taxes.

   Sheridan Plaza at Inverness. As described above under "--Recent Acquisitions and Sales," we acquired all the ownership interests of Inverness LLC effective as of April 1, 2001. Inverness LLC's assets consist primarily of two multi-tenant office buildings, together known as Sheridan Plaza at Inverness, located in Englewood, Colorado, and related assets. These two office buildings consist of approximately 119,000 total rentable square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces.

   Sheridan Plaza is located within the Inverness Business Park just east of I-25 at County Line Road. We believe that the location of Sheridan Plaza near the southern end of the highway project described above under "--Sheridan Center" could be an advantage in leasing during the highway construction period. Located even further south than the Panorama Falls building described below, Sheridan Plaza is just off the first exit north of the planned construction activity and is easily accessible from all southeast and east metro Denver residential areas. We currently do not have any plans for major capital improvements for Sheridan Plaza. The property must compete with several mid-sized office buildings in the area, including buildings that lease to small to mid-sized tenants and including buildings owned by CarrAmerica and Mack Cali, but there is no dominant owner or building.

   Sheridan Plaza was constructed in 1998 and 1999. The occupancy rate for Sheridan Plaza at December 31, 1999 was 61%, and at December 31, 2000 was 100%. Only one tenant, a local law firm, occupies 10% or more of the rentable space. This tenant occupies 12,136 rentable square feet under a direct lease through September 2005 and an additional 2,915 rentable square feet under a sublease through December 2004. The tenant is responsible for its pro-rata share of operating expenses and the leases contain annual base rent escalation provisions. For 2000, the average effective annual rent per square foot for the property was $21.68. The following is a schedule as of December 31, 2000 of lease expirations for the property for the next ten years:

                                     Number of  Total     Annual   Percentage of
                                      Leases   Area of  Revenue of  Gross Rents
                                     That Will Expiring  Expiring   on Expiring
                                      Expire    Leases    Leases      Leases
                                     --------- -------- ---------- -------------
   2001.............................      0          0           0        0
   2002.............................      6     10,738  $  254,690      9.3%
   2003.............................      7     13,805  $  326,042     12.0%
   2004.............................     14     38,006  $  878,681     32.0%
   2005(1)..........................     18     56,171  $1,272,710     46.7%

--------
(1) At December 31, 2000, there were no leases in effect with an expiration date after 2005.

   For 2000, the real estate taxes for Sheridan Plaza were $286,893, which is equal to 10.8% of the assessed value of Sheridan Plaza for real estate tax purposes as determined by the Douglas County Assessors Office.

   Keystone Buildings. We acquired the Keystone buildings in Indianapolis, Indiana from Sheridan Realty Partners, L.P., an affiliate of Sheridan Realty Advisors, effective July 1, 1999. The Keystone buildings consist of three two-story multi-tenant office buildings located at 3021, 3077 and 3091 East 98th Street at the intersection of 98th Street and North Keystone Avenue (US 431) in north central Indianapolis, Indiana. These buildings comprise 95,914 total rentable square feet on approximately nine acres of land with 336 surface parking spaces, plus a 1,596 square foot freestanding maintenance building. The Keystone buildings were constructed and completed from 1984 to 1986.

   The Keystone buildings are leased to various business entities for general office purposes. The average effective annual rent per square foot that we earned for the year ended December 31, 1999, the first year we owned the property, was $14.82 on an annualized basis, and for the year ended December 31, 2000 was $15.85. We recently completed major capital improvements to the Keystone buildings, including new common area carpets and lighting, an electronic directory system, telecommunications wiring, and exterior cleaning and refurbishing. The Keystone buildings compete with several mid-sized office buildings in the area, including buildings owned by Duke-Weeks Realty Corp., a dominant owner in the Indianapolis market.

   The occupancy rate for the Keystone buildings at December 31, 1999 was 99.2%, and at December 31, 2000 was 93.7%. There are no tenants occupying 10% or more of the rentable space. The following is a schedule as of December 31, 2000 of lease expirations for the Keystone buildings for the next ten years:

                                     Number of  Total     Annual   Percentage of
                                      Leases   Area of  Revenue of  Gross Rents
                                     That Will Expiring  Expiring   on Expiring
                                      Expire    Leases    Leases      Leases
                                     --------- -------- ---------- -------------
   2001.............................      8     19,409   $289,361      20.3%
   2002.............................      9     16,443   $261,790      18.4%
   2003.............................      6      9,689   $158,096      11.1%
   2004.............................      3     18,966   $303,756      21.3%
   2005.............................      4     10,138   $161,658      11.3%
   2006(1)..........................      2     15,153   $250,025      17.6%

--------
(1) At December 31, 2000, there were no leases in effect with an expiration date after 2006.

   For 2000, the real estate taxes for the Keystone buildings were $114,715, which is equal to 6.9% of the assessed value of the Keystone buildings for real estate tax purposes as determined by the Hamilton County Assessors Office.

   Panorama Falls Building. In May 2000, we acquired the Panorama Falls building located at 9085 East Mineral Circle in Englewood, Colorado. The Panorama Falls building consists of a three-story office building with 61,963 rentable square feet on approximately six acres of land. The site improvements include parking for approximately 400 cars, exterior lighting and landscaping and a small waterfall and pond at the main entrance. The building was constructed in 1982 and contains fully built-out office space, common areas with a building conference room, and a mechanical basement area, which contains the air conditioning, electrical and heating systems for the building.

   We acquired the Panorama Falls building with the intention to refurbish the building for small tenants, construct an additional building of approximately 40,000 square feet on an adjacent vacant building pad on the property and market the building to our target tenant market. During the acquisition, we received an offer from Rhythms NetConnections, Inc., a national telecommunications company, to lease substantially all of the property. We believed that this offer provided substantially better economics than our proposed renovation plan. Although we had concerns about the profitability and long-term viability of the tenant, we determined that it was in the best interests of our stockholders to lease the building to this tenant and defer the renovation plans to a later date.

   In April 2001, Rhythms stated in its Annual Report on Form 10-K for the year ended December 31, 2000 that it was refocusing its business, reducing its workforce by 450 employees, and hiring an investment banking firm to provide financial advice and to assist it in evaluating strategic alternatives and other possible financial transactions, including a sale of Rhythms, a strategic partnership, a debt or equity financing or restructuring, and/or a recapitalization or other business combination. Rhythms' auditors indicate that there is uncertainty about Rhythms' ability to continue as a going-concern. However, Rhythms stated in its annual report and reiterated in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 that it believes that its cash and investment balances as of December 31, 2000 and anticipated future revenue generated from operations and lease financing proceeds should be sufficient to fund its operating losses, capital expenditures, lease payments and interest payments into January 2002 and that significant operating losses are expected to continue, which will require additional financing. In May 2001, Rhythms' common stock was delisted by Nasdaq. Rhythms also announced that it would defer payment of the $5.1 million quarterly dividend on its 6.75 Percent Series F--Cumulative Convertible Preferred Stock. As of June 30, 2001, Rhythms was current on all rent obligations. We have a deferred rent receivable from Rhythms in the amount of $329,463 as of May 31, 2001 that represents the effects of recording, for accounting purposes, straight-line rent resulting from a free rent period at the inception of the lease in exchange for Rhythms' providing all tenant improvements. We also hold a security deposit from Rhythms in the amount of $335,000.

   The Panorama Falls building is located in a suburban business park just west of I-25 at Dry Creek Road in southeast metropolitan Denver. The light-rail and highway expansion project discussed previously also will impact the portion of I-25 adjacent to the Panorama Falls building. We believe that the location of this building, near the southern end of the highway project, could be an advantage in leasing if the building becomes available during the highway construction period. Office workers who live in southeast metropolitan Denver, a major residential area, can easily access the Panorama Falls building without traveling on I-25. There is substantial competition from existing buildings, however, many of which are newer than Panorama Falls. Specifically, CarrAmerica, a large office building owner, owns several properties nearby and will compete directly with Panorama Falls.

   The occupancy rate for the Panorama Falls building at December 31, 2000 was 100%. Occupancy information for prior years, which are before we acquired the property, are not available. Currently, the Panorama Falls building is 100% leased to two tenants: Comcast Corporation, a cable television company, and Rhythms NetConnections, Inc. The average effective annual rent per square foot for the year ended December 31, 2000 was $15.96. Comcast leases 10,080 square feet through May 24, 2002 at an average rent of $20.50 per square foot and does not have a renewal option. Rhythms leases 51,883 square feet through May 24, 2002 and the entire building (61,693 rentable square feet) from May 25, 2002 through September 30, 2008. In addition, Rhythms pays all operating expenses for the building. The rent per rentable square foot under this lease is $15.00 through July 1, 2007 and $15.50 through September 30, 2008. Rhythms has an option to renew for five years at the then-prevailing fair market rate.

   The following is a schedule as of December 31, 2000 of lease expirations for the Panorama Falls building for the next ten years:

                                   Number of  Total     Annual     Percentage of
                                    Leases   Area of  Revenue of    Gross Rents
                                   That Will Expiring  Expiring     on Expiring
                                    Expire    Leases    Leases        Leases
                                   --------- -------- ----------   -------------
   2001...........................      0          0          0            0
   2002...........................      1     10,080   $206,640         21.0%
   2003...........................      0          0          0            0
   2004...........................      0          0          0            0
   2005...........................      0          0          0            0
   2006...........................      0          0          0            0
   2007...........................      0          0          0            0
   2008(1)........................      1     61,963   $960,426(2)     100.0%

--------
(1) At December 31, 2000, there were no leases in effect with an expiration date after 2008.
(2) Net of all building operating expenses, which are paid by tenant.

   For 2000, the real estate taxes for the Panorama Falls building were $156,628, which is equal to 11.5% of the assessed value of the Panorama Falls building for real estate tax purposes as determined by the Arapahoe County Assessors Office.

Other Leases

   State of Texas Office Building Leases. Fourteen of our office buildings are leased to the State of Texas with primary lease periods ranging from approximately six months to eight years, subject to the right of the State to terminate these leases as discussed in the next paragraph. Most of the leases grant five multiple renewal option periods of three years to five years at the election of the tenant. The Clint, Paris and Amarillo leases are the only leases that expire without additional option periods, in November 2001, August 2002, and August 2003.

   Although each of the leases with the State of Texas includes a specific termination date, the State of Texas may terminate a lease at any time that the legislature of the State of Texas fails to appropriate funds necessary to pay required rents, or federally-funded programs housed in one of these office buildings are discontinued. Prior to terminating the lease, the State of Texas may assign another agency to fill or partially fill the rented space, and the lease would be adjusted accordingly. Despite this risk, we have no information that would lead us to believe that the State of Texas is considering any such terminations. If the State of Texas terminates or fails to renew a lease, it may be difficult to locate another tenant in a timely manner or on comparable or better terms, especially for certain buildings in smaller cities or remote locations. Moreover, we were not the successful bidder in a recent request by the Texas Department of Human Services for a new lease proposal on our 12,979 square foot building in Clint, Texas. If the successful bidder is able to construct a new building in accordance with the request for proposal, it is likely that the Department of Human Services will vacate our building and move to that of the successful bidder. The lease expires November 30, 2001, although we believe that it is likely the tenant will request an extension to accommodate the construction schedule for its new building. We presently have no other tenants identified for this building. The annual gross rent paid by the Department of Human Services for the Clint building is $125,676 per year.

   Bank of America Building Leases. Approximately 63% of four buildings consolidated as the "Bank of America Buildings" are leased to Bank of America on a long-term basis, with the primary leases expiring July 20, 2012. The leases with Bank of America provide for automatic rent increases every three years at a predetermined rate. They also provide for multiple renewal option periods for Bank of America. The other leases in the Bank of America buildings are with smaller tenants and range from one year to five years in length.

Property Improvements

   We currently intend to spend up to $5 million for capital improvements, including tenant finish, on our properties during 2001. This amount is in addition to amounts that will be expended for routine maintenance and repairs with a specific focus on the renovations to the Sheridan Center in Colorado. Up to $1.2 million of this amount is expected to be funded from the proceeds of this offering, with the remainder funded from working capital and additional borrowing.

Mortgages and Promissory Notes

   Substantially all of our properties are secured by mortgages. The following is a summary of our indebtedness, including mortgage debt:

                                                                    Outstanding
                                                                    Balance at
                                                                     December
                   Description of Indebtedness                       31, 2000
                   ---------------------------                      -----------
Note payable to Key Bank National Association. Interest at the
 LIBOR rate plus 2.20% is due monthly. Beginning July 1, 2001, monthly payments of principal of $5,585 and interest based on a
 25-year amortization are due through June 1, 2002, at which time the remaining principal and accrued interest are due. This note may be prepaid at any time without premium or penalty upon the expiration of any applicable LIBOR borrowing period. The note is secured by a mortgage on the Panorama Falls building.............  $ 5,119,830


Note payable to US Bank National Association. Interest at the
 LIBOR rate plus 2.25% (subject to our option to elect non-LIBOR rates) is due monthly, with the principal balance and any accrued interest due on August 31, 2003. The note may be extended to
 August 31, 2004 if specified conditions are met and is secured by a mortgage on Sheridan Center. This note may be prepaid at any time without premium or penalty upon the expiration of any
 applicable LIBOR borrowing period................................    7,342,522


Note payable to Anchor Bank. Fixed interest at 7.75%, due in monthly installments of $22,925 based on a 30-year amortization through June 1, 2008, at which time a balloon payment of
 $2,797,181 would have been due had we not sold the Giltedge building on June 1, 2001. This note was secured by a mortgage on the Giltedge building until the note was paid in full upon the
 sale of the building on June 1, 2001.............................    3,125,484


Note payable to Jefferson Pilot. Fixed interest at 9.0%, due in monthly installments of $17,095 through May 1, 2013. This note may be prepaid after March 31, 2003 but only if prepaid in full.
 A prepayment premium is required, which declines by 1% per year from 6% in the first year prepayment is allowed down to 1%. This note is secured by a mortgage on four office buildings primarily
 leased to Bank of America........................................    1,530,945


Note payable to Security Life of Denver Insurance
 Company. Interest at 8.00%, due in monthly installments of
 $37,626 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This
 note may be prepaid in full with a prepayment premium equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest
 payments discounted at the interest rate of the closest U.S.
 Treasury obligation for the remaining term. This note is secured
 by a mortgage on the Keystone buildings..........................    4,620,712

Note payable to Transatlantic Capital Company, LLC. Fixed interest at 7.66%, due in monthly installments of $42,612 through July 1,
 2028, with the final balance of principal and unpaid interest due on August 1, 2028. This note may be prepaid on or after July 1,
 2008 without penalty and may be defeased after July 13, 2002 by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on the State of
 Texas buildings, except our Odessa property, which is not
 encumbered.......................................................    5,868,255
                                                                    -----------
  TOTAL...........................................................  $28,122,856
                                                                    ===========

Note payable to Security Life of Denver Insurance
 Company. Interest at 8.63%, due in monthly installments of $4,403 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment premium equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the
 Keystone buildings...............................................      515,108



   In connection with the acquisition of Sheridan Plaza, we assumed the mortgage encumbering that property. This mortgage, with a balance of $14,975,000 at December 31, 2000, is payable to Teachers Insurance and Annuity Association of America and is due January 10, 2006 with principal and interest (totaling $108,835) payable monthly with unpaid principal due at maturity. The loan carries interest fixed at 7.9% per year. This note may not be prepaid, but may be defeased after January 2003 by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note.

   Under our loan agreement with Transatlantic Capital Company, LLC, we maintain capital improvement and tenant improvement reserves in connection with the State of Texas leased buildings. As of May 31, 2001, the total amount of these reserves was $447,377. Through May 31, 2001, we have incurred and paid for capital and tenant finish improvements in excess of the amount of these reserves and intend to draw down these reserves in accordance with the loan agreement.

   We also have a revolving line of credit with US Bank National Association. We may borrow up to $300,000 at an interest rate equal to the US Bank prime rate plus 1% due monthly, with the principal balance and any unpaid accrued interest due on January 31, 2002. The note is secured by a second mortgage on Sheridan Center and a negative pledge on the assets of AmeriVest Buildings Texas Inc., which owns the buildings primarily leased to Bank of America. As of June 18, 2001, we have drawn all $300,000 available under this line.

   In addition, on June 13, 2001, we established a $500,000 short-term unsecured line of credit with Sheridan Investments with an interest rate equal to the prime lending rate of US Bank, and with all outstanding principal and any unpaid accrued interest due on June 13, 2002. As of July 9, 2001, $400,000 had been borrowed from this facility.

Insurance

   We believe that each of our properties is adequately covered by insurance under a blanket policy providing coverage for liability, fire and extended coverage. However, there are certain types of losses that may be uninsurable or not economically insurable. For more information on risks related to insurance, see "Risk Factors--Our uninsured and underinsured losses could result in loss of value of our properties."

Competition

   The business of managing, leasing and operating office buildings is competitive and we compete for tenants with other office buildings, including buildings owned by larger companies with more financial and other resources available to them. This competition could limit our ability to lease our properties, increase or maintain rental rates, or secure attractive investment opportunities. We will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. We believe that our niche focus on multi-tenant office buildings with smaller average tenant sizes will improve our ability to compete. Competitive conditions relating specifically to Sheridan Center, Sheridan Plaza, the Keystone buildings, and the Panorama Falls building are described above under "Description of Specific Properties."

Employees

   As of June 30, 2001, we had no direct employees. At that date, Sheridan Realty Advisors had 32 employees who spent the majority of their time on our business. This includes five senior executives, as well as 27 administrative, support, and property management personnel.

Environmental Matters

   Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on that property. These laws often impose such liability regardless of whether the owner caused or knew of the presence of hazardous or toxic substances and regardless of whether the storage of those substances was in violation of a tenant's lease. Furthermore, the costs of remediation or removal of those substances may be substantial, and the presence of hazardous or toxic substances, or the failure to promptly remediate those substances, may adversely affect the owner's ability to sell the property or to borrow money using the property as collateral. In connection with the ownership and operation of the properties, we may be potentially liable for such costs.

   We have obtained an environmental assessment of each of our properties. These environmental assessments have not revealed any environmental conditions that management believes will subject us to material liability. In addition, we have not been, nor do we have knowledge that any of the previous owners of the properties have been, notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the properties. Although we have obtained environmental assessments of the properties, and although we are not aware of any notifications by any governmental authority of any material noncompliance, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

   After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials. Through May 31, 2001, we have spent $194,906 on asbestos remediation. We may spend an additional $250,000 over the next ten years to remediate tenant spaces as they become vacant.

Legal Proceedings

   On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation, and our AmeriVest Properties Texas, Inc. subsidiary by Laura Smith alleging that the defendants were negligent and breached various duties in allowing our Mission, Texas building to be contaminated with mold and other airborne contaminants while leasing the premises to the plaintiff's employer, the Texas Department of Human Services. Innerarity Austin, Inc. was the previous owner of the property. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled. We have not yet responded to this lawsuit. This lawsuit, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed against us with respect to this building. We previously hired consultants to examine the air quality in this building and replaced the air conditioning units. We also have undertaken other actions designed to maintain proper air quality in the building.

Policies and Objectives with Respect to Our Activities

   The following is a discussion of our policies with respect to investment, financing and other activities. The policies with respect to these activities have been determined by our Board of Directors and, although our Board currently does not contemplate any changes to these policies, our Board may change these policies without a vote or other approval of stockholders.

 Acquisition, Development and Investment Policies

   Our business and growth strategies are designed to maximize total return to stockholders over the medium- and long-term with a niche property type and geographic focus. Our current policies contemplate the possibility of:

  . direct ownership of real estate properties, including ownership through wholly-owned subsidiaries, focusing on office properties with average tenant sizes of between 2,500 and 3,000 square feet;

  . indirect participation in those types of properties through investments in corporations, business trusts, general partnerships, limited partnerships, joint ventures and other legal entities; and

  . development and acquisition of unimproved property or the acquisition and conversion of existing structures.

   At the present time, all of our existing and contemplated investments in real estate properties are held through direct ownership. Generally, we intend to hold our properties for the long term. However, we may sell properties when we believe the economic benefits, including the income tax consequences, warrant such action. Our long-term view is to focus on multi-tenant office buildings in select cities and dispose of non-core assets and property types when economically and operationally feasible.

   Although we have no formal policy as to the allocation of assets among our investments, we generally intend to limit investment in a single property to a maximum of 25% of our total assets. We expect to fund future development and acquisitions utilizing funds from additional indebtedness, future offerings of our securities, sale or exchange of existing properties, and retained cash flow. We believe our capital structure is advantageous because it permits us to acquire additional properties by issuing equity securities in whole or in part as consideration for the acquired properties. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income, which does not include net capital gains. This requirement may impair our ability to use retained cash flow for future acquisitions.

 Financing Policies

   We intend to make additional investments in properties and may incur indebtedness to make those investments or to meet the distribution requirements imposed by the REIT provisions of the Internal Revenue Code to the extent that cash flow from our operations, investments and working capital is insufficient. Additional indebtedness incurred by us may be secured by part or all of our real estate properties. Our Board of Directors has placed no limitations on the number or amount of secured indebtedness or mortgages that may be placed on any one of our properties.

   Secured indebtedness incurred by us may be in the form of purchase money obligations to the sellers of properties, or publicly or privately placed debt instruments or financing from banks, institutional investors or other lenders. This indebtedness may be recourse to all or any part of our assets, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us may be used for, among other things, refinancing existing indebtedness, financing development and acquisition of properties, financing renovation or redevelopment of properties, the payment of dividends, and working capital.

   If our Board of Directors decides to raise additional equity capital, our Board has the authority, generally without stockholder approval and provided we have sufficient authorized shares, to issue additional common stock or preferred stock in any manner, and on such terms and for such consideration, as our Board deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in us.

                                 STRATEGIC PLAN

Focus on Multi-Tenant Office Buildings in Target Growth Cities

   After the acquisition of the Keystone buildings and the addition of two Sheridan principals to our Board of Directors in 1999, we evaluated our existing real estate portfolio and elected to re-focus our efforts on the acquisition and development of multi-tenant office buildings with an average tenant size of between 2,500 and 3,000 square feet in select cities. In addition, we elected to pursue the sale of our non-office building assets, which at the time included one industrial and four self-storage properties. As of December 31, 2000, all our assets were office buildings.

 The Case for an Office Focus

   We believe the public equity markets for REITs reward a strongly focused strategy and that the office sector receives a relatively higher valuation than do other property types. We believe the reason for this is that the demand for office space has continued to grow as the economy has transitioned from manufacturing to service businesses. We believe that demand will continue in our target markets of small to mid-sized tenants. Though much has been written recently about the "New Economy" characterized by information technology, in fact this transition to a knowledge-based economy has occurred steadily since the turn of the century. According to Cognetics, Inc., a leading research firm in the area of economic change and new company formation, the percentage of "white collar"/service employment rose from 27% in 1900 to more than 65% by 1980.

 The Case for Small Tenants

   Within the growing office sector, we believe that a niche focus on properties with small average tenant sizes is appropriate due to the positive "corporate demographics" of small firms. According to data compiled by Cognetics included in the 2000 Corporate Almanac, there were more than eight million companies in the U.S. economy in 1999. Of these firms, 98% of them employed fewer than 100 employees, and in 1999 this 98% employed almost 45% of all workers. Assuming each office worker occupies the national average of 150 square feet, these firms each require less than 15,000 square feet of office space. This research further reveals that in 1999, 90% of U.S. businesses employed fewer than 20 employees, indicating an average office space requirement of no more than 3,000 square feet.

   We believe that this small tenant market is traditionally underserved by most office landlords. Through both new development, as in the Sheridan Plaza project developed by our advisor, and redevelopment of existing properties, as in the Sheridan Center project, we believe that we bring a level of amenities to the small tenant that usually only larger tenants enjoy. For example, tenants in our largest buildings enjoy a keyless entry card system to allow secure access 24 hours a day to their individual suites, as well as use (for a nominal fee) of common area conference rooms with the latest telecommunications equipment. Entry lobbies feature touchpad electronic directories and, where possible, our buildings are engineered to provide control of heating and air conditioning in individual tenant suites. Signage for each tenant suite allows for the tenant's individual logo to be incorporated on a common background. Each property is wired to offer high speed voice and data service from multiple telecom providers, and tenants can elect to use the building's centralized server and local area network as its own computer system, with 24 hour, seven day a week, support from third party providers. We operate our multi-tenant buildings under a "no-hassle" leasing philosophy, using a standard simplified lease of only eleven pages that has been designed for fairness to both tenant and landlord. This lease greatly reduces negotiation time and allows the tenant to move into its space earlier and with less aggravation than is usual in the leasing process.

   The two frequently cited concerns about the small and mid-sized tenant office market are its perceived high level of credit risk and management intensity. As explained below, we believe that both these concerns are overstated, and can be addressed by proper staffing and management systems tailored to this tenant base. We believe that these perceived risks are higher than the actual risks and, thus, provide an effective deterrent for competition and an attractive opportunity for us.

   Regarding credit risk, we maintain a high level of credit quality in our largest office buildings through accounting and collection systems that flag any late payments and rigorously impose late payment penalty charges. Eviction action will be quickly taken if a tenant does not make timely lease payments. These control systems are centralized in our Denver headquarters, and monitored by an experienced accounting staff with many years of service with Sheridan Realty Advisors, our advisor. We believe that we can maintain and improve this high level of credit quality in all our properties.

   We also believe that, based on our experience, the issue of management intensity may be largely a matter of mind-set. Middle market tenants may be viewed as problematic primarily because most property managers are accustomed to giving priority to the large users. With our deliberate focus on small to mid-sized users, we bring a positive, service-oriented mentality to our tenants.

   Our largest buildings (Sheridan Center, Keystone and Sheridan Plaza) staff an on-site "Tenant Relations Manager" whose job description is to interface regularly with all tenants and maximize tenant retention. There also is a building engineer assigned to these properties to deal with physical maintenance. The Tenant Relations Manager, unlike a conventional property manager, does not have responsibility for the physical operation of a building, but rather is solely dedicated to tenant issues with a singular focus on tenant retention. The Tenant Relations Manager personifies our service-oriented mentality and is available to resolve minor tenant service complaints before they develop into major issues.

   Our Tenant Relations Managers report directly to a senior manager in the Denver headquarters, providing direct and regular feedback on tenant concerns. We believe that, as we acquire additional buildings of a size sufficient to support a Tenant Relations Manager, we will improve our tenant retention rates over those of our competitors. Over time, we believe that smaller tenants actually are less demanding than large tenants, who use their economic leverage not only in initial lease negotiations but throughout their tenancy as well.

AmeriVest Growth Cities

   Within the niche of multi-tenant properties with smaller average tenant size, we have elected to narrow our focus even further by generally restricting our acquisition or development activities to buildings or projects containing at least 100,000 square feet, unless adding to an existing metropolitan portfolio, within target cities where we hope to build meaningful multi-property portfolios over the short- and medium-term. In order to employ our management resources in the most efficient manner, these target cities were selected to be within a two-hour travel radius by air from our Denver headquarters. The target cities also had to be large enough in total office square footage to offer the possibility of multiple acquisitions and liquidity in the event of a desired sale and had to have a high concentration of firms of fewer than 20 employees as derived from the Cognetics data discussed previously. Using a minimum of 45 million square feet of total office space (this number includes both single-tenant and multi-tenant properties), and at least 89% of firms under 20 employees, the top ten cities (ranked in order of projected ten-year growth) within our targeted geographic range as of 1997 were as follows:

                                1. Phoenix, AZ
                                2. Salt Lake City, UT
                                3. San Francisco, CA
                                4. San Diego, CA
                                5. Denver, CO
                                6. Minneapolis, MN
                                7. San Antonio, TX
                                8. Indianapolis, IN
                                9. Dallas, TX
                               10. Houston, TX

   We believe that the geographic logic of these proposed cities is strong. Sheridan has experience owning and managing properties in both Phoenix and Dallas, as well as AmeriVest's current activities in Denver and Indianapolis.

                         SELECTED FINANCIAL INFORMATION

   The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes, and the other information included in this prospectus. The selected financial data for each of the three years in the period ended December 31, 2000 is derived from the consolidated financial statements of AmeriVest, which have been audited by Arthur Andersen LLP for the year ended December 31, 2000 and by Wheeler Wasoff, P.C. for the years ended December 31, 1999 and 1998, each of whom are independent certified accountants. The selected financial data for the three months ended March 31, 2001 and 2000 is derived from our unaudited consolidated financial statements. The selected data provided below is not necessarily indicative of the future results of operations or financial performance of AmeriVest, and our results for the three months ended March 31, 2001 are not necessarily indicative of our results for the year ending December 31, 2001.

                                      Year Ended December 31,                            Three Months Ended March 31,
                         ----------------------------------------------------------  ----------------------------------------
                             2000                                                        2001
                         Pro Forma(a)        2000           1999           1998      Pro Forma(a)       2001         2000
                         ------------    ------------    -----------    -----------  ------------    -----------  -----------
                         (Unaudited)                                                 (Unaudited)     (Unaudited)  (Unaudited)
Operating Data:
Operating revenue......  $ 8,953,925     $  7,222,437    $ 5,976,757    $ 3,816,169  $ 2,594,530     $ 1,979,081  $1,612,877
Net operating income...  $ 4,704,275     $  3,490,483    $ 2,962,202    $ 1,787,638  $ 1,457,329     $   980,206  $  830,951
Net income (loss)......  $ 3,464,828(b)  $  2,676,724(c) $   968,748(d) $  (317,406) $ 1,450,556(e)  $    44,570  $  114,653
Weighted average
 diluted shares........    3,651,203        2,495,919      1,882,232      1,538,403    4,069,946       3,012,600   2,230,018
Diluted earnings (loss)
 per share.............  $      0.95(b)  $       1.07(c) $      0.51(d) $     (0.21) $      0.36(e)  $      0.01  $     0.05
Other Data:
Funds from operations
 (FFO)(f):
Net income (loss)......  $ 3,464,828     $  2,676,724    $   968,748    $  (317,406) $ 1,450,556     $    44,570  $  114,653
Depreciation and
 amortization..........    1,532,375        1,205,795      1,033,450        751,592      412,844         341,055     276,127
Share of depreciation
 of unconsolidated
 affiliate.............          --            59,635            --             --           --           27,447         --
Gain on sale of real
 estate................   (3,757,478)      (2,556,839)      (720,712)           --    (1,235,042)            --          --
Expenses associated
 with debt
 refinancing...........          --               --             --         321,178          --              --          --
                         -----------     ------------    -----------    -----------  -----------     -----------  ----------
   Total FFO...........  $ 1,239,725     $  1,385,315    $ 1,281,486    $   755,364  $   628,358     $   413,072  $  390,780
                         ===========     ============    ===========    ===========  ===========     ===========  ==========
Net cash flow from
 operating activities..                  $  2,439,916    $ 1,557,743    $   473,048                  $   378,648  $  296,327
Net cash flow from
 investing activities..                   (15,005,789)      (384,953)    (2,425,617)                  (1,460,858)    (22,889)
Net cash flow from
 financing activities..                    13,154,513     (1,155,770)     2,294,551                    1,170,529    (351,914)
                                         ------------    -----------    -----------                  -----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents...........                  $    588,640    $    17,020    $   341,982                  $    88,319  $  (78,476)
                                         ============    ===========    ===========                  ===========  ==========

                                 As of December 31,              As of March 31,
                         ----------------------------------- -------------------------
                                                                              2001
                            2000        1999        1998        2001      Pro Forma(g)
                         ----------- ----------- ----------- -----------  ------------
                                                             (Unaudited)  (Unaudited)
Balance Sheet Data:
Net investment in real
 estate................. $38,922,380 $28,079,446 $22,098,197 $41,444,321  $56,667,058
Total assets............ $42,363,797 $30,314,458 $23,714,934 $45,001,228  $60,606,418
Mortgage loans and
 notes.................. $28,122,856 $22,467,915 $18,861,599 $22,828,554  $40,665,768
Stockholders' equity.... $11,358,503 $ 6,258,776 $ 3,650,489 $12,011,730  $15,108,473

--------
(a) This column combines the historical operations of AmeriVest with the historical operations of the Sheridan Plaza property purchased on June 26, 2001, and subtracts the historical operations of our Giltedge office building, which we sold on June 1, 2001, as if both transactions had occurred at the beginning of the periods presented. This does not include any adjustments that would result from the offering of shares described in this prospectus.

(b) Includes a pro forma gain of $3,757,478 ($1.03 per share) recognized on the sale of our four self-storage facilities and our Giltedge office building.
(c) Includes a gain of $2,556,839 ($1.02 per share) recognized on the sale of our four self-storage facilities.
(d) Includes a gain of $720,712 ($0.38 per share) recognized on the sale of our industrial/showroom property.
(e) Includes a pro forma gain of $1,235,042 ($0.30 per share) recognized on the sale of our Giltedge office building.
(f) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines Funds from Operations, or FFO, as net income (loss), computed in accordance with generally accepted accounting principals, or GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of FFO to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. In accordance with this NAREIT Bulletin, we no longer adjust for the amortization of deferred financing costs when calculating FFO. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.
(g) This column presents the historical financial information of AmeriVest as of March 31, 2001, as adjusted for the sale of our Giltedge office building and the acquisition of Sheridan Plaza, as if both transactions had occurred on March 31, 2001.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following is a discussion and comparison of the financial condition and results of operations of AmeriVest as of and for the years ended December 31, 2000 and 1999 and the quarters ended March 31, 2001 and 2000. These discussions should be read in conjunction with our financial statements, the notes to the financial statements, and the other financial data included in this prospectus.

Results of Operations

 Comparison of three months ended March 31, 2001 with three months ended March 31, 2000
   Real estate operating revenue increased by approximately $366,000, operating expenses increased by approximately $174,000, and real estate taxes decreased by approximately $9,000 for the three-month period ended March 31, 2001 as compared to the same period in 2000, due primarily to the inclusion of the operations of the Panorama Falls building (acquired in May 2000) and the Sheridan Center office complex (acquired in September 2000), offset by the exclusion of the operations of our four self-storage facilities (sold in August
2000). Operating expenses also increased due to planned maintenance projects undertaken at several properties and increased utility costs. Management fees increased by approximately $22,000 in 2001 as a result of the increase in operating revenue, and general and administrative expenses increased by approximately $29,000 due to the acquisitions discussed above. Interest expense increased by approximately $146,000 due to the increase in mortgage loans and notes payable, and depreciation and amortization increased by approximately $65,000 due to the increase in depreciable real estate assets.

   Interest income increased by approximately $3,000 in 2001 from the same period in 2000 due to the increase in the average outstanding balance of cash and cash equivalents and interest bearing escrows. The equity in loss of unconsolidated affiliate recognized in 2001 represents our share of the net loss of Inverness LLC. We acquired our interest in Inverness LLC in September 2000.

   As a result of the revenue and expense items described above, net income for the three months ended March 31, 2001 was $44,570, or $0.01 per share (basic and diluted), as compared to $114,653, or $0.05 per share (basic and diluted), for the three months ended March 31, 2000.

   Revenues for the three months ended March 31, 2001 include approximately $242,000 of rental revenue from the Panorama Falls building, $194,561 of which was paid by Rhythms NetConnections Inc. This building is 84% leased to Rhythms. As discussed under "Business and Properties--Description of Specific Properties--Panorama Falls Building," Rhythms has experienced financial difficulties. As of the date of this prospectus, Rhythms was current in its Panorama Falls rent payments and was occupying approximately half of its leased premises, with statements to the building manager that it still intended to keep its Panorama Falls lease. If Rhythms were to default on its Panorama Falls lease, it could have a substantial adverse effect on our revenues.

 Comparison of year ended December 31, 2000 with year ended December 31, 1999

   Revenues for the year ended December 31, 2000 increased by approximately $1,246,000, and operating expenses increased by approximately $310,000, real estate taxes increased by approximately $71,000, interest increased by approximately $472,000, and depreciation and amortization increased by approximately $172,000, for a total increase of $1,025,000 as compared with the year ended December 31, 1999. Such increases resulted primarily from inclusion of the operations of the Keystone buildings for a full year, together with the operations of Sheridan Center beginning September 1, 2000 and the operations of Panorama Falls beginning May 25, 2000, offset by the elimination of income and expenses from the operations of our industrial/showroom property which was sold on December 13, 1999, and from the operations of our self-storage facilities which were sold on August 25, 2000. Revenues for the year ended December 31, 2000 were increased by approximately $525,000 due to straight-line rents, primarily from Panorama Falls. Management fees increased by approximately $221,000, which was due primarily to the acquisitions of the Keystone buildings, the Panorama Falls building and Sheridan Center, and the management agreement with Sheridan Realty Advisors in 2000 versus internal management in 1999. General and administrative expenses decreased approximately $140,000 from the prior year also primarily because of the change from internal management to a management agreement with Sheridan Realty Advisors and the resulting payment of certain general and administrative expenses through management fees. We also had interest income of $55,874 for 2000, as compared with $15,506 for 1999, primarily as a result of funds being held in escrow from the sale of our industrial/showroom building for an exchange under Section 1031 of the Internal Revenue Code and the investment of funds from our stock and warrants offering.

   Net income for the year ended December 31, 2000 was $2,676,724, or $1.07 per share (basic and diluted), as compared with $968,748, or $0.51 per share (basic and diluted), for the year ended December 31, 1999.

Liquidity and Capital Resources

   From December 31, 2000 to March 31, 2001, net investment in real estate increased by approximately $2,522,000. The net increase was primarily due to the costs of the renovation of Sheridan Center, net of depreciation for the three-month period, of approximately $341,000.

   At March 31, 2001, we had approximately $1,135,000 of cash and cash equivalents, including approximately $396,000 of cash to be utilized for a stockholder dividend distribution, which was paid on April 17, 2001. As compared with December 31, 2000, accounts receivable at March 31, 2001 increased by approximately $79,000, and prepaid expenses, escrow and other assets at March 31, 2001 decreased by $67,000 due to normal business fluctuations. Net deferred financing costs decreased by approximately $19,000 from December 31, 2001 to March 31, 2001 due to amortization.

   Mortgage loans and notes payable increased by approximately $706,000 from December 31, 2000 to March 31, 2001 primarily due to additional advances on existing mortgage loans offset by scheduled principal payments. Accounts payable and accrued expenses increased by approximately $1,646,000 from December 31, 2000 to March 31, 2001, primarily due to the increased costs related to the renovation of Sheridan Center. Accrued real estate taxes decreased by approximately $362,000 from December 31, 2000 to March 31, 2001 due to the payment of 2000 real estate taxes in the first quarter of 2001 offset by the accrual for the three-month period. Prepaid rents and security deposits decreased by approximately $30,000 from December 31, 2000 to March 31, 2001 due primarily to normal business fluctuations. Dividends payable increased by approximately $24,000 from December 31, 2000 to March 31, 2001, which was attributable to the increase in the number of shares of common stock outstanding.

   We desire to acquire additional properties and, in order to do so, we will need to raise additional debt or equity capital. We also intend to obtain credit facilities for short- and long-term borrowing with commercial banks or other financial institutions. The issuance of such securities or increase in debt for additional properties, of which there is no assurance, could adversely affect the amount of dividends paid to our stockholders.

   We have a short-term revolving credit line from US Bank in the amount of $300,000, which had an outstanding balance of $250,000 at March 31, 2001, which was repaid in April 2001. During April and May 2001, we have drawn all $300,000 available under this credit line. In addition, on June 13, 2001, we established a $500,000 short-term unsecured line of credit with Sheridan Investments with an interest rate equal to the prime lending rate of US Bank, and with all outstanding principal and any unpaid accrued interest due on June 13, 2002. As of July 9, 2001, $400,000 had been drawn on this facility. See "Transactions Between Amerivest and Related Parties--Line of Credit with Sheridan Investments, LLC."

   Under our loan agreement with Transatlantic Capital Company, LLC, we maintain capital improvement and tenant improvement reserves in connection with the State of Texas leased buildings. As of May 31, 2001, the total amount of these reserves was $447,377. Through May 31, 2001, we have incurred and paid for capital and tenant finish improvements in excess of the amount of these reserves, and we intend to draw down these reserves in accordance with the loan agreement.

   Management believes that the cash flow from our properties, together with our existing lines of credit with US Bank and Sheridan Investments, will be sufficient to meet our working capital needs for the next year. Funds from the Texas improvement reserves and our available lines of credit with US Bank (which is currently drawn down) and Sheridan Investments will be used to fund dividend distributions and working capital needs in the short-term, including the dividend to be paid on July 17, 2001. The $400,000 drawn on the line of credit with Sheridan Investments through July 9, 2001 is being held in cash for these purposes.

   Management believes that inflation should not have a material adverse effect on us. Our office leases require the tenants to pay increases in property operating expenses.

New Accounting Principles

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities." We have adopted, SFAS No. 133 as of January 1, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

   In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 provides clarification and guidance on applying APB No. 25. FIN No. 44 generally provides for prospective application for grants or modifications to existing stock options or awards made after June 30, 2000. Our adoption of FIN No. 44 did not have a material impact on our financial statements.

                                   MANAGEMENT

   Set forth in the following table are the names of our directors and executive officers (including executive officers of our advisor), their respective positions and ages, and the year in which each director was first elected. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. Approximately one-third of the director positions are elected at each annual meeting of stockholders. The terms of the directors will terminate at the annual meeting of stockholders in the years shown:
Messrs. Atkins and McFann in 2002; Messrs. Gelles, Labate and Etter in 2003; and Messrs. Knight, Holman and Tepper in 2004. Additional information concerning each of these individuals follows the table.

                                               Position with
                                            AmeriVest/Position         Initial
                                      with Sheridan Realty Advisors,   Date as
 Name                             Age               LLC                Director
 ----                             --- ------------------------------   --------
 Executive Officers and Directors
 William T. Atkins...............  52 Chief Executive Officer,           1999
                                      Director and Chairman of the
                                      Board/Chairman of our Advisor

 Charles K. Knight...............  44 President and                      1999
                                      Director/President of our
                                      Advisor

 John B. Greenman................  47 Vice President/Senior Vice          --
                                      President of our Advisor

 D. Scott Ikenberry..............  51 Chief Financial Officer/Chief       --
                                      Financial Officer of our
                                      Advisor

 Alexander S. Hewitt.............  43 Vice President and                  --
                                      Secretary/Vice Chairman of our
                                      Advisor

 Outside Directors
 James F. Etter..................  58 Director                           1995

 Harry P. Gelles(*)..............  67 Director                           2000

 Robert W. Holman, Jr............  57 Director                           2001

 John A. Labate(*)...............  52 Director                           1995

 Robert J. McFann................  84 Director                           1994

 Jerry J. Tepper(*)..............  64 Director                           2000

--------
(*) Member of the Audit Committee of our Board.

Executive Officers and Directors

   William T. Atkins has served as a director of AmeriVest since August 1999, as our Chief Executive Officer since December 1999, and as Chairman of the Board since December 2000. He is also Chairman and a managing member of Sheridan Realty Advisors, LLC. Since 1990, he has served as President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder. Sheridan Realty Corp. is involved in the commercial real estate business and serves as the general partner of Sheridan Realty Partners, the former owner of the Keystone buildings. Since 1996, Mr. Atkins has also served as general partner of Atkins Ltd. Partnership, an investment company. Since 1996, Mr. Atkins has served as a director of Rock River Trust Company, which is involved in trust administration, and from 1996 through 1998, he served as President of Rock River Trust Company. Prior to forming Sheridan Realty Corp., Mr. Atkins was the President and co-owner of E.K. Williams, an international consulting firm specializing in the franchise industry. Earlier, he was the founder and a senior executive of Watkins Pacific Corporation, a private conglomerate based in Honolulu with multinational operations. Mr. Atkins also developed and managed various real estate developments in Hawaii as a partner in Atkins & Ash. Mr. Atkins earned a Bachelor of Arts degree in economics from Stanford University in 1971.

   Charles K. Knight has served as our President since October 2000, as a director of AmeriVest since August 1999 and as a Vice President and our corporate Secretary from December 1999 to October 2000. He is also the President and a managing member of Sheridan Realty Advisors. Since 1998, Mr. Knight has served as Vice President and a member of Sheridan Development. From 1996 through 1998, Mr. Knight was the owner and served as the President of Abaco Investment Group, a real estate investment company. From 1993 through 1996, Mr. Knight served as Vice President--Sales and Marketing of Menda Scientific Products, Inc. Earlier, Mr. Knight was a Vice President of Public Storage Inc., a publicly-traded REIT, and Vice President and General Counsel of Cardis Corporation, a publicly-traded automotive parts distributor, and he worked for several years as a corporate securities attorney with firms in New York and Los Angeles. Mr. Knight received his Bachelor of Arts degree from the University of California at Santa Barbara in 1977, and his Juris Doctor and Masters of Business Administration degrees from the University of California at Los Angeles in 1982. Mr. Knight is licensed to practice law in the States of Colorado and New York and maintains an inactive license in California.

   John B. Greenman has served as a Vice President of AmeriVest since January 2000, and as a Senior Vice President of our advisor since December 1999. Since 1994, he has served as Vice President of Sheridan Realty Corp. and as a senior officer of other Sheridan Group companies. Prior to joining The Sheridan Group, Mr. Greenman was a Senior Director in the Real Estate Capital Markets Group at Continental Bank in Chicago. He first joined Continental in 1979 and held several corporate banking positions, including an assignment to the bank's London branch. Mr. Greenman also worked at First Interstate Bank. He graduated from Amherst College in 1976 and in 1979 received his Masters of Arts degree from the School of Advanced International Studies at Johns Hopkins University. Mr. Greenman is a member of the Urban Land Institute.

   D. Scott Ikenberry has served as our Chief Financial Officer and as a member of our advisor since December 1999. Mr. Ikenberry has been Chief Financial Officer of Sheridan Realty Corp. and other Sheridan Group companies since August 1993. Prior to joining The Sheridan Group, he was Vice President-Finance of Realties, Inc., a Denver-based real estate development firm. Earlier, Mr. Ikenberry held senior finance positions with several real estate companies in the Denver area. He began his career in public accounting with Peat Marwick Mitchell & Co. in its Denver, Atlanta and Dallas offices. Mr. Ikenberry received his Bachelor of Science degree in Accounting from the University of Denver in 1972 and his Masters in Professional Accounting (Taxation) degree from the University of Texas at Austin in 1976. He is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Accountants and is a licensed real estate broker in Colorado.

   Alexander S. Hewitt has served as a Vice President of AmeriVest since January 2000, as corporate Secretary since October 2000 and as Vice Chairman of our advisor since December 1999. Since 1990, Mr. Hewitt has also served as Vice President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder and has held senior positions with other Sheridan Group companies. Since 1996, Mr. Hewitt has served as a director of Rock River Trust Company, which is involved in trust administration. Prior to founding Sheridan Realty Corp. with Mr. Atkins, Mr. Hewitt was Managing Director of his family's investment banking group. Earlier, he served as Assistant Treasurer in the international department of Chase Manhattan Bank, and was Managing Director of Archives Inc., a computer manufacturing and marketing firm in Davenport, Iowa. Mr. Hewitt earned a Bachelor of Arts degree in economics and a Bachelor of Science degree in Physics from Knox College in Galesburg, Illinois in 1982.

Outside Directors

   James F. Etter served as our President from May 1995 until October 2000, as our Chief Financial Officer from July 1996 until December 1999 and as our Chief Executive Officer from January 1997 until December 1999. From 1994 until May 1995, Mr. Etter acted as a consultant with respect to real estate acquisitions not related to AmeriVest. Mr. Etter received his Masters of Business Administration and his Bachelor of Business Administration degrees from the University of Cincinnati. He is a member of the Financial Executives Institute and the National Investor Relations Institute.

   Harry P. Gelles has served as a director of AmeriVest since June 2000. Mr. Gelles has been a private investor since 1985. During 1998, Mr. Gelles briefly served as a Managing Director of Cruttenden Roth, Inc., an investment banking firm. Mr. Gelles has fifteen years experience in investment banking, serving as a senior executive with White Weld & Co., Dean Witter, Goldman Sachs & Company and Chelsea Management Company. Mr. Gelles also has extensive experience in real estate with Del Webb Corporation for eight years and as a private investor in several real estate development projects in Colorado Springs, Phoenix and Sacramento. Mr. Gelles serves on the Board of Directors of Chelsea Management Company, a public investment management company, Investors Research Fund, Inc., a public mutual fund company, and on numerous private and charitable boards. Mr. Gelles received his Bachelor of Arts and Masters of Business Administration degrees from Harvard University.

   Robert W. Holman, Jr. has served as a director of AmeriVest since March 2001. Mr. Holman is also a director of I-Star Financial, a publicly-traded finance company. He is the co-founder of TriNet Corporate Realty Trust and served ten years as Chief Executive Officer and Chairman of the Board of TriNet and its predecessor, Holman/Shidler Capital, Inc., until the 1999 merger of TriNet and Starwood Financial. Starwood Financial changed its name to I-Star Financial in April 2000. Mr. Holman graduated from the University of California at Berkeley with a degree in economics, earned a Masters degree in economics from Lancaster University, England, where he was a British Council Fellow, and is a former Harvard University Loeb Fellow. He has served as a board member, director or senior executive for a number of companies in the U.S., Britain and Mexico in the building materials, construction, finance, Internet commerce, real estate and travel industries.

   John A. Labate has served as a director of AmeriVest since May 1995. Since September 1999, Mr. Labate has been Vice President and Chief Financial Officer of Applied OpSec, Inc. From 1997 to August 1999, Mr. Labate was Vice President and Chief Financial Officer of GeoBiotics, Inc., a Denver based mineral technology company. Prior to 1997, Mr. Labate served as the Chief Financial Officer, Secretary, and Treasurer of Crown Resources Corporation, a publicly traded, Denver, Colorado based international gold mining and exploration company. Mr. Labate received his Bachelor of Science degree in accounting from San Diego State University.

   Robert J. McFann has served as a director of AmeriVest since August 1994. He also served as our corporate Secretary from May 1995 until December 1999. Prior to his retirement in 1996, Mr. McFann was the principal owner and President of Hy Grade Meat Company, a private company that grew to a mid-sized hotel and restaurant supply house under his direction. Prior to 1996, he also was a member of the Board of Directors of the Bank of Aurora.

   Jerry J. Tepper has served as a director of AmeriVest since December 2000. Mr. Tepper has been president of Tepco, Inc., a privately-held real estate investment company, since 1997, president of CF Group Ltd., a privately-held investment company in the retail food business, since 1964, and president of Schoenberg Farms, Inc., a dairy product company, since 1987. Prior to forming Tepco, Mr. Tepper was also a director of Citizens Bank in Westminster, Colorado, when it was purchased by Vectra Bank in 1999. From 1975 through 1980, Mr. Tepper was a director of Regal Petroleum, and from 1979 to 1983, he was a member of the United States Chamber of Commerce Food and Agriculture Committee.

                             EXECUTIVE COMPENSATION

Summary Compensation

   The following table sets forth in summary form the compensation we paid during each of the last three successive fiscal years ended December 31, 2000 to William T. Atkins, our Chief Executive Officer, and James F. Etter, our former President. Beginning on January 1, 2000, all cash compensation and benefits for these individuals and our other executive officers were paid by Sheridan Realty Advisors, our advisor. See "Transactions Between AmeriVest and Related Parties."

                           Summary Compensation Table

                                                                             Long Term Compensation
                                                                     ---------------------------------------
                                 Annual Compensation                       Awards             Payouts
                          ------------------------------------------ ------------------ --------------------
                                                        Other Annual Restricted                  All Other
Name and Principal        Fiscal   Salary     Bonus     Compensation   Stock    Options Payouts Compensation
Position                   Year    ($)(1)     ($)(2)       ($)(3)    Awards(#)    (#)   ($)(3)     ($)(4)
------------------        ------   -------    ------    ------------ ---------- ------- ------- ------------
William T. Atkins.......   2000        -0-       -0-          -0-       -0-        -0-    -0-         -0-
 Chief Executive Officer   1999(5)     -0-       -0-          -0-       -0-     12,000    -0-         -0-

James F. Etter..........   2000     95,091(6)    -0-       15,000(7)    -0-     10,000    -0-      31,697(6)
 Former President          1999    120,750    15,326(8)    15,000(7)    -0-        -0-    -0-         -0-
                           1998    115,000    20,000       15,000(7)    -0-     10,000    -0-         -0-

--------
(1) The dollar value of base salary (cash and non-cash) earned during the year indicated.
(2) The dollar value of bonus (cash and non-cash) earned during the year indicated.
(3) AmeriVest does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1995 Stock Option Plan and our 1998 Stock Option Plan. AmeriVest has entered into an agreement with Sheridan Realty Advisors that provides for performance-based incentives.
(4) All other compensation received that AmeriVest could not properly report in any other column of the Summary Compensation Table.
(5) Mr. Atkins became Chief Executive Officer of AmeriVest on December 22,
    1999.
(6) Compensation paid under Mr. Etter's employment agreement is shown under the heading "Salary." Amounts paid under Mr. Etter's severance agreement are shown under the heading "All Other Compensation." See below, "--Employment, Severance and Separation Agreements with James F. Etter."
(7) Consists of $12,000 to reimburse the executive for medical and life insurance coverage and a $3,000 contribution to a SIMPLE IRA Plan for each of 2000, 1999 and 1998.
(8) Consists of $15,326 for accrued vacation time from 1997 through December 31, 1999.

Option Grants

   The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2000 to each named executive officer.

             Option Grants For Fiscal Year Ended December 31, 2000

                                             % of Total
                            Number of         Options      Exercise
                           Securities        Granted to    or Base
                           Underlying        Employees      Price    Expiration
Name                   Options Granted (#) in Fiscal Year ($/Share)     Date
----                   ------------------- -------------- ---------- ----------
James F. Etter........      10,000(1)            17%      5.00/Share  01/01/05

--------
(1) All of these options are currently exercisable.

Aggregated Option Exercises and Fiscal Year-End Option Value

   The following table provides certain summary information concerning stock option exercises during the fiscal year ended December 31, 2000 by the named executive officers and the value of unexercised stock options held by the named executive officers as of December 31, 2000.

                          Aggregated Option Exercises
                    For Fiscal Year Ended December 31, 2000
                         And Year-End Option Values (1)

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                     Options at Fiscal       In-the-Money Options
                           Shares                     Year-End(#)(2)       at Fiscal Year-End($)(3)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
William T. Atkins.......       0           0        8,000        4,000            0           0
James F. Etter..........       0           0       60,000       10,000       15,310           0

--------
(1) No stock appreciation rights are held by any of the named executive officers.
(2) The total number of unexercised options held as of December 31, 2000, separated between those options that were exercisable and those options that were not exercisable on that date.
(3) For all unexercised options held as of December 31, 2000, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. These values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on December 31, 2000. As required, the price used to calculate these figures was the closing sale price of the common stock at year's end, which was $4.75 per share on December 29, 2000.

Employment, Severance and Separation Agreements with James F. Etter

   We entered into an employment agreement with James F. Etter, our former President, for the period from January 1, 1998 until December 31, 2000, which replaced a previous agreement effective as of January 1, 1997. For the 1999 fiscal year, the agreement provided for the payment of salary at the rate of $10,062.50 per month. For the 2000 fiscal year, the agreement provided for salary at the rate of $10,565.63 per month. The agreement also provided that we would reimburse Mr. Etter for up to $12,000 annually for medical and insurance expenses paid by Mr. Etter until we adopted health care plans covering these matters. Effective January 1, 2000, Mr. Etter was covered under the medical insurance plan maintained by Sheridan Realty Advisors on behalf of all AmeriVest employees.

   The agreement also provided that if we were acquired by another company or there was a change of control of our company, and if the acquiring company did not offer Mr. Etter a position in the Denver area at a salary level equal to or greater than his then current salary or his employment was terminated within 90 days following a change of control, then all unexercised stock options held by Mr. Etter would immediately become exercisable, and we would pay Mr. Etter an amount equal to one year's salary.

   Effective January 1, 2000, we entered into a severance protection agreement with Mr. Etter that was separate from the employment agreement. We agreed with Mr. Etter to continue paying him salary and benefits for 18 months if he was terminated by AmeriVest other than for cause or he terminated his employment for good reason. These payments would have been reduced by the amount of any severance payments made to Mr. Etter pursuant to the employment agreement.

   Effective September 30, 2000, we entered into a separation agreement and release with Mr. Etter under which it was mutually agreed to terminate Mr. Etter's employment. Mr. Etter agreed to resign from his positions as an officer of AmeriVest and, as applicable, as an officer and director of each of AmeriVest's subsidiaries and affiliates, and AmeriVest agreed to pay Mr. Etter the following compensation, benefits and options:

  . During the severance period of October 1, 2000 through and including June
    30, 2002, AmeriVest will pay Mr. Etter $10,565.63 per month, with payments being made on AmeriVest's usual payroll dates. No additional compensation for vacation and sick days will accrue or be payable to Mr. Etter after the date of termination of his employment.

  . During the severance period, AmeriVest will pay Mr. Etter an additional
    $1,000 per month to be used by Mr. Etter to reimburse AmeriVest for medical, dental and vision insurance premiums on behalf of Mr. Etter and Mr. Etter's dependents and beneficiaries, or to pay such premiums directly, including payment of premiums for life insurance in effect on the date of termination of his employment.

  . As of the termination date, Mr. Etter received 15,000 of the warrants issued by AmeriVest to Sheridan Realty Advisors and 10,000 additional stock options from AmeriVest with the same terms and conditions concerning vesting, term and exercise price as the warrants. The exercisability of the 15,000 warrants allocated to the benefit of Mr. Etter is governed by the terms of the advisory agreement between AmeriVest and its advisor. See below, "--Sheridan Realty Advisors, LLC's Warrants."

   Also as part of the separation agreement, Mr. Etter agreed not to induce any of our customers or clients to terminate their business with us for a period of two years following the date of termination of his employment and not to compete with us, within the State of Colorado, for a period of one year after his termination date.

   In addition, effective as of January 1, 2001, Mr. Etter became entitled to receive the same compensation as other outside directors of AmeriVest, including 12,000 options under our 1998 Stock Option Plan.

Stock Option Plans

 1995 Stock Option Plan

   Pursuant to our 1995 Stock Option Plan, we may grant options to purchase an aggregate of 130,000 shares of our common stock to key employees, non-employee directors and key individuals selected by the option committee. The options granted pursuant to the 1995 Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. With respect to options granted to persons other than our directors who are not also our employees, the 1995 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1995 Plan. Under the terms of the 1995 Plan, our Board of Directors is permitted to serve, and has served, as the option committee. In May 1995, four outside directors were granted an aggregate of 48,000 options with an exercise price of $5.00 per share pursuant to the 1995 Plan. One-third of the options became exercisable on each December 30 for three years thereafter, as long as the recipient was still a director on that date. 12,000 of these options expired without being exercised. In December 1997, three outside directors were granted an aggregate of 36,000 options with an exercise price of $4.4375 per share pursuant to the 1995 Plan. One-third of the options became exercisable on each December 30 for three years thereafter, as long as the recipient was still a director on that date. At December 31, 2000, options to purchase an aggregate of 123,500 shares of common stock were outstanding under the 1995 Plan. The option committee or the Board may grant additional options to purchase 6,500 shares pursuant to the 1995 Plan.

 1998 Stock Option Plan

   Pursuant to our 1998 Stock Option Plan, we may grant options to purchase an aggregate of 200,000 shares of common stock to key employees, non-employee directors and key individuals selected by the option committee. The options granted pursuant to the 1998 Plan may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options, or non-qualified, non-discretionary options. The terms of the 1998 Plan concerning incentive options and non-qualified options are substantially the same as the terms under the 1995 Plan except that only our employees or employees of subsidiaries are eligible for incentive options, and employees and other persons who have contributed or are contributing to our success are eligible for non-qualified options. Non-qualified, non-discretionary options may be granted only to outside directors. With respect to options granted to persons other than outside directors, the 1998 Plan also is administered by an option committee that determines the terms of the options subject to the requirements of the 1998 Plan. Under the terms of the 1998 Plan, our Board of Directors is permitted to serve, and has served, as the option committee. The portion of the 1998 Plan concerning non-qualified, non-discretionary options provides that outside directors automatically receive options to purchase 12,000 shares pursuant to the 1998 Plan at the time of their initial election as an outside director. The options held by outside directors are not exercisable at the time of grant, but options to purchase 4,000 shares become exercisable for each outside director on December 30 of each of the first three years immediately following the date of grant of these options to the outside director. The exercise price for the non-qualified, non-discretionary options is the fair market value of the common stock on the date these options are granted. Shares acquired upon exercise of these options cannot be sold for six months following the date of grant. If not previously exercised, non-qualified, non-discretionary options that have been granted expire five years after the date of grant. The non-qualified, non-discretionary options also expire 90 days after the optionholder ceases to be a member of our Board of Directors. At any time that all of an outside director's options have become exercisable, non-qualified, non-discretionary options to purchase an additional 12,000 shares, which are not exercisable at the time of grant, shall be granted automatically to that outside director.

   All options granted under the 1998 Plan will become fully exercisable upon the occurrence of a change in control of AmeriVest or certain mergers or other reorganizations or asset sales described in the 1998 Plan. Options granted pursuant to the 1998 Plan generally are not transferable during the optionee's lifetime. Subject to the other terms of the 1998 Plan, the option committee has discretion to provide vesting requirements and specific expiration provisions with respect to the incentive options and non-qualified options granted. At December 31, 2000, options to purchase 79,500 shares of common stock were outstanding under the 1998 Plan and options to purchase 120,500 shares were available to be granted pursuant to the 1998 Plan.

Sheridan Realty Advisors, LLC's Warrants

   Under the advisory agreement that we entered into with Sheridan Realty Advisors effective January 1, 2000, Sheridan Realty Advisors received compensation designed to provide an incentive for its performance in the form of an advisory fee based on new real property acquisitions and warrants to purchase up to 750,000 shares of our common stock at $5.00 per share until January 1, 2005. Vested warrants may only be exercised beginning on January 1, 2003. The warrants were issued as of January 1, 2000, and 225,000 warrants vested immediately, after approval by our stockholders on June 6, 2000. The remaining 525,000 warrants will vest only upon the completion of an acquisition or long-term lease of real property by us. The aggregate exercise price of the number of warrants that vest upon the completion of an acquisition or long-term lease will be equal to 2.1% of the equity value of the property acquired. Equity value is equal to the acquisition price of the property (including expenses of purchase) plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership less any mortgage debt assumed or incurred in connection with the property. In addition, any cash proceeds from the sale or refinancing of our assets and excess cash flow generated by our assets that is received after January 1, 2000 and that has not previously been deducted from equity value shall be deducted as part of this calculation. The total amount of equity value of real property subject to the incentive compensation provision shall not exceed $25 million.

Compensation of Outside Directors

   In 2000, we compensated our outside directors $250 per month plus $300 for each meeting of the Board that they attended. Commencing January 1, 2001, we began compensating our outside directors at a rate of $500 per month. We also reimburse our directors for expenses incurred in attending meetings and for other expenses incurred on our behalf. In addition, during 2000 and currently, each director who is not our employee or an employee of Sheridan Realty Advisors automatically receives non-qualified, non-discretionary options to purchase shares of common stock under the 1998 Plan. See "--Stock Option Plans--1998 Stock Option Plan" above.

                        BENEFICIAL OWNERS OF SECURITIES

   As of June 25, 2001, there were 4,329,688 shares of our common stock outstanding. The following table sets forth certain information as of that date with respect to the beneficial ownership of our common stock by each director and named executive officer, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock.

                                                                   Percentage
                                               Number of Shares     of Shares
Name and Address of Beneficial Owner         Beneficially Owned(1) Outstanding
------------------------------------         --------------------- -----------
William T. Atkins...........................       1,407,574(2)       32.4%
 1780 South Bellaire Street, Suite 515
 Denver, Colorado 80222

James F. Etter..............................          61,000(3)        1.4%
 31401 Shadow Mountain Drive
 Conifer, Colorado 80433

Harry P. Gelles.............................          10,094(4)          *
 1114 State Street, Suite 236
 Santa Barbara, California 93101

Alexander S. Hewitt.........................       1,425,695(5)       32.9%
 1780 South Bellaire Street, Suite 515
 Denver, Colorado 80222

Robert W. Holman, Jr........................          11,484(6)          *
 P.O. Box 8
 Pebble Beach, California 93921

Charles K. Knight...........................          23,245(7)          *
 1780 South Bellaire Street, Suite 515
 Denver, Colorado 80222

John A. Labate..............................          24,000(8)          *
 5260 South Beeler Court
 Englewood, Colorado 80111

Robert J. McFann............................          74,190(8)(9)     1.7%
 3260 Zephyr Court
 Wheat Ridge, Colorado 80033

Jerry J. Tepper.............................         464,000(10)      10.6%
 7201 North Sheridan
 Arvada, Colorado 80003

All Officers and Directors as a Group (11          2,135,382(2-10)    47.3%
 Persons)...................................

Schoenberg Farms, Inc.......................         350,000(11)       8.0%
 7255 North Sheridan Street
 Arvada, Colorado 80003

Sheridan Investments, LLC...................       1,073,651(12)      24.8%
 1780 South Bellaire Street, Suite 515
 Denver, Colorado 80222

--------
 *  Less than one percent
(1) "Beneficial ownership" is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly, (1) voting power, which includes the power to vote or to direct the voting, or (2) investment power, which includes the power to dispose or to direct the disposition of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(2) Includes the following shares which may be deemed to be beneficially owned by Mr. Atkins due to the relationship set forth opposite each entry:

   Number
   of Shares                         Nature of Ownership
   ---------                         -------------------
   33,469    The shares are owned directly by Mr. Atkins.

   87,029    The shares are owned by Rock River Trust Company, or RRTC, in
             RRTC's capacity as trustee of various trusts. Mr. Atkins is a director of RRTC but does not vote on any matters concerning
             RRTC's acquisition, voting or disposition of AmeriVest's securities. Mr. Atkins disclaims beneficial ownership of these shares. The 87,029 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

   205,221 The shares are owned by Sheridan Realty Partners, L.P., in which Mr. Atkins holds an indirect interest through Sheridan Realty
             Corp., its general partner and a limited partner. The 205,221 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

   16,305 The shares are owned by Sheridan Investments. Mr. Atkins holds indirect interests in Sheridan Investments through several of its members and holds an approximately 25% interest in, and is co-manager and President of, Sheridan Development, its manager. The
             16,305 shares are included four times in the table regarding each of Mr. Atkins, Mr. Hewitt, Sheridan Investments and for all officers and directors as a group.

   1,057,346 The shares were issued to Sheridan Investments in connection with our purchase of Inverness LLC. Mr. Atkins' relationship to Sheridan Investments is described in the preceding entry to this table. The 1,057,346 shares are included four times in the table regarding each of Mr. Atkins, Mr. Hewitt, Sheridan Investments and for all officers and directors as a group.

   8,000     The shares are issuable upon the exercise of options held by Mr.
             Atkins.

   204       The shares are held by Mr. Atkins' minor children.

  Mr. Atkins and Mr. Hewitt have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a "group" under the Securities Exchange Act of 1934.
(3) Includes 1,000 shares of common stock owned directly by Mr. Etter and 60,000 shares of common stock underlying currently exercisable options held by Mr. Etter.
(4) Includes 4,094 shares of common stock owned directly by Mr. Gelles and 6,000 shares of common stock underlying currently exercisable options and warrants held by Mr. Gelles.

(5) Includes the following shares which may be deemed to be beneficially owned by Mr. Hewitt due to the relationship set forth opposite each entry:

    Number
  of Shares                          Nature of Ownership
  ---------                          -------------------
    700       The shares are owned directly by Mr. Hewitt.

    58,549 The shares are owned by the Alexander S. Hewitt Revocable Trust, or the Hewitt Trust, for which Mr. Hewitt is a trustee and beneficiary.

    87,029 The shares are owned by RRTC in RRTC's capacity as trustee of various trusts. Mr. Hewitt is a director of RRTC and a beneficiary of some of these trusts, but does not vote on any matters concerning RRTC's acquisition, voting or disposition of AmeriVest's securities. The 87,029 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

    205,221 The shares are owned by Sheridan Realty Partners, L.P. in which Mr. Hewitt holds indirect interests through two trusts which are limited partners and Sheridan Realty Corp., its general partner and a limited partner. The 205,221 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

    16,305 The shares are owned by Sheridan Investments. Mr. Hewitt holds indirect interests in Sheridan Investments through several of its members. The 16,305 shares are included four times in the table regarding each of Mr. Hewitt, Mr. Atkins, Sheridan Investments and for all officers and directors as a group.

    1,057,346 The shares were issued to Sheridan Investments in connection with our purchase of Inverness LLC. Mr. Hewitt's relationship with Sheridan Investments is described in the preceding entry to this table. The 1,057,346 shares are included four times in the table regarding each of Mr. Hewitt, Mr. Atkins, Sheridan Investments and for all officers and directors as a group.

    545       The shares are issuable upon the exercise of warrants held by Mr.
              Hewitt.

  Mr. Hewitt and Mr. Atkins have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a "group" under the Securities Exchange Act of 1934.
 (6) Includes 9,150 shares of common stock owned directly by Mr. Holman; and 2,334 shares in which Mr. Holman has an indirect pecuniary interest.
 (7) Includes 13,435.4 shares of common stock owned directly by Mr. Knight; 9,500 shares of common stock underlying currently exercisable options and warrants held by Mr. Knight; 209.2 shares of common stock held by his minor children; and 100 shares of common stock underlying currently exercisable warrants held by his minor children.
 (8) Includes 24,000 shares underlying options to purchase shares of our common stock that currently are exercisable and were granted to each outside director pursuant to our 1995 and 1998 Stock Option Plans.
 (9) Includes 50,190 shares of common stock directly owned by Mr. McFann.
(10) Includes 50,000 shares of common stock directly owned by Mr. Tepper; 360,000 shares of common stock in which Mr. Tepper has an indirect pecuniary interest, including 350,000 shares beneficially owned by Schoenberg Farms, Inc. shown in this table; 4,000 shares of common stock underlying currently exercisable options held by Mr. Tepper; and 50,000 shares of common stock underlying currently exercisable warrants in which Mr. Tepper has an indirect interest and in which he disclaims beneficial ownership, other than shares in which he has a pecuniary interest.
(11) Includes 300,000 shares of common stock directly owned by Schoenberg Farms, Inc. and 50,000 shares of common stock underlying currently exercisable warrants. Schoenberg Farms is owned by Mr. Tepper and these shares are shown twice in the table regarding each of Mr. Tepper and Schoenberg Farms.
(12) Includes 1,057,346 shares issued in connection with the acquisition of Sheridan Plaza. These shares are included four times in the table regarding each of Sheridan Investments, Mr. Atkins, Mr. Hewitt and all officers and directors as a group. Also includes 16,305 shares issued in connection with our purchase of a key man life insurance policy from Sheridan Investments.

               TRANSACTIONS BETWEEN AMERIVEST AND RELATED PARTIES

   This section describes the transactions we have engaged in with our current and past directors and officers and persons known by us to be the beneficial owners of 5% or more of our common stock during the past two fiscal years.

Relationships among AmeriVest and Various Sheridan Group Entities

   All of our executive officers and three of our directors have been officers, directors or investors in various real estate investment companies that are related to Sheridan Realty Advisors, our advisor. These partnerships, corporations and limited liability companies have collectively been known as The Sheridan Group of companies. All of the related party transactions described in this section concern these individuals and entities. The following table describes our officers and directors who have relationships with The Sheridan Group of companies:

   Name                Positions with AmeriVest
   ----                ------------------------
   William T. Atkins   Chief Executive Officer, Director and Chairman of the Board
   Charles K. Knight   President and Director
   John Greenman       Vice President
   Alexander Hewitt    Vice President and Secretary
   D. Scott Ikenberry  Chief Financial Officer
   Robert W. Holman    Director

   The following table describes the various entities within The Sheridan Group which previously had or currently have a relationship with AmeriVest as described elsewhere in this section, the nature of that relationship and the ownership and position of AmeriVest officers, directors and principal stockholders in each entity in The Sheridan Group.

                          Primary                                 Management of
  Sheridan Group      Relationship to   Ownership of Sheridan    Sheridan Group
      Entity             AmeriVest           Group Entity            Entity
  --------------    ------------------- ---------------------  -------------------
Sheridan Realty     Advisor and         William Atkins--20%    Mr. Atkins--
 Advisors, LLC      property            Charles Knight--20%    Chairman Mr.
                     manager(1)         John Greenman--20%     Hewitt--Vice
                                        Hewitt Trust (for       Chairman
                                        which  Alexander       Mr. Knight--
                                        Hewitt is a            President Mr.
                                         trustee)--20%         Greenman--Senior
                                        D. Scott Ikenberry--    Vice President
                                        20%                    Mr. Ikenberry--
                                                               Chief  Financial
                                                               Officer

Sheridan Realty     4.7% stockholder(2) Sheridan Realty        Sheridan Realty
 Partners, L.P.                         Corp.-- 1% general     Corp.  --General
                                        partnership  interest  Partner
                                        and 3.1335%  limited
                                        partnership  interest
                                        Alexander Hewitt--
                                         beneficiary of two
                                         trusts which own
                                         20.15%

                           Primary                                 Management of
  Sheridan Group       Relationship to   Ownership of Sheridan    Sheridan Group
      Entity              AmeriVest           Group Entity            Entity
  --------------     ------------------- ---------------------  -------------------
Sheridan Realty      None                William Atkins--16.5%  Mr. Atkins--
 Corp.                                   Hewitt Trust--20%      President  and
                                         Robert Holman--5%      Director
                                                                Mr. Hewitt--
                                                                Executive  Vice
                                                                President and
                                                                 Director
                                                                Mr. Holman--
                                                                Director
                                                                Mr. Ikenberry--
                                                                Chief  Financial
                                                                Officer and
                                                                 Director

Sheridan             24.8%               Atkins Ltd.            Sheridan
 Investments, LLC     stockholder(3)     Partnership-- 14.056%  Development,  LLC--
                                         Hewitt Trust--16.064%  Manager
                                         Sheridan Management
                                          Corp.--8.835%
                                         Sheridan Development,
                                          LLC--incentive
                                          interest(4)

Sheridan Plaza at    None(5)             Sheridan Investments,  See "Sheridan
 Inverness, LLC                           LLC--100%              Investments, LLC"
                                                                 above in this
                                                                table  for
                                                                additional
                                                                 information.

Sheridan Management  None                William Atkins--50%    Mr. Atkins--
 Corp.                                   Hewitt Trust--50%      President  and
                                                                Director
                                                                Mr. Hewitt--
                                                                Executive  Vice
                                                                President and
                                                                 Director

Sheridan             None                William Atkins--       Mr. Atkins--Co-
 Development, LLC                        25.05%                  Manager and
                                         Hewitt Trust--25.05%    President
                                         John Greenman--20%     Mr. Knight--Vice
                                         D. Scott Ikenberry--    President
                                          15%
                                         Charles K. Knight--
                                          14.9%

--------
(1) Sheridan Realty Advisors receives an administrative fee, a property management and accounting fee, a supervision and project management fee and an advisory fee and incentive compensation in the form of warrants to purchase up to 750,000 shares of AmeriVest common stock at $5.00 per share through December 2005. See "--Agreement with Sheridan Realty Advisors, LLC."
(2) Includes 205,221 shares issued in connection with the acquisition of a 9.639% limited liability company interest in Sheridan Investments, and additional shares from the exercise of warrants and reinvestment of dividends through our dividend reinvestment plan (DRIP). This interest was redeemed as part of the purchase price for our acquisition of Inverness LLC. See "--Asset Purchases--Purchase of Sheridan Investments, LLC Interest" and "--Asset Purchases--Purchase of Sheridan Plaza at Inverness, LLC." We purchased the Keystone buildings from Sheridan Realty Partners effective July 1, 1999. See "--Asset Purchases--Purchase of Keystone Buildings."
(3) Includes 16,305 shares issued in connection with the acquisition of a key man life insurance policy on our Chairman and CEO and 1,057,346 shares issued in connection with our acquisition of Inverness LLC. See "--Asset Purchases--Purchase of Key Man Life Insurance Policy" and "--Asset Purchases--Purchase of Sheridan Plaza at Inverness, LLC." Because Internal Revenue Code rules concerning the determination of ownership for purposes of qualifying as a REIT differ from the SEC beneficial ownership rules, Sheridan Investments' beneficial ownership shown in this table will not cause a violation of Internal Revenue Service rules concerning REIT share ownership.
(4) Sheridan Development receives a preferred distribution equal to 33 1/3% of distributions once other members have received a return of their original capital contribution plus their cumulative preferred return.

For a description of the beneficial ownership of our shares by each of Messrs. Atkins, Hewitt, Holman and Knight and by Sheridan Investments, see "Beneficial Owners of Securities."

Asset Purchases

 Purchase of Keystone Buildings

   Effective July 1, 1999, we completed the acquisition of three office buildings, known as the Keystone buildings, located in suburban Indianapolis, Indiana, from Sheridan Realty Partners. The Keystone buildings contain a total of 95,914 square feet of rentable space. The total purchase price for the Keystone buildings was $7,944,000, which we paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties and by issuing 541,593 shares of our common stock valued at $4.75 per share. In connection with our assumption of the debt, we also agreed to indemnify the original guarantors of this debt if we fail to repay it.

   As required under our agreement with Sheridan Realty Partners, regarding our acquisition of the Keystone buildings, we appointed two directors, William T. Atkins and Charles K. Knight, to our Board. In December 1999, Mr. Atkins was elected as our Chief Executive Officer and Mr. Knight was elected as our Vice President and Secretary. In connection with the acquisition of the Keystone buildings, Mr. Atkins received approximately 30,196 of the shares of our common stock paid by us as a portion of the purchase price. Also as part of that transaction, a trust company for which Mr. Atkins is a director serves as trustee for trusts that received 83,185 shares of our common stock. Mr. Atkins disclaims any beneficial interest in any shares held by the trust company.

   We hired Sheridan Development to manage the Keystone buildings for a one-year term commencing on July 1, 1999. During that term, Sheridan Development was responsible for all aspects of the management and operation of the Keystone buildings and coordinating the leasing of the Keystone buildings. As compensation, we paid a management fee equal to 5% of the gross monthly rental income received from the Keystone buildings. This management agreement was terminated as of January 1, 2000 when Sheridan Realty Advisors became the property manager for all of our properties.

   After we purchased the Keystone buildings, Charles K. Knight purchased from the Crawford, Wilson, Ryan & Agulnick, P.C. Profit Sharing Plan, a partner in Sheridan Realty Partners, the 5,343 shares to be received by the plan as a portion of the purchase price. Mr. Knight paid the plan $4.40 per share.

   Also, after our purchase of the Keystone buildings, William T. Atkins and the Alexander S. Hewitt Revocable Trust, or the Hewitt Trust, purchased 3,589 shares of common stock from John B. Greenman at a price of $4.75 per share. In connection with our acquisition of the Keystone buildings, Alexander S. Hewitt received 53,079 of the shares of common stock paid by us as a portion of the purchase price, and a trust company for which Mr. Hewitt is a director serves as trustee for trusts that received an aggregate of 83,185 additional shares of common stock. Mr. Hewitt is also a beneficiary of some of these trusts.

 Purchase of Panorama Falls Property

   In order to pay a portion of the purchase price for the Panorama Falls property, on May 25, 2000, we borrowed $225,000 from the Hewitt Trust, using $200,000 in connection with the purchase. This loan accrued interest at the prime rate, was due on demand after one year or five days after the closing of our August 2000 public offering of units of common stock and warrants with proceeds to us of at least $2 million, and was unsecured. We repaid this loan in August 2000 with the proceeds of our public offering. Alexander S. Hewitt is a stockholder and officer of AmeriVest, an owner and officer of various Sheridan entities and a trustee and beneficiary of the Hewitt Trust.

 Purchase of Sheridan Investments, LLC Interest

   Effective July 1, 2000, we purchased from Sheridan Realty Partners a 9.639% preferred limited liability company membership interest in Sheridan Investments, through our wholly-owned subsidiary AmeriVest Inverness Inc. Sheridan Investments owned all the ownership interests of Inverness LLC, which owned a fee simple interest in Sheridan Plaza and related assets. The purchase price of the membership interest was $658,918 payable in the form of 65,892 units, with each unit consisting of two shares of our common stock and one redeemable common stock purchase warrant to purchase one share of our common stock for $5.00 per share until July 10, 2005. Sheridan Realty Partners has registration rights with respect to the shares of common stock and the shares underlying the warrants. These warrants were exercised by Sheridan Realty Partners in March 2001. The agreement also provided for a reduction to the purchase price if, on or before October 31, 2000, a member of Sheridan Investments sold a preferred limited liability company membership interest at a price less than the purchase price paid by us or Sheridan Investments issued additional preferred limited liability company membership interests with substantially the same terms as our membership interest at a price less than the purchase price paid by us. No such transaction occurred and no reduction in the purchase price took place. As a result of our purchase of the interest in Sheridan Investments, Sheridan Realty Advisors was entitled to a fee of $32,946, which is equal to 5% of the equity value of that interest, in accordance with our advisory agreement with Sheridan Realty Advisors.

 Purchase of Sheridan Plaza at Inverness, LLC

   On April 30, 2001, we entered into an agreement with Sheridan Investments to purchase all of the ownership interests of Inverness LLC effective as of April 1, 2001. The agreement was amended in May 2001 to allow us, at our option, to pay a portion of the purchase price in cash, including the possibility that we could utilize the proceeds from the proposed sale of our Giltedge building in Appleton, Wisconsin as part of an Internal Revenue Code Section 1031 tax-deferred exchange. On June 26, 2001, we completed the purchase. The total purchase price was approximately $22.7 million, which consisted of:

  . approximately $705,000 for our 9.639% preferred membership interest in Sheridan Investments, the owner of all of the membership interests in Inverness LLC, which we transferred back to Sheridan Investments;

  . approximately $6.3 million paid with (1) 1,057,346 shares of our common stock at the agreed rate of $5.55 per share and (2) cash of $458,030;

  . assumption of the mortgage in the principal amount of approximately $14.9 million secured by the property; and

  . assumption of other liabilities in the approximate amount of $762,000.

   We used the $458,030 in net cash proceeds from the sale of the Giltedge building to pay a portion of the purchase price for Inverness LLC in a Section 1031 exchange. We received stockholder approval for this transaction at a meeting held on June 20, 2001. Sheridan Investments has registration rights with respect to the shares of common stock. As a result of the completion of this transaction, Sheridan Realty Advisors is entitled to a fee of $293,414, which is equal to 5% of the equity value of Inverness LLC, in accordance with our advisory agreement with Sheridan Realty Advisors.

 Purchase of Key Man Life Insurance Policy

   On December 18, 2000, we authorized the purchase from Sheridan Investments of the key man life insurance policy maintained on the life of William T. Atkins, our Chairman and Chief Executive Officer. We agreed to pay $79,376 for this policy, which was the excess of the cash value of the policy over the total loan outstanding on the policy. We agreed to pay this purchase price by issuing shares of our common stock valued at a price equal to the volume-weighted average trading price of our common stock for the five most recent trading days preceding December 18, 2000. This resulted in a purchase price of $4.868 per share and a total purchase price of 16,305 shares.

Agreement with Sheridan Realty Advisors, LLC

   Effective January 1, 2000, we entered into an agreement with Sheridan Realty Advisors for it to assume responsibility for our day-to-day operations. This agreement was amended in March 2001 and expires on December 31, 2003 unless terminated earlier. The agreement may be terminated upon 120 days' notice by a majority of our directors who are not affiliated with Sheridan Realty Advisors or by a vote of a majority of our stockholders. The agreement provides that Sheridan Realty Advisors will manage our assets and assist and advise our Board on real estate acquisitions and investment opportunities. Currently, we are the only company advised by Sheridan Realty Advisors, although Sheridan may advise others under the terms of the agreement. In such a case, we would have a right of first refusal with respect to any investment opportunities that come to Sheridan Realty Advisors or such other persons. We pay Sheridan Realty Advisors a monthly administrative fee of $15,800 to increase annually by 5%, a property management and accounting fee equal to 5% of the gross collected rents received by us from the managed properties, and a supervision and project management fee equal to 3% of the total cost of all capital projects in excess of $100,000 and approved by us. In addition, Sheridan Realty Advisors is entitled to a fee equal to 5% of the equity value of all real property acquired or long-term leased by AmeriVest during the term of the agreement. Equity value is equal to the acquisition price of the property (including expenses of purchase) plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership less any mortgage debt assumed or incurred in connection with the property. This fee is intended to cover overhead expenses of Sheridan Realty Advisors not covered by the other fees paid by AmeriVest and is limited to amounts set forth in a budget submitted to AmeriVest. Our agreement with Sheridan Realty Advisors provided that the costs for these services in fiscal 2000 would be no greater than the costs incurred by us for providing these services ourselves or in obtaining them from outside sources in fiscal year 1999.

   In addition, Sheridan Realty Advisors received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of our common stock at $5.00 per share. Issuance of the warrants was approved by our stockholders at the June 6, 2000 annual meeting of stockholders. Sheridan Realty Advisors plans to utilize the warrants as incentive compensation to its employees in amounts and subject to vesting requirements to be determined. Vested warrants may only be exercised beginning on January 1, 2003. For the year ended December 31, 2000, and the five months ended May 31, 2001, Sheridan Realty Advisors earned $574,802 and $493,384 and had approximately 273,795 warrants and 356,566 warrants vest under this agreement. As of May 31, 2001, we owed Sheridan Realty Advisors $378,134 for the unpaid portion of these fees, and we also owed Sheridan Realty Advisors $174,669 for certain unreimbursed personnel costs and funds advanced for expenses that are reimbursable under the agreement. Sheridan Realty Advisors has agreed not to require payment of this $552,803 receivable until one year from the date of this prospectus or until such time as the offering proceeds have been fully invested as specified under the "Use of Proceeds" section. We intend to pay Sheridan Realty Advisors currently for all compensation and reimbursements owed after May 31, 2001.

   All of our executive officers are employed by Sheridan Realty Advisors and receive cash or deferred compensation, health insurance benefits and reimbursement of approved business expenses from Sheridan Realty Advisors. In addition, our executive officers, who are also owners of Sheridan Realty Advisors, may receive a portion of the five-year incentive warrants described above. In 2000, our five executive officers earned aggregate cash or deferred compensation of $614,000 from Sheridan Realty Advisors. Also in 2000, the compensation paid or deferred for each executive officer was in excess of $100,000.

   Upon termination of the agreement, we have the right to purchase Sheridan Realty Advisors for the nominal amount of $100 plus unpaid advisor fees. We intend to exercise this option upon the termination of the agreement if we determine it is in our stockholders' best interests to do so at that time. If the agreement is terminated within 90 days after a change in control of our Board of Directors, we must also pay an additional amount equal to the excess of all costs, liabilities and expenses incurred by Sheridan Realty Advisors in the performance of its agreement since the commencement date and all compensation and reimbursement received.

   Sheridan Realty Advisors leases 2,849 square feet of office space in our Sheridan Center property. The lease is through January 31, 2003 at a base rent of $17.50 per rentable square foot, which increases to $18.00 per square foot in February 2002. We believe this lease is at current market rates for the property.

Line of Credit with Sheridan Investments, LLC

   On June 13, 2001, our Board of Directors approved our obtaining a $500,000 one-year line of credit from Sheridan Investments. As of July 9, 2001, $400,000 had been advanced pursuant to our line of credit with Sheridan Investments. This line of credit, which is unsecured and has a rate of interest equal to the prime lending rate of US Bank, provides us with additional liquidity on terms that are more favorable to us than our continuing line of credit with US Bank. Among the more favorable terms are the lack of fees and the unsecured nature of this line of credit. Our line of credit with US Bank is secured by a second mortgage on our Sheridan Center property and a negative pledge on the assets of our AmeriVest Buildings Texas Inc. subsidiary, with an interest rate equal to one point over that bank's prime lending rate.

Conflicts of Interest Policies

   Our Board of Directors and our officers are subject to certain provisions of Maryland law which are designed to eliminate or minimize the effects of certain potential conflicts of interest. In addition, our bylaws provide that any transaction between us and an interested party must be fully disclosed to our Board, and that a majority of the directors not otherwise interested in the transaction (including a majority of independent directors) must make a determination that the transaction is fair, competitive and commercially reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

   All future transactions between us and our officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of independent, disinterested directors of AmeriVest. We believe that by following these procedures, AmeriVest will be able to mitigate the possible effects of these conflicts of interest.

   Other than as described in this section, there are no material relationships between us and our directors, executive officers or known holders of more than 5% of our common stock.

                           DESCRIPTION OF SECURITIES

   Our authorized capital consists of 15,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. There were 4,329,688 shares of common stock issued and outstanding as of June 25, 2001. There were no shares of preferred stock outstanding as of the date of this prospectus. Warrants issued in our initial public offering were traded on the Nasdaq SmallCap Stock Market under the symbol "AMVPW" until November 20, 2000 when they expired without being exercised. The following is a description of our securities.

Common Stock

 General

   Each share of our outstanding common stock is entitled to share equally with each other share of common stock in dividends from legally available sources, when, as, and if declared by our Board and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by us. Our Board is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation and without stockholder action.

   Because all shares of our common stock have equal voting rights and voting rights are not cumulative, the holders of more than 50% of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect the entire Board.

   Although we have paid dividends in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

   We have reserved a sufficient number of shares of common stock for issuance upon the exercise of options under our 1995 and 1998 Stock Option Plans.

 Restrictions on Transfer

   To qualify as a REIT under the Internal Revenue Code, our securities must be held by a minimum of 100 persons during at least 335 days in each taxable year subsequent to the first year for which our qualification as a REIT was effective. In addition, at all times during the second half of each taxable year subsequent to the first year for which our REIT qualification is effective, no more than 50% in value of our outstanding stock may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. In applying this ownership requirement, stock issuable upon exercise of warrants or options to acquire our stock will be considered owned by the warrant- or option-holder, but only if the effect is to cause us to violate the ownership requirement. Because our Board of Directors believes it is essential for us to continue to qualify as a REIT, our Board has adopted a provision of our bylaws, referred to in this prospectus as the "ownership limitation," restricting the acquisition of our securities.

   The ownership limitation provides that, subject to certain exceptions specified in our bylaws, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the total value of all our outstanding securities. Our Board may, but is not required to, waive the ownership limitation if evidence satisfactory to our Board is presented that such ownership will not jeopardize our status as a REIT. As a condition of that waiver, our Board may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status. The ownership limitation will not apply if our Board and the holders of a majority of our outstanding common stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If an issuance or transfer of our securities occurs that would result in a violation of the ownership limitation, or which would cause our securities to be held by fewer than 100 persons, that issuance or transfer shall be null and void and the intended transferee will acquire no rights to the securities.

   Our bylaws do not require that the ownership limitation be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limitation would require an amendment to our bylaws. All certificates representing shares of our common stock, warrants and other securities bear a legend referring to the restrictions described above.

   The ownership limitation also provides that any person who owns, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the total value of all our outstanding securities and any securities holder requested by us, must file an affidavit with us containing the information specified in our bylaws with respect to that person's ownership of those securities within 30 days after January 1 of each year. In addition, each holder, upon demand, is required to disclose to us in writing this information with respect to the direct, indirect and constructive ownership of our securities as our Board deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

   If any stockholder purports to transfer shares of our common stock, warrants or other securities to a person and either the transfer would result in our failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable ownership limitation, our bylaws state that the purported transfer will be null and void and the intended transferee will acquire no rights to the securities. In addition, if any person holds common stock in excess of the applicable ownership limitation, that person will be deemed to hold the excess common stock in trust, and will not receive distributions with respect to those shares and will not be entitled to vote those shares. At our option, the person will be required to sell the excess common stock on terms determined by and at our direction or we will redeem those shares for the lesser of the amount paid for the shares and the closing price on the date we exercise our right to redeem. Further, if, in the opinion of our Board, (1) a transfer of our securities would result in any stockholder or group of stockholders acting together owning in excess of the ownership limitation or (2) a proposed transfer of our securities may jeopardize our qualification as a REIT under the Internal Revenue Code, our Board may, in its sole discretion, refuse to allow the securities to be transferred to the proposed transferee. If these restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess common stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring that excess common stock or other securities and to hold them on our behalf.

Preferred Stock

   We have available 5,000,000 shares of preferred stock for potential future issuance. No shares of preferred stock were outstanding as of the date of this prospectus.

   The preferred stock carries such relative rights, preferences and designations as may be determined by our Board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our Board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our Board. The relative rights and preferences that may be determined by our Board in its discretion from time to time, include but are not limited to the following:

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  . the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

  . whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

  . the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

  . the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

   The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.

   Approval by the stockholders of the authorization of the preferred stock gave our Board the ability, without stockholder approval, to issue these shares with rights and preferences determined by our Board in the future. As a result, we may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Warrants

 Warrants Issued in Connection with July 2000 Offering

   Each of the 300,000 warrants that were issued in connection with our public offering beginning in July 2000 are exercisable for $5.00 per share until July 10, 2005. As of June 1, 2001, 111,550 of these warrants were exercised. Each warrant issued in this offering entitles the registered holder to purchase one share of common stock at an exercise price of $5.00 per share, subject to adjustment in certain events, at any time during the period commencing on July 10, 2000 and expiring on July 10, 2005. The warrants are subject to our redemption at $0.01 per warrant at any time prior to their exercise upon 30 days prior notice to the holders of the warrants, provided that the last trade price of the common stock reported on the American Stock Exchange for at least 15 of the 20 consecutive days ending on the third day prior to the date on which we give notice of redemption has been at least 125% of the then effective exercise price of the warrants or $6.25 per share.

 Warrants Issued in Connection with the Purchase of the LLC Interest in Sheridan Investments, LLC

   Each of the 65,892 warrants issued as part of the purchase price of the 9.639% preferred limited liability company membership interest in Sheridan Investments, was exercisable to purchase one share of our common stock for $5.00 per share until July 10, 2005. All 65,892 of these warrants were exercised in March 2001.

 Warrants Issued in Connection with Advisory Agreement with Sheridan Realty Advisors, LLC

   Under the terms of our advisory agreement with Sheridan Realty Advisors, Sheridan Realty Advisors received incentive compensation in the form of warrants to purchase up to 750,000 shares of our common stock at $5.00 per share until December 31, 2005. Our stockholders approved issuance of the warrants at our June 6, 2000 annual meeting of stockholders. As of May 31, 2001, 356,566 warrants had vested under the agreement. Vested warrants may only be exercised beginning on January 1, 2003.

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 Warrants Issued to Investment Banker

   On June 13, 2001, our Board of Directors approved the issuance of four-year warrants to purchase 50,000 shares of our restricted common stock at a price of $7.00 per share. These warrants were issued as compensation for investment banking services provided by Neidiger, Tucker, Bruner, Inc. to AmeriVest prior to this offering. The warrants have been issued directly to seven officers of that firm.

   We did not list the warrants described in this section for trading on any exchange and it is unlikely that any significant over-the-counter market will develop for our outstanding warrants.

Antitakeover Provisions

   Charter and Bylaws Provisions. Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of their common stock or that might otherwise be in the best interests of our stockholders. These include a staggered board of directors and the ability of our Board of Directors to authorize the issuance of preferred stock without stockholder approval. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

   Ownership Limit. In order to assist us in maintaining our qualification as a REIT, our bylaws contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9.8% of our outstanding shares, unless waived by our Board of Directors. Our Board has waived this restriction in connection with purchases by Jerry Tepper, a director who presently beneficially owns or controls 10.6% of our outstanding shares. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

   Maryland Business Statutes. As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. This may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders.

Transfer Agent and Registrar

   Our transfer agent and registrar is UMB Bank, N.A. located at P.O. Box 410064, Kansas City, Missouri 64141-0064; telephone number (800) 884-4225.

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                      U.S. FEDERAL INCOME TAX CONSEQUENCES

General

   The following discussion describes the material U.S. federal income tax consequences relating to:

  .  the taxation of AmeriVest as a REIT; and

  .  the ownership and disposition of our common stock.

   Because this is a summary intended to address only certain of the federal income tax consequences relating to the acquisition, ownership and disposition of common shares that will apply to most holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  . the tax consequences to you may vary depending on your particular tax situation;

  . special rules may apply to you that are not discussed below if, for example, you are:

       -- a tax-exempt organization;

       -- a broker-dealer;

       -- a non-U.S. person;

       -- a trust;

       -- an estate;

       -- a regulated investment company;

       -- a bank;

       -- a pension fund;

       -- a person that has a functional currency other than the U.S.
    dollar;

       -- an insurance company; or

       -- otherwise subject to special tax treatment under the Internal Revenue Code;

  . this summary does not address state, local, foreign or alternative minimum tax considerations;

  . this summary deals only with the beneficial owner, or "holder," of AmeriVest common stock that will hold common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code;

  . this summary only briefly addresses aspects of U.S. federal income taxation that may be relevant to persons who are not citizens or residents of the United States; and

  . this discussion is not intended to be, and should not be construed as, tax advice.

   You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of the common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

   The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect

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

existing interpretations of current law. Any change could apply retroactively. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

   In note 1 of our audited consolidated balance sheet as of December 31, 2000, and related consolidated financial statements, we state that, as of December 31, 2000, we have satisfied the requirements of the Internal Revenue Code for being treated as a REIT. For further information, see "Notes to Consolidated Financial Statements--Note 1--Summary of Significant Accounting Policies-- Income Taxes." We have neither sought nor have we obtained a legal opinion or a private letter ruling confirming our status as a REIT as of that date for federal income tax purposes.

   As used in this discussion, the term "U.S. stockholder" means a beneficial owner of our common stock, that is, for United States federal income tax purposes:

  . a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

  . a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

  . an estate the income of which is subject to federal income taxation regardless of its source; or

  . in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

   Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. stockholder.

Federal Income Tax Consequences of an Investment in AmeriVest

 REIT Qualification

   We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

   We believe that we are organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, requirements relating to asset ownership, qualifying income, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of AmeriVest, we cannot provide any assurance that our actual operating results for any particular taxable year will satisfy the requirements for taxation as a REIT under the Internal Revenue Code.

 Taxation of AmeriVest as a REIT

   General. So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates double taxation at both the corporate and stockholder levels that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

  . We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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

  . Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

  . Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  . If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because the other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or 95% test, multiplied by a fraction intended to distinguish between qualifying net income and non-qualifying income.

  . We are subject to a 4% excise tax on the excess of our required distribution for a calendar year over the distributed amount for such year.

   In addition, if we acquire any asset from a taxable "C" corporation in a carry-over basis transaction (such as a "tax-free reorganization"), we could be liable for specified tax liabilities inherited from that "C" corporation. We acquired assets in carry-over basis acquisition transactions. The potential tax liability is for corporate income tax (at the highest corporate rate) on the "built-in gain," if any, associated with the acquired assets. Built-in gain is the amount by which an asset's fair market value at the time the asset is acquired exceeds the company's adjusted basis in the asset. Temporary Treasury regulations allow an acquiring REIT, such as AmeriVest, to make an election to avoid the imposition of corporate level tax on the built-in gain if AmeriVest holds the asset for the 10-year period following its acquisition. Pursuant to IRS Notice 88-19, we made the election not to recognize the built-in gain on the acquired assets by filing a statement to that effect as part of our federal tax return for 1996. Similar rules would apply if we were to acquire assets from a "C" corporation in the future in a carry-over basis transaction.

   Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code, which provide the rules applicable to REITs;

     (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities. Applicable attribution rules provide that stock held by corporations, partnerships and estates and trusts (including certain pension trusts) is deemed to be held proportionately by stockholders, partners and beneficiaries and that stock owned by an individual is deemed to be owned by his brothers, sisters, spouse and certain other family members;

     (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

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

     (8) that uses a calendar year for federal income tax purposes and, for taxable years beginning on or before August 5, 1997, complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

     (9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

   Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or for the proportionate part of a taxable year of less than 12 months. We believe that we have issued sufficient shares of our stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our bylaws contain restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

   To monitor compliance with conditions (5) and (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. With respect to taxable years after August 5, 1997, if we comply with the annual letters requirement and do not know or, after exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. We sent letters for 1996, 1997, 1998, 1999, 2000 and 2001 to comply with this requirement and determined that we satisfied the ownership tests in conditions (5) and (6) above during the relevant times.

   Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT and which has not elected to be a taxable REIT subsidiary. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of AmeriVest will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

   Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of Sheridan Investments, LLC while we owned an interest in that entity, including Sheridan Investments' share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of AmeriVest for purposes of applying the asset and income tests.

   Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate that was not held primarily for sale, dividends received from another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of AmeriVest's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

   Rents received by AmeriVest will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not

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

be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless, for periods after December 31, 2000, the tenant is a taxable REIT subsidiary and specified applicable conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

   Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we are only allowed to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, AmeriVest generally may not provide "impermissible services" to the tenants except through an independent contractor that bears the expenses of providing the services and from whom AmeriVest derives no revenue. AmeriVest, however, may provide some impermissible services directly if the "impermissible tenant service income" at any particular property for any taxable year does not exceed 1% of AmeriVest's total income from that property. Impermissible tenant service income is deemed to be at least equal to 150% of AmeriVest's direct cost of actually providing the impermissible tenant services. If the total amount of impermissible tenant service income from a property does not exceed 1% of AmeriVest's total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property. If the impermissible tenant service income exceeds 1% of AmeriVest's total income from a property, then all of the income from that property will fail to qualify as rents from real property. Beginning in 2001, we are able to provide impermissible services to tenants through a taxable REIT subsidiary, subject to specified limitations. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to regular federal income taxes.

   We have not done and do not intend to do any of the following:

  . charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above, unless we determine that the amount of rent received from a particular tenant under this type of arrangement is not material and therefore will not jeopardize our status as a REIT;

  . rent any property to a related party tenant, unless we determine that the amount of rent received from the related party tenant that results in non-qualifying income is not material and will not jeopardize our status as a REIT;

  . derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

  . perform services considered to be non-customary or rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or an entity that qualifies as a "taxable REIT subsidiary" after December 31, 2000, except where the impermissible tenant service income would not exceed the 1% limit described above.

   We provide services and access to third-party service providers at some or all of our properties. However, based upon our experience in the office rental markets where the properties are located, we believe that all access to service providers and services provided to tenants by us either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in impermissible tenant service income with respect to any

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

property in excess of the 1% limit. However, we cannot provide any assurance that the Internal Revenue Service will agree with these positions. We monitor the activities at our properties and believe that the 1% limit has not been exceeded at any property and we intend to continue to monitor the application of the 1% limit at each of our properties.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

   Asset Tests Applicable to REITs. At the close of each calendar quarter of a taxable year, we must satisfy three tests relating to the nature of our assets:

     (1) at least 75% of the value of our total assets must be represented by real property (including our allocable share of real estate assets held by partnerships and limited liability companies and the non-corporate subsidiaries of those entities), mortgages on real property, shares of other qualified REITs as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of AmeriVest, cash, cash items and government securities;

     (2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

     (3)(A) before 2001, of the investments included in the 25% asset class, except for REITs or qualified REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities; and

     (3)(B) beginning in 2001, of the investments included in the 25% asset class, except for REITs or qualified REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than (1) 10% of any one issuer's outstanding voting securities or (2) 10% of the value of the outstanding securities of any one issuer, subject to an exception for certain debt securities. An exception to these tests permits us to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. We expect that all of our existing non-controlled subsidiaries will elect to be treated as taxable REIT subsidiaries. We are not able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets. Rents received by us from a taxable REIT subsidiary will be qualifying rents from real property for purposes of the REIT income tests, described above, and will not be related party rent, so long as at least 90% of the property that is partially rented by the taxable REIT subsidiary is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. In addition, a taxable REIT subsidiary will be able to perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A taxable REIT subsidiary cannot provide certain health care or lodging-related services.

   After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying

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assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests. If we were to fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT. We believe that we have complied with the foregoing asset tests since we elected to be treated as a REIT.

   Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% (95% for taxable years beginning on or before December 31, 2000) of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% (95% for taxable years beginning on or before December 31, 2000) of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income.

   We have in the past made and we intend in the future to make timely distributions sufficient to satisfy our annual distribution requirements. We expect that our REIT taxable income generally will be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to continue to satisfy the distribution requirements described above. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable stock dividends.

   Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year as a result of a subsequent adjustment to our income for such year by paying deficiency dividends to stockholders in the later year, which may be included in our deduction for dividends paid for the earlier year. Deficiency dividends relate to Internal Revenue Service adjustments. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  . To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years beginning on or before December 31, 2000), but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on such undistributed amounts at regular corporate tax rates.

  . We are subject to a 4% excise tax on the excess of our "required distribution" for a calendar year over the "distributed amount" for such year. Our "required distribution" for a calendar year is the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) our "prior year shortfall" if any. The distributed amount for a year is, with certain exceptions, the sum of (1) our deduction for dividends actually paid during such year, (2) our income on which income or capital gains tax is imposed, and (3) our "prior year overdistribution" if any. Our prior year shortfall or overdistribution is determined by subtracting the distributed amount for such prior year from the required distribution for such year determined by substituting 100% for 85% and 95%.

   We expect to make timely distributions of our net capital gains on an annual basis in order to avoid being subject to tax at regular corporate rates. However, we may elect to retain rather than distribute our net capital gains and to pay the tax on the gains. In that case, our stockholders must include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a deemed credit for their share of the tax paid by us. The stockholders' basis in their shares is increased by the amount of the undistributed capital gains (less the amount of tax paid by us) that is included in the stockholders' capital gains for the year. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

   Failure of AmeriVest to Qualify as a REIT. If we fail to qualify for taxation as a REIT in any taxable year, and no applicable relief provisions apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distributions by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains, and corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we, if we fail to qualify as a REIT during any taxable year, would be entitled to any statutory relief.

 Taxation of U.S. Stockholders

   Distributions by AmeriVest. So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable as ordinary income to stockholders and will instead reduce the adjusted tax basis of the stockholder's shares. Distributions that exceed the U.S. stockholder's adjusted basis in its shares will be taxable as capital gains if the shares are held as a capital asset. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 30 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

   We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain.

   Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. stockholder will be required to include its share of this gain in income as long-term capital gain. However, the U.S. stockholder will also be treated as having paid its share of the tax paid by us with respect to the gain. Accordingly, U.S. stockholders will be able to claim a refund or a credit to the extent that the tax paid by us exceeds the stockholders' tax liability on the undistributed capital gain. The U.S. stockholder's basis in its shares would be increased by its share of this gain and decreased by its share of applicable tax.

   We will classify portions of any designated capital gain dividend as either:

  . a 20% rate gain distribution, which would be taxable to non-corporate
    U.S. stockholders at a maximum rate of 20%; or

  . an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

   Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of AmeriVest. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

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

   Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

  . the amount of cash and the fair market value of any property received on the sale or other disposition; and

  .  the holder's adjusted basis in the shares for tax purposes.

   This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. Generally, a non-corporate U.S. stockholder who has held AmeriVest shares for more than one year will be taxed on capital gain at a maximum rate of 20%. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured Section 1250 gain" for individuals, trusts and estates. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares in REITs. Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of AmeriVest shares held for more than 12 months. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or more, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Stockholders

   The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by certain tax-exempt entities. Based on that ruling, provided that such a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the distributions on the shares will not be UBTI to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property' within the meaning of the Code or has used the shares in a trade or business.

   Notwithstanding the foregoing, however, a portion of distributions paid by a "pension-held REIT" will be treated as UBTI to any trust which (1) is described in Section 401(a) of the Code, (2) is tax-exempt under Section 501(a) of the Code, and (3) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if (1) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust in proportion to their actuarial interests in the trust and (2) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or
(B) one or more qualified trusts (each of which owns more than 10% by value of the interests in the REIT) hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (1) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (2) the gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies if this percentage is less than 5% for any year. We do not expect to be classified as a "pension-held REIT."

   Tax-exempt entities will be subject to the rules described above, under the heading "Taxation of U.S. Stockholders" concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders. Thus, such entities will, after satisfying applicable filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Stockholders

   Distributions by AmeriVest. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below) and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits. Generally, any distributions paid on our shares to non-U.S. stockholders will be subject to United States federal withholding tax at a rate of 30% of the amount of the distribution, or at a lower applicable treaty rate. However, if the distribution is effectively connected with a United States trade or business ("ECI") and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment of such holder, the distribution will be subject to United States federal income tax on a net basis at ordinary federal income tax rates and will not, assuming certain notification requirements are met, be subject to the 30% withholding discussed above. Distributions treated as ECI that are received by non-U.S. stockholders who are corporations will be subject to the 30% branch profits tax (or such lower rate as may be specified in an applicable treaty). A holder's status as a non-U.S. stockholder and eligibility for a reduced rate of tax or withholding under an applicable tax treaty generally will be determined by reference to certifications provided to us under penalties of perjury.

   If we made distributions in excess of our current and accumulated earnings and profits and the distributions are not treated as attributable to the gain from disposition of a U.S. real property interest, they will not be taxable to a non-U.S. stockholder to the extent that they do not exceed its adjusted basis in such shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed a non-U.S. stockholder's adjusted basis in its shares, the non-U.S. stockholder will be subject to tax if the non-U.S. stockholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time we make a distribution whether such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

   Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to the disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange by us of a U.S. real property interest will be taxable to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on such distributions at ordinary federal income tax rates. We are required by applicable Treasury regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. If we subsequently designate a prior distribution as a capital gain dividend then (although such distribution still may be taxable to a non-U.S. stockholder) such distribution would not be subject to withholding under FIRPTA. Instead, FIRPTA requires that we withhold at the rate of 35% on distributions made on and after the date of the capital gain designation, until the total amount withheld equals 35% of the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder's U.S. tax liability.

   Sales of Shares. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of its stock is and was held directly or indirectly by foreign persons. We expect to continue to be a domestically controlled REIT, and, therefore, that the sale of our shares will not be subject to taxation under FIRPTA. Although the sale of shares of a domestically controlled REIT is not subject to FIRPTA, the sale of such shares nonetheless will be taxable to a non-U.S. stockholder if (1) the non-U.S. stockholder's investment in the shares is treated as "effectively connected" with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on the gain from the sale on a net basis at ordinary federal income tax rates, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   If we cease to be a domestically controlled REIT, a non-U.S. stockholder's sale of its shares would be subject to tax under FIRPTA only if the selling non-U.S. stockholder owned more than 5% of the class of stock sold at any time during a specified period (generally the shorter of the period that the non-U.S. stockholder owned the shares sold or the five-year period ending on the date of disposition). If the gain on the sale of the shares were to be subject to tax under FIRPTA, the gain would be taxable at ordinary income rates as ECI, and the purchaser of such shares would be required to withhold 10% of the amount realized on the sale.

 Other Tax Consequences for AmeriVest and Its Stockholders

   We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of AmeriVest and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of AmeriVest should consult their own tax advisors regarding the effect of state and local tax laws on an investment in AmeriVest.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

 U.S. Stockholders

   In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some holders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 31% if:

  . the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

  . the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

  . there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

  . there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

   Some holders, including corporations and tax-exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

 Non-U.S. Stockholders

   In general, distributions on shares paid to non-U.S. stockholders that are subject to the 30% or a reduced treaty rate of United States federal withholding tax will be exempt from backup withholding tax. A non-U.S. stockholder may establish its status as a non-U.S. stockholder by submitting the appropriate form.

                                  UNDERWRITING

   We are offering the shares of common stock described in this prospectus through Ferris, Baker Watts, Incorporated. Subject to the terms and conditions set forth in an underwriting agreement dated July 27, 2001, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the 2,000,000 shares of common stock offered by this prospectus.

   The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriter has advised us that it proposes to offer these shares of common stock to the public at the offering price set forth on the cover page of this prospectus. The underwriter may allow to certain dealers a concession of not more than $0.23 per share. After the offering, the offering price and other selling terms may be changed by the underwriter. The shares of common stock are offered subject to receipt and acceptance by the underwriter, and to other conditions, including the right to reject an order in whole or in part.

   We have granted an option to the underwriter to purchase up to 300,000 additional shares of common stock. These additional shares would cover sales of shares of our common stock by the underwriter in excess of 2,000,000 shares. The underwriter has 30 days to exercise this option.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per Share.................................................. $  0.385 $  0.385
   Total...................................................... $770,000 $885,500

   We and all of our directors, officers and holders of 5% or more of our common stock have entered into lock-up agreements with the underwriter. Under those agreements, we may not announce an offering or file a registration statement for any shares of our common stock, and we and those holders of common stock, warrants and options may not, directly or indirectly, sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, except that we may (a) issue shares of our common stock upon the exercise of outstanding options and warrants and pursuant to our dividend reinvestment plan, (b) grant options to purchase shares of our common stock pursuant to our stock option plans, and (c) issue shares of our common stock in connection with property acquisitions from non-affiliate sellers if the recipients of those shares enter into similar lock-up agreements. Our directors and officers or their affiliates may purchase up to 10% of the shares in this offering and any shares so purchased will be subject to this lock-up. These restrictions will be in effect for a period of 180 days after the effective date of the registration statement of which this prospectus is a part. At any time and without notice, Ferris, Baker Watts, Incorporated may, in its sole discretion, release all or some of the shares from these lock-up agreements.

   We estimate that our total share of the expenses for the offering, excluding underwriting discounts and commissions, will be approximately $295,000. This includes our estimate of certain expenses of the underwriter that we have agreed to reimburse.

   We have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

   In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering.

   Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option. "Naked" short sales are sales in excess of the option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing of this offering that could adversely affect investors who purchase in this offering.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the American Stock Exchange, in the over-the-counter market or otherwise.

   Our common stock is listed on the American Stock Exchange under the symbol "AMV."

   The underwriter may provide from time to time investment banking and other financial services to us. In the ordinary course of business, the underwriter may actively trade our securities for its own account or for accounts of customers and, accordingly, it may at any time hold long or short positions in those securities.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

   The General Corporation Law of the State of Maryland, or MGCL, provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The MGCL also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

   The MGCL permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of stockholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director if the proceeding was one by or in the right of the corporation and in the proceeding the director is adjudged to be liable to the corporation. Our bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

   In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the MGCL that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AmeriVest pursuant to these provisions, we have been advised that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

   Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. Attorneys employed by that firm beneficially own 9,650 shares of our common stock. Certain matters will be passed upon for the underwriter by Goodwin Procter llp, Boston, Massachusetts.

                                    EXPERTS

   The audited financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Wheeler Wasoff, P.C., independent public accountants, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC under the Securities Act. The registration statement on Form SB-2, with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

   We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

  .  450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024

  .  500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

  .  7 World Trade Center, New York, New York 10048

   Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the SEC are available at the SEC's world wide web site at http://www.sec.gov. The SEC's world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                         INDEX TO FINANCIAL STATEMENTS

A.AmeriVest Properties Inc. and Subsidiaries

  1.As of and for the Year Ended December 31, 2000........................  F-2
    Reports of Independent Public Accountants
    Consolidated Balance Sheet as of December 31, 2000
    Consolidated Statements of Operations for the Years Ended December 31,
     2000 and 1999
    Consolidated Statements of Stockholders' Equity for the Years Ended
     December 31, 2000 and 1999
    Consolidated Statements of Cash Flows for the Years Ended December 31,
     2000 and 1999
    Notes to Consolidated Financial Statements

  2.As of and for the Three Months Ended March 31, 2001 (unaudited)....... F-21
    Condensed Consolidated Balance Sheets as of
     March 31, 2001 (unaudited) and December 31, 2000
    Condensed Consolidated Statements of Operations for
     the Three Months Ended March 31, 2001 and 2000 (unaudited)
    Condensed Consolidated Statements of Cash Flows for
     the Three Months Ended March 31, 2001 and 2000 (unaudited)
    Notes to Condensed Consolidated Financial Statements (unaudited)

B.Real Estate Properties Acquired

  1.Financial Statements of Sheridan Plaza at Inverness, LLC.............. F-27
    Report of Independent Public Accountants
    Statements of Revenue and Certain Expenses:
     For the Three Months Ended March 31, 2001 and 2000 (unaudited)
     For the Years Ended December 31, 2000 and 1999
    Notes to Statements of Revenue and Certain Expenses

  2.Unaudited Pro Forma Financial Information............................. F-31
    Pro Forma Financial Information
    Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2001
    Unaudited Pro Forma Consolidated Statements of Operations:
     For the Three Months Ended March 31, 2001
     For the Year Ended December 31, 2000
    Notes to Unaudited Pro Forma Consolidated Financial Statements

  3.Statement of Estimated Taxable Operating Results and Cash to be Made
       Available by Operations (unaudited)................................ F-37
    Note to Statement of Estimated Taxable Operating Results and Cash
     to be Made Available by Operations (unaudited)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriVest Properties Inc.:

   We have audited the accompanying consolidated balance sheet of AMERIVEST PROPERTIES INC. (a Maryland corporation) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 1999, were audited by other auditors whose report dated February 7, 2000, expressed an unqualified opinion on those statements.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMERIVEST PROPERTIES INC. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Denver, Colorado
March 23, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriVest Properties Inc.:

   We have audited the consolidated balance sheet of AmeriVest Properties Inc. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmeriVest Properties Inc. and Subsidiaries as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Wheeler Wasoff, P.C.

Denver, Colorado
February 7, 2000

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000

ASSETS
Investment in real estate
  Land........................................................... $ 8,761,566
  Buildings and improvements.....................................  32,210,274
  Furniture, fixtures and equipment..............................      68,793
  Tenant improvements............................................     645,429
  Tenant leasing commissions.....................................     585,887
  Less accumulated depreciation and amortization.................  (3,349,569)
                                                                  -----------
    Net Investment in Real Estate................................  38,922,380
Cash and cash equivalents........................................   1,046,976
Investment in unconsolidated affiliate, net......................     584,640
Accounts receivable..............................................      52,328
Deferred rents receivable........................................     524,581
Deferred financing costs, net of accumulated amortization of
 $75,818.........................................................     411,634
Prepaid expenses, escrows and other assets.......................     821,258
                                                                  -----------
    Total Assets................................................. $42,363,797
                                                                  ===========
LIABILITIES
Mortgage loans and notes payable................................. $28,122,856
Accounts payable and accrued expenses............................     906,902
Accrued interest.................................................     118,564
Accrued real estate taxes........................................     747,647
Prepaid rents and security deposits..............................     737,207
Dividends payable................................................     372,118
                                                                  -----------
    Total Liabilities............................................  31,005,294
                                                                  -----------


COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, authorized--5,000,000 shares,
 issued and outstanding--none....................................         --
Common stock, $.001 par value, authorized--15,000,000 shares,
 issued and outstanding--2,976,939 shares........................       2,977
Capital in excess of par value...................................  11,879,099
Distributions in excess of accumulated earnings..................    (523,573)
                                                                  -----------
    Total Stockholders' Equity...................................  11,358,503
                                                                  -----------
    Total Liabilities and Stockholders' Equity................... $42,363,797
                                                                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                            2000        1999
                                                         ----------  ----------
REAL ESTATE OPERATING REVENUE
Rental revenue
  Commercial properties................................. $6,360,902  $4,561,479
  Storage properties....................................    861,535   1,415,278
                                                         ----------  ----------
                                                          7,222,437   5,976,757
                                                         ----------  ----------
REAL ESTATE OPERATING EXPENSES
  Property operating expenses
    Operating expenses..................................  1,946,633   1,636,305
    Real estate taxes...................................    668,224     596,790
    Management fees.....................................    344,636     124,111
  General and administrative............................    517,019     657,349
  Severance expense.....................................    255,442         --
  Interest..............................................  2,167,869   1,696,222
  Depreciation and amortization.........................  1,205,795   1,033,450
                                                         ----------  ----------
                                                          7,105,618   5,744,227
                                                         ==========  ==========
OTHER INCOME
  Interest income.......................................     55,874      15,506
  Equity in loss of unconsolidated affiliate............    (52,808)        --
                                                         ----------  ----------
                                                              3,066      15,506
                                                         ----------  ----------
INCOME BEFORE GAIN ON SALE OF REAL ESTATE...............    119,885     248,036
                                                         ----------  ----------
GAIN ON SALE OF REAL ESTATE.............................  2,556,839     720,712
                                                         ----------  ----------
NET INCOME.............................................. $2,676,724  $  968,748
                                                         ==========  ==========
NET INCOME PER COMMON SHARE
  Basic................................................. $     1.07  $      .51
                                                         ==========  ==========
  Diluted............................................... $     1.07  $      .51
                                                         ==========  ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  Basic.................................................  2,492,584   1,881,075
                                                         ==========  ==========
  Diluted...............................................  2,495,919   1,882,232
                                                         ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 Distributions
                                      Common Stock   Capital in  in Excess of
                                    ----------------  Excess of   Accumulated
                                     Shares   Amount  Par Value    Earnings
                                    --------- ------ ----------- -------------
Balances, December 31, 1998........ 1,658,770 $1,659 $ 5,607,725  $(1,958,895)
Issuance of common stock...........   570,080    570   2,571,998          --
Dividends declared.................       --     --          --      (933,029)
Net income.........................       --     --          --       968,748
                                    --------- ------ -----------  -----------
Balances, December 31, 1999........ 2,228,850  2,229   8,179,723   (1,923,176)
Issuance of common stock and
 warrants..........................   748,089    748   3,699,376          --
Dividends declared.................       --     --          --    (1,277,121)
Net income.........................       --     --          --     2,676,724
                                    --------- ------ -----------  -----------
Balances, December 31, 2000........ 2,976,939 $2,977 $11,879,099  $  (523,573)
                                    ========= ====== ===========  ===========





  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                        2000         1999
                                                    ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................... $  2,676,724  $   968,748
Adjustments to reconcile net income to net cash
 provided by operating activities-
  Gain on sale of real estate......................   (2,556,839)    (720,712)
  Depreciation and amortization....................    1,205,795    1,033,450
  Amortization of deferred financing costs.........       64,624       48,997
  Amortization of warrants.........................       10,743          --
  Equity in loss of unconsolidated affiliate.......       52,808          --
  Accrued interest added to mortgage payable.......      422,052          --
  Changes in assets and liabilities-
    Decrease (increase) in accounts receivable.....        9,558      (13,271)
    Increase in deferred rents receivable..........     (524,581)         --
    Increase in prepaid expenses, escrows and other
     assets........................................     (215,639)     (42,856)
    Increase in accounts payable and accrued
     expenses......................................      720,100       65,475
    Increase in other accrued liabilities..........      574,571      217,912
                                                    ------------  -----------
      Net cash from operating activities...........    2,439,916    1,557,743
                                                    ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and improvements of real estate.......  (16,861,713)    (391,002)
Net proceeds from the sale of real estate..........    1,818,161      569,699
Leasing commissions paid...........................     (531,793)     (54,094)
Distributions from unconsolidated affiliate........       60,000          --
Release of escrow deposit..........................      509,556          --
Escrow deposit.....................................          --      (509,556)
                                                    ------------  -----------
      Net cash from investing activities...........  (15,005,789)    (384,953)
                                                    ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Additions to mortgage loans and notes payable......   12,565,301          --
Payments on mortgage loans.........................   (1,023,165)    (291,152)
Payment of deferred financing costs................     (146,299)         --
Net proceeds from common stock and warrants
 offering..........................................    2,931,141          --
Dividends paid.....................................   (1,172,465)    (864,618)
                                                    ------------  -----------
      Net cash from financing activities...........   13,154,513   (1,155,770)
                                                    ------------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........      588,640       17,020
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......      458,336      441,316
                                                    ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR............. $  1,046,976  $   458,336
                                                    ============  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Supplemental Disclosure of Cash Flow Information

   During the years ended December 31, 2000 and 1999, the Company made cash payments for interest on indebtedness of $2,127,231 and $1,612,768, respectively.

Supplemental Schedule of Non-Cash Investing and Financing Activities

   In 1999, the Company acquired an office building complex in Indiana. The purchase price of $7,944,000, consisted of cash, the assumption of mortgage debt of approximately $5,255,000 and 541,593 shares of the Company's common stock valued at $2,572,568 ($4.75 per share).

   On September 29, 2000, the Company purchased a 9.639% preferred limited liability company membership interest in an affiliate. The aggregate purchase price for this investment consisted of $658,918, which the Company paid by issuing 65,892 units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant.




  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

 Organization

   AmeriVest Properties Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 25, 1993 and was reincorporated in the State of Maryland in 1999. Effective January 1, 1996, the Company commenced operating as a self-administered and self-managed real estate investment trust ("REIT"). The Company owns and operates, through its wholly owned subsidiaries, an office building in Appleton, Wisconsin, an office building complex in Indianapolis, Indiana, eighteen commercial office properties in the State of Texas, and an office building and a three-building office complex in Denver, Colorado.

 Basis of Presentation

   The accompanying consolidated financial statements include the consolidated operations of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Investment In Real Estate

   Real estate, property, and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives as follows:

          Description                                     Estimated Useful Lives
          -----------                                     ----------------------
   Land..................................................    Not Depreciated
   Buildings.............................................     15 to 40 years
   Equipment.............................................       5 to 7 years
   Tenant improvements and lease commissions.............      Term of lease

   Depreciation and amortization expense related to investment in real estate was $1,201,840 and $1,031,965 for the years ended December 31, 2000 and 1999, respectively.

   Maintenance and repairs are expensed as incurred and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation and/or amortization are removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs.

 Long-lived Assets

   Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continually evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

 Revenue Recognition

   Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. The Company records rental revenue for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants that the Company expects to collect over the remaining lease term rather than currently, which is recorded as deferred

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES rents receivable in the accompanying balance sheet. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The amount included in rental revenue for the year ended December 31, 2000 that is not currently due from tenants is $524,581.

 Income Taxes

   Effective January 1, 1996, the Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the "Code"), as amended. As a REIT, the Company generally would not be subject to federal income taxation at the corporate level to the extent it distributes annually at least 95% of its REIT taxable income, as defined in the Code, to its stockholders and satisfies certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. As of December 31, 2000, the Company has satisfied the requirements as defined in the Code.

   Certain of the Company's subsidiaries are subject to certain state excise and franchise taxes. The provision for such state taxes has been reflected in general and administrative expense in the accompanying consolidated statement of operations and has not been separately stated due to its insignificance.

   For federal income tax purposes, the cash dividends paid to stockholders may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains. Dividends declared for the year ended December 31, 2000 totaled $1,277,121, of which $905,003 are characterized 100% as return of capital. The remaining dividends of $372,118 ($.125 per share), which were declared in the fourth quarter and paid January 17, 2001, will be treated as a 2001 dividend for federal income tax purposes. Dividends for the year ended December 31, 1999 totaling $933,029 are characterized 46% as return of capital and 54% ordinary income and include the dividend declared in the fourth quarter of 1999 of $267,462 ($.12 per share), which was paid January 14, 2000.

 Stock Based Compensation

   The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees whose exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment.

   Options and warrants issued to non-employees in which goods or services are the consideration received are accounted for based on the fair value of the equity instruments issued. The measurement date is considered to be the issuance date, or if there are performance vesting provisions, when earned.

 Fair Value

   The Company's financial instruments include accounts receivable, deferred rents receivable, accounts payable and accrued expenses, mortgage loans and notes payable. The fair values of these financial instruments were not materially different from their carrying or contract values.

 Concentrations Of Credit Risk

   The Company leases office space to commercial businesses in Colorado, Indiana, Wisconsin and Texas. The Company also leases office space to State of Texas governmental agencies. The terms of the leases generally require basic rent payments at the beginning of each month. Credit risk associated with the lease

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES agreements is limited to the amount of rents receivable from tenants less any related security deposits. Leases with the State of Texas governmental agencies may be canceled by the lessee should funding for the specific governmental agency on a complete agency basis be decreased or discontinued.

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash accounts at two financial institutions. The Company periodically evaluates the credit worthiness of these financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts. On occasion, cash on deposit may exceed federally insured amounts.

 Deferred Financing Costs

   Deferred financing costs include fees and costs incurred to obtain long-term financing. These costs are amortized over the terms of the respective loans and are included as a component of interest expense in the accompanying consolidated statements of operations.

 Cash Equivalents

   For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

 Use Of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Basic and Diluted Net Income Per Common Share

   Basic net income per common share is determined by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income per common share includes the effects of potentially issuable common stock, but only if dilutive.

 New Technical Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 as of January 1, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company's adoption of SFAS No. 133 has not had a material impact on its financial statements, as it has not entered into any derivative financial instruments or hedging activities.

   In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 provides clarification and guidance on applying APB No. 25. FIN No. 44 generally provides for prospective application for grants or modifications to existing stock options or awards made after June 30, 2000. The Company's adoption of FIN No. 44 did not have a material impact on its financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

 Reclassifications

   Certain prior period balances have been reclassified to conform to current period presentation.

Note 2--Stock Offering

   On March 29, 2000, the Company's Registration Statement became effective with the Securities and Exchange Commission for an offering of units consisting of common stock and warrants. As modified in June 2000, the offering was for a maximum of 300,000 units offered at a price of $10.00 per unit. Each unit consisted of two shares of common stock and one redeemable common stock purchase warrant. The warrants are exercisable at $5.00 per share, expiring on July 10, 2005. The offering period was extended to August 31, 2000, whereupon it terminated after raising the maximum amount of $3,000,000. The amount of net proceeds which was allocated to the warrants was approximately $148,000. Proceeds from the sale of these units, after payment of expenses of $68,859, have been used to acquire and improve real estate properties, to repay debt and to increase working capital.

Note 3--Acquisitions and Dispositions

   In 1999, the Company, through its wholly owned subsidiary, acquired a three-building office complex in Indianapolis, Indiana (the "Keystone Buildings"). These buildings are part of an office park and are multi-tenanted with small- to medium-sized tenants. The purchase price was $7,944,000. In conjunction with the purchase, the Company assumed approximately $5,255,000 of existing debt and issued 541,593 shares of its common stock valued at $2,572,568 ($4.75 per share).

   In August and September 1999, the Company sold two vacant lots adjacent to its bank buildings in Texas for aggregate cash proceeds of approximately $60,000.

   In December 1999, the Company sold its industrial office and showroom building in Denver, Colorado (the "Broadway Property") for $2,100,000 resulting in a gain of approximately $737,000. The net proceeds of approximately $510,000 were used to complete a tax-deferred exchange under Section 1031 of the Code ("1031 Exchange") in May 2000.

   On February 24, 2000, the Company entered into an Agreement of Sale to purchase for $5,900,000 a three-story office building (the "Panorama Falls Building") containing approximately 62,000 square feet on approximately six acres of land in southeast Denver, Colorado. The transaction closed on May 25, 2000. Funds for closing included approximately $514,000 being held in escrow and on deposit as part of the 1031 Exchange from the sale of the Broadway Property, together with mortgage financing and short-term financing, which was partially repaid in August 2000 with proceeds from the stock and warrant offering (Note 2).

   On June 6, 2000, the Company entered into a contract to sell its four self-storage facilities in the metropolitan Denver, Colorado area for $8,400,000. This sale closed on August 25, 2000, resulting in a gain on sale of approximately $2,557,000. The net proceeds of approximately $1,818,000 were used to complete a 1031 Exchange for office building assets.

   On June 2, 2000, the Company entered into a contract to purchase three office buildings ("Sheridan Center") in southeast Denver, Colorado for $9,600,000. The buildings contain approximately 143,000 square feet and are located on approximately 3.74 acres of land. The transaction closed on August 31, 2000. Funds for closing included approximately $1,818,000 held in escrow and on deposit as part of the 1031 Exchange from the sale of the self-storage facilities, together with mortgage financing and a portion of the proceeds from the stock offering.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

   The following unaudited pro forma condensed operating results give effect to the sale of the four self-storage facilities and the related purchase of Sheridan Center as if the transactions had occurred at the beginning of the periods presented, and are included for informational purposes only. This pro forma information may not be indicative of what actual results of operations would have been if such transactions had in fact occurred on such dates, nor does it purport to represent the results of future operations. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                          Year Ended December
                                                                  31,
                                                         ----------------------
                                                            2000        1999
                                                         ----------  ----------
   Revenues from rental property........................ $7,398,747  $6,025,485
   Net operating income................................. $3,656,530  $2,878,197
   Net income (loss).................................... $ (103,100) $  837,896
   Net income (loss) per common share:
     Basic.............................................. $     (.04) $      .45
     Diluted............................................ $     (.04) $      .45

Note 4--Investment in Unconsolidated Affiliate, Net

   In September 2000, the Company entered into a contract to purchase a 9.639% preferred limited liability company membership interest in Sheridan Investments, LLC, a related party. Sheridan Investments, LLC is the sole owner of Sheridan Plaza at Inverness, LLC, which owns two office buildings in Englewood, Colorado, containing approximately 119,000 square feet and located on approximately 6.7 acres of land. The transaction closed on September 29, 2000. The aggregate purchase price for the limited liability company interest was $658,918, which the Company paid by issuing 65,892 units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant. In connection with this investment, the Company had a difference related to the excess of its cost over its proportionate interest in the net tangible assets of the unconsolidated affiliate. The difference of approximately $261,000 is being amortized over the estimated useful life of the underlying assets (40 years). The acquired interest is being accounted for under the equity method of accounting and is included in investment in unconsolidated affiliate in the accompanying consolidated balance sheet.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

Note 5--Mortgage Loans and Notes Payable

   Mortgages payable are collateralized by substantially all properties and require monthly principal and interest payments. Following is a summary of the Company's mortgages and notes payable at December 31, 2000:

   Note payable to Anchor Bank. Interest at 7.75%, due in monthly installments of $22,925 based on a 30-year amortization
    through June 1, 2008, at which time a balloon payment of
    $2,797,181 is due. This note is secured by a mortgage on the
    Giltedge Office Building in Appleton, Wisconsin..............  $ 3,125,484

   Note payable to ORIX Real Estate/Transatlantic Capital
    Company, LLC. Interest at 7.66%, due in monthly installments of $42,612 through July 1, 2028. This note is secured by a mortgage on 13 office buildings leased to the State of
    Texas........................................................    5,868,255

   Note payable to Jefferson Pilot. Interest at 9.0%, due in
    monthly installments of $17,095, through May 1, 2013. This note is secured by a mortgage on four office buildings leased
    primarily to a financial institution in Texas................    1,530,945

   Note payable to Security Life of Denver Insurance Company.
    Interest at 8%, due in monthly installments of $37,626
    through May 1, 2022. Lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note
    is secured by a mortgage on the Keystone Buildings...........    4,620,712

   Note payable to Security Life of Denver Insurance Company.
    Interest at 8.63%, due in monthly installments of $4,403
    through May 1, 2022. Lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note
    is secured by a mortgage on the Keystone Buildings...........      515,108

   Note payable to Key Bank National Association. Interest at the
    LIBOR rate plus 2.20% is due monthly. Beginning July 1, 2001, monthly payments of principal of $5,585 and interest based on a 25-year amortization are due through June 1, 2002, at which time the remaining principal and accrued interest are due.
    The note is secured by a mortgage on the Panorama Falls
    Building.....................................................    5,119,830
   Note payable to US Bank National Association. Interest at the
    LIBOR rate plus 2.25% is due monthly, with the principal
    balance and any accrued interest due on August 31, 2003. The
    note is secured by a mortgage on Sheridan Center.............    7,342,522
                                                                   -----------
       TOTAL.....................................................  $28,122,856
                                                                   ===========


   As of December 31, 2000, the scheduled maturities of mortgages is as follows:

      2001.......................................................... $   295,482
      2002..........................................................   5,368,822
      2003..........................................................   7,648,995
      2004..........................................................     332,489
      2005..........................................................     360,723
      Thereafter....................................................  14,116,345
                                                                     -----------
        Total....................................................... $28,122,856
                                                                     ===========

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

   The Company is required by certain of its mortgage debt lenders to restrict funds to be used for the payment of insurance, real estate taxes and certain other expenditures. As of December 31, 2000, these amounts totaled approximately $587,000, and are included in prepaid expenses, escrows and other assets in the accompanying consolidated balance sheet.

Note 6--Stockholders' Equity

 Common Stock

   In 1999, the Company issued shares of its common stock as follows:

  . 28,487 shares as a purchase price adjustment to the 1998 purchase of the office buildings in Texas.

  . 541,593 shares valued at $2,572,568 ($4.75 per share) as partial consideration for the acquisition of the Keystone Buildings.

   In 2000, the Company issued shares of its common stock as follows:

  . 600,000 shares and 300,000 warrants as part of an equity offering.

  . 131,784 shares and 65,892 warrants valued at $658,918 as consideration for the 9.639% limited liability company interest in Sheridan
    Investments, LLC.

  . 16,305 shares valued at $79,376 ($4.87 per share) as consideration for the acquisition of a life insurance policy on one of the Company's directors and officers.

 Warrants

   At December 31, 2000, the status of exercisable warrants is as follows:

     Issue Date       Shares Exercisable       Exercise Price       Expiration Date
     ----------       ------------------       --------------       ---------------
     July 2000             300,000                 $5.00               July 2005
   September 2000           65,892                 $5.00               July 2005

Note 7--Stock Option Plan

   In March 1998, the Board of Directors approved the 1998 Stock Option Plan (the "1998 Option Plan"). Pursuant to the Option Plan, the Company may grant options to purchase an aggregate of 200,000 shares of the Company's common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the Option Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or non-qualified options. Directors who are not also employees of the Company ("Outside Directors") automatically receive options to purchase 12,000 shares pursuant to the Option Plan at the time of their election as an Outside Director. None of these options are exercisable at the time of grant. Options to purchase 4,000 shares become exercisable for each Outside Director on December 31 of each of the first three years immediately following the date of grant of the options to that Outside Director. The exercise price for options granted to Outside Directors is the fair market value of the common stock on the date of grant, and all options granted to Outside Directors expire five years from the date of grant. On the date that all of an Outside Director's options have become exercisable, options to purchase an additional 12,000 shares, none of which is exercisable at that time, shall be granted to that Outside Director. The 1998 Option Plan was adopted as the Company had issued substantially all options available pursuant to the 1995 Stock Option Plan.

                  AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

   The status of outstanding options granted pursuant to the Company's Stock Option Plans was as follows:

                                                Weighted
                                                Average   Weighted
                                      Number of Exercise  Average    Exercise
                                       Shares    Price   Fair Value   Price
                                      --------- -------- ---------- ----------
Options Outstanding--December 31,
 1998................................  137,000   $4.66              $3.97-5.00
  (83,750 exercisable)
Granted..............................  104,500   $4.58     $0.48    $4.00-4.81
Forfeited............................   (3,500)  $4.00
Reissued.............................  (66,000)  $5.00
                                       -------
Options Outstanding--December 31,
 1999................................  172,000   $4.66              $3.97-5.00
  (122,000 exercisable)
Granted at fair value................   24,000   $4.44     $0.47    $4.13-4.75
Granted above fair value.............   10,000   $5.00     $0.44      $5.00
Forfeited............................   (3,000)  $4.19              $4.00-4.38
                                       -------
Options Outstanding--December 31,
 2000................................  203,000   $4.65              $3.97-5.00
                                       =======
  (173,750 exercisable)

   In October 1999, the expiration date on the outstanding Directors options granted in 1995, and the options granted to the Company's former President in May 1995 and December 1996 were extended to December 31, 2004. The exercise price of the options remained at $5.00 per share and the fair value as of the October 1999 grant date was $0.43 per share.

   The weighted average remaining contractual life of options outstanding at December 31, 2000 was approximately 3 years.

   At December 31, 2000, the number of options exercisable was 173,750, the weighted average exercise price of these options was $4.67, the weighted average remaining contractual life of the options was approximately 3 years and the range of exercise prices was $3.97 to $5.00 per share.

   At December 31, 2000 and 1999, options to purchase 127,000 shares and 158,000 shares, respectively, were available to be granted pursuant to the Company's 1995 and 1998 Option Plans.

   The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net income and net income per share for the years ended December 31, 2000 and 1999 would have been changed to the pro forma amounts indicated below:

                                                             2000      1999
                                                          ---------- --------
   Net income applicable to common stockholders--as
    reported............................................. $2,676,724 $968,748
                                                          ========== ========
   Net income applicable to common stockholders--pro
    forma................................................ $2,651,953 $936,489
                                                          ========== ========
   Basic Income per share--as reported................... $     1.07 $    .51
                                                          ========== ========
   Diluted Income per share--as reported................. $     1.07 $    .51
                                                          ========== ========
   Basic Income per share--pro forma..................... $     1.06 $    .50
                                                          ========== ========
   Diluted Income per share--pro forma................... $     1.06 $    .50
                                                          ========== ========

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 10.41% to 11.3%; expected volatility of 21.5% to 43.48%; discount rate of 4.55% to 6.36%; and expected lives of 5 years.

Note 8--Commitments and Contingencies

   The following table summarizes future minimum base rent to be received under noncancelable tenant leases for the Company's commercial properties expiring each year, as of December 31, 2000:

      2001.......................................................... $ 7,111,454
      2002..........................................................   5,672,155
      2003..........................................................   4,641,617
      2004..........................................................   3,733,722
      2005..........................................................   3,222,342
      Thereafter....................................................  10,997,985
                                                                     -----------
        Total....................................................... $35,379,275
                                                                     ===========

   Some leases also provide for additional rent based on increases in operating expenses. These increases are generally payable annually in the succeeding year.

   One tenant, a financial institution, accounted for approximately 11% and 14% of revenues for the years ended December 31, 2000 and 1999, respectively.

   From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any material litigation, nor is it aware of any material threatened legal proceedings.

Note 9--Related Party Transactions

   As required pursuant to the Company's acquisition of the Keystone Buildings from Sheridan Realty Partners L.P. ("SRP"), certain principals of SRP were appointed to the Company's Board of Directors and received shares of the Company's common stock issued in conjunction with the acquisition. Sheridan Development, LLC, an affiliate of SRP by virtue of interlocking ownership and management, managed the Keystone Buildings through December 1999 under a management agreement. The Company was charged a fee of 5% of gross revenues, which amounted to approximately $35,500 during 1999.

   Effective January 1, 2000, all of the Company's properties are managed under an agreement (the "Agreement") with Sheridan Realty Advisors, LLC ("SRA"), which also manages day-to-day operations of the Company and assists and advises the Board of Directors on real estate acquisitions and investment opportunities. Certain senior members of SRA are members of the Company's management team and of the Company's Board of Directors. SRA receives an administrative fee and a property management and accounting fee for these services. The Agreement provides that the costs paid for these services in fiscal year 2000 will be no greater than the costs incurred by the Company for the same services in fiscal year 1999. For the year ended December 31, 2000, the administrative fee totaled $189,600 and the property management and accounting fee, calculated as 5% of gross collected rents, amounted to $244,022. SRA also earns an advisory fee, calculated as 5% of capital deployed for real property acquisitions, which totaled $141,180 in 2000. In addition, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the stockholders at the annual meeting on June 6, 2000. According to the Agreement, 225,000 of these warrants were granted and vested on the approval

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES date. These vested warrants have an estimated fair value of $73,668, which is being amortized over the life of the Agreement. The remaining 525,000 warrants vest in an amount equal to 2.1% of capital deployed for real property acquisitions. During 2000, 48,795 of the remaining warrants vested and have an estimated fair value of $19,947, which has been capitalized with the related acquisition costs on the accompanying consolidated balance sheet.

Note 10--Comprehensive Income

   There are no adjustments necessary to net income as presented in the accompanying consolidated statements of operations to derive comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Note 11--Segment Reporting

   In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

   The Company has reportable segments organized by the region in which they operate as follows: Wisconsin, Indiana, Texas and Colorado.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon income from real estate from the combined properties in each segment.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                          Wisconsin     Indiana       Texas       Colorado     Corporate    Consolidated
                          ----------   ----------  -----------   -----------   ----------   ------------
2000
Rental income...........  $  842,855   $1,519,941  $ 2,779,775   $ 2,079,866   $      --    $ 7,222,437
Operating expenses......     369,176      608,767    1,340,884       629,923       10,743     2,959,493
Depreciation and
 amortization...........     138,909      208,384      407,066       439,834       11,602     1,205,795
                          ----------   ----------  -----------   -----------   ----------   -----------
Income (loss) from
 property operations....     334,770      702,790    1,031,825     1,010,109      (22,345)    3,057,149
Percent of income from
 property operations....        10.9%        23.0%        33.8 %        33.0 %       (0.7)%       100.0 %
Interest income.........         --           --        14,389        13,739       27,746        55,874
Gain on sale of real
 estate.................         --           --           --      2,556,839          --      2,556,839
Equity in loss of
 unconsolidated
 affiliate..............         --           --           --        (52,808)         --        (52,808)
Interest expense........     252,649      417,929      610,379       880,962        5,950     2,167,869
General and
 administration.........       3,664       19,225        6,780        62,849      679,943       772,461
                          ----------   ----------  -----------   -----------   ----------   -----------
Net Income (Loss).......  $   78,457   $  265,636  $   429,055   $ 2,584,068   $ (680,492)  $ 2,676,724
                          ==========   ==========  ===========   ===========   ==========   ===========
Real estate investments,
 net....................  $2,404,957   $8,227,058  $11,649,246   $16,601,509   $   39,610   $38,922,380
                          ==========   ==========  ===========   ===========   ==========   ===========
Additions to real estate
 investments............  $   51,528   $  465,497  $    50,744   $ 6,954,495   $    5,695   $ 7,527,959
                          ==========   ==========  ===========   ===========   ==========   ===========
    Total Assets........  $2,483,493   $8,321,881  $12,438,843   $17,763,388   $1,356,192   $42,363,797
                          ==========   ==========  ===========   ===========   ==========   ===========
1999
Rental income...........  $  852,313   $  710,733  $ 2,706,982   $ 1,706,729   $      --    $ 5,976,757
Operating expenses......     332,900      292,164    1,247,258       484,884          --      2,357,206
Depreciation and
 amortization...........     123,017       79,595      401,657       419,112       10,069     1,033,450
                          ----------   ----------  -----------   -----------   ----------   -----------
Income (loss) from
 property operations....     396,396      338,974    1,058,067       802,733      (10,069)    2,586,101
Percent of income from
 property operations....        15.3 %       13.1%        40.9 %        31.0 %       (0.3)%       100.0 %
Interest income.........         --           --           --            --        15,506        15,506
Gain (loss) on sale of
 real estate............         --           --       (16,203)      736,915          --        720,712
Interest expense........     254,892      206,177      628,602       606,551          --      1,696,222
General and
 administration.........       3,630        9,667        1,951        28,295      613,806       657,349
                          ----------   ----------  -----------   -----------   ----------   -----------
Net Income (Loss).......  $  137,874   $  123,130  $   411,311   $   904,802   $ (608,369)  $   968,748
                          ==========   ==========  ===========   ===========   ==========   ===========
Real estate investments,
 net....................  $2,482,232   $7,925,552  $12,001,728   $ 5,624,711   $   45,223   $28,079,446
                          ==========   ==========  ===========   ===========   ==========   ===========
Additions to real estate
 investments............  $  (64,932)  $7,925,552  $  (421,111)  $(1,477,132)  $   18,872   $ 5,981,249
                          ==========   ==========  ===========   ===========   ==========   ===========
    Total Assets........  $2,566,012   $8,028,019  $12,688,698   $ 6,552,539   $  479,190   $30,314,458
                          ==========   ==========  ===========   ===========   ==========   ===========

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

Note 12--Net Income per Share

   The following represents a reconciliation from basic income per share to diluted income per share:

                                                             2000       1999
                                                          ---------- ----------
Determination of shares
  Weighted average common shares outstanding.............  2,492,584  1,881,075
  Assumed conversion of stock options....................      3,335      1,157
                                                          ---------- ----------
  Diluted shares outstanding.............................  2,495,919  1,882,232
                                                          ========== ==========
Basic income per common share............................ $     1.07 $      .51
                                                          ========== ==========
Diluted income per common share.......................... $     1.07 $      .51
                                                          ========== ==========

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                     December
                                                        March 31,       31,
                                                          2001         2000
                                                       -----------  -----------
                                                       (Unaudited)
ASSETS
Investment in real estate
  Land...............................................  $ 8,761,566  $ 8,761,566
  Buildings and improvements.........................   34,808,776   32,210,274
  Furniture, fixtures and equipment..................       68,188       68,793
  Tenant improvements................................      764,587      645,429
  Tenant leasing commissions.........................      578,325      585,887
  Less accumulated depreciation and amortization.....   (3,537,121)  (3,349,569)
                                                       -----------  -----------
    Net Investment in Real Estate....................   41,444,321   38,922,380
Cash and cash equivalents............................    1,135,295    1,046,976
Investment in unconsolidated affiliate, net..........      573,797      584,640
Accounts receivable..................................      131,532       52,328
Deferred rents receivable............................      568,733      524,581
Deferred financing costs, net........................      393,026      411,634
Prepaid expenses, escrows and other assets...........      754,524      821,258
                                                       -----------  -----------
    Total Assets.....................................  $45,001,228  $42,363,797
                                                       ===========  ===========
LIABILITIES
Mortgage loans and notes payable.....................  $28,828,554  $28,122,856
Accounts payable and accrued expenses................    2,671,562    1,025,466
Accrued real estate taxes............................      385,569      747,647
Prepaid rents and security deposits..................      707,390      737,207
Dividends payable....................................      396,423      372,118
                                                       -----------  -----------
    Total Liabilities................................   32,989,498   31,005,294
                                                       -----------  -----------
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, authorized--
 5,000,000 shares, issued and outstanding--none......          --           --
Common stock, $.001 par value, authorized--15,000,000
 shares, issued and outstanding--3,171,381 and
 2,976,939 shares, respectively......................        3,171        2,977
Capital in excess of par value.......................   12,883,985   11,879,099
Distributions in excess of accumulated earnings......     (875,426)    (523,573)
                                                       -----------  -----------
    Total Stockholders' Equity.......................   12,011,730   11,358,503
                                                       ===========  ===========
    Total Liabilities and Stockholders' Equity.......  $45,001,228  $42,363,797
                                                       ===========  ===========


     The accompanying notes to condensed consolidated financial statements are an integral part of these consolidated balance sheets.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Three Months Ended
                                                              March 31,
                                                        -----------------------
                                                           2001         2000
                                                        -----------  ----------
                                                        (Unaudited)  (Unaudited)
REAL ESTATE OPERATING REVENUE
Rental Revenue
  Commercial properties................................ $1,979,081   $1,297,682
  Storage properties...................................        --       315,195
                                                        ----------   ----------
                                                         1,979,081    1,612,877
                                                        ----------   ----------
REAL ESTATE OPERATING EXPENSES
  Property operating expenses
    Operating expenses.................................    586,649      412,173
    Real estate taxes..................................    147,980      157,079
    Management fees....................................    101,301       78,853
  General and administrative...........................    162,945      133,821
  Interest.............................................    595,476      449,244
  Depreciation and amortization........................    341,055      276,127
                                                        ----------   ----------
                                                         1,935,406    1,507,297
                                                        ----------   ----------
OTHER INCOME
  Interest income......................................     11,738        9,073
  Equity in loss of unconsolidated affiliate...........    (10,843)         --
                                                        ----------   ----------
                                                               895        9,073
                                                        ----------   ----------
NET INCOME............................................. $   44,570   $  114,653
                                                        ==========   ==========
NET INCOME PER COMMON SHARE
  Basic................................................ $     0.01   $     0.05
                                                        ==========   ==========
  Diluted.............................................. $     0.01   $     0.05
                                                        ==========   ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic................................................  2,990,868    2,228,850
                                                        ==========   ==========
  Diluted..............................................  3,012,600    2,230,018
                                                        ==========   ==========


     The accompanying notes to condensed consolidated financial statements are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                                                            March 31,
                                                      -----------------------
                                                         2001         2000
                                                      -----------  ----------
                                                      (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income........................................... $    44,570  $ 114,653
Adjustments to reconcile net income to net cash
 provided by operating activities-
  Depreciation and amortization......................     341,055    276,127
  Amortization of deferred financing costs...........      18,608     11,751
  Amortization of warrants...........................       4,605        --
  Equity in loss of unconsolidated affiliate.........      10,843        --
  Accrued interest added to mortgage payable.........     123,894        --
  Changes in assets and liabilities-
    Increase in escrow deposits......................         --      (4,503)
    (Increase) decrease in receivables...............     (79,204)       168
    Increase in deferred rents receivables...........     (44,152)       --
    Decrease in prepaid expenses, escrows and other
     assets..........................................      66,734     69,709
    Increase in accounts payable and accrued
     expenses........................................     283,590     46,864
    Decrease in other accrued liabilities............    (391,895)  (218,442)
                                                      -----------  ---------
      Net cash from operating activities.............     378,648    296,327
                                                      -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Improvements of real estate..........................  (1,449,315)   (22,889)
Leasing commissions paid.............................     (11,543)       --
                                                      -----------  ---------
      Net cash from investing activities.............  (1,460,858)   (22,889)
                                                      -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Additions to mortgage loans and notes payable........     645,310        --
Payments on mortgage loans and notes payable.........     (63,506)   (84,452)
Net proceeds from exercising of options and
 warrants............................................     960,843        --
Dividends paid.......................................    (372,118)  (267,462)
                                                      -----------  ---------
      Net cash from financing activities.............   1,170,529   (351,914)
                                                      -----------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................      88,319    (78,476)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......   1,046,976    458,336
                                                      -----------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD............. $ 1,135,295  $ 379,860
                                                      ===========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during the period............. $   423,907  $ 437,893
                                                      ===========  =========

     The accompanying notes to condensed consolidated financial statements are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (Unaudited)

Supplemental Disclosure of Non-Cash Investing Activities

   During the quarter ended March 31, 2001, the Company incurred $2,604,044 in costs related to the improvement of Sheridan Center, which are included in investment in real estate on the accompanying balance sheet. Of these costs, $1,362,506 are unpaid at March 31, 2001 and are included in accounts payable and accrued expenses on the accompanying balance sheet.





     The accompanying notes to condensed consolidated financial statements are an integral part of these consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           MARCH 31, 2001 (Unaudited)

1. Organization

   AmeriVest Properties Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 25, 1993 and was reincorporated in the State of Maryland in 1999. Effective January 1, 1996, the Company commenced operating as a self-administered and self-managed real estate investment trust ("REIT"). The Company owns and operates, through its wholly owned subsidiaries, an office building in Appleton, Wisconsin, an office building complex in Indianapolis, Indiana, eighteen commercial office properties in the State of Texas, and an office building and a three-building office complex in Denver, Colorado.

2. General

   The unaudited financial statements included herein were prepared from the records of the Company in accordance with generally accepted accounting principles in the United States and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's audited financial statements included in this prospectus and should be read in conjunction with all of the information in this prospectus.

   The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

   Certain prior period balances have been reclassified to conform to current period presentation.

3. Agreement with Sheridan Realty Advisors, LLC

   Effective January 1, 2000, all of the Company's properties are managed under an agreement (the "Agreement") with Sheridan Realty Advisors, LLC ("SRA"), which also manages day-to-day operations of the Company and assists and advises the Board of Directors on real estate acquisitions and investment opportunities. Certain senior members of SRA are members of the Company's management team and of the Company's Board of Directors. SRA receives an administrative fee, a property management and accounting fee, an advisory fee and a development fee for these services. In addition, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the stockholders at the annual meeting on June 6, 2000. According to the Agreement, 225,000 of these warrants were granted and vested on the approval date. These vested warrants have an estimated fair value of $73,668, which is being amortized over the life of the Agreement. The remaining 525,000 warrants vest in an amount equal to 2.1% of capital deployed for real property acquisitions. During the three months ended March 31, 2001, 61,201 of the remaining warrants vested and have an estimated fair value of $39,633, which has been capitalized with the related acquisition costs on the accompanying balance sheet.

4. Mortgage Loans and Notes Payable

   During the quarter ended March 31, 2001, the Company was advanced an additional $395,310 on its existing loan agreement with US Bank National Association. The proceeds were used to fund construction costs related to the improvement of Sheridan Center. Additionally, the Company was advanced $250,000 on its short-term revolving credit line from US Bank National Association to meet working capital needs. The credit line was repaid in April 2001. During April and May 2001, the Company has drawn all $300,000 available under the credit line.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

5. Subsequent Events

   On May 1, 2001, the Company announced an agreement with Sheridan Investments, LLC, an affiliate, to purchase 100% of the ownership interests of Sheridan Plaza at Inverness, LLC, effective April 1, 2001. Sheridan Plaza at Inverness, LLC owns two office buildings located in Denver, Colorado. For accounting purposes, the purchase price is approximately $7,031,000, payable as follows: approximately $705,000 by the Company delivering its 9.639% preferred limited liability company membership interest in Sheridan Investments, LLC, approximately $492,000 or such amount that is equal to the net cash proceeds from the proposed sale of the Giltedge Building, and the remainder payable in up to 1,121,209 shares of the Company's common stock, $.001 par value, at a rate of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition). The agreement was contingent upon receipt of majority stockholder approval which was obtained on June 20, 2001, and the purchase closed soon thereafter.

   On June 7, 2001, the Company increased its available loan with US Bank secured by Sheridan Center to $10,500,000.

   On June 13, 2001, the Company established a $500,000 short-term unsecured line of credit with Sheridan Investments, LLC, a related party, with an interest rate equal to the prime lending rate of US Bank, and with all outstanding principal and any unpaid accrued interest due on June 13, 2002. The Company may borrow from this line of credit to fund its dividend payment that has a record date of June 29, 2001. Through July 9, 2001, $400,000 had been borrowed from this facility.

   On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation and the previous owner of the property, and our AmeriVest Properties Texas, Inc. subsidiary by Laura Smith alleging that the defendants were negligent and breached various duties in allowing our Mission, Texas building to be contaminated with mold and other airborne contaminants while leasing the premises to the plaintiff's employer, the Texas Department of Human Services. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled. We have not yet responded to this lawsuit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of
 Sheridan Plaza at Inverness, LLC:

   We have audited the accompanying statements of revenue and certain expenses of Sheridan Plaza at Inverness, LLC (see Note 1) for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Company's revenue and expenses and/or financial position.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the revenue and certain expenses of Sheridan Plaza at Inverness, LLC for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Denver, Colorado
March 23, 2001

                        SHERIDAN PLAZA AT INVERNESS, LLC

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                    For the Three Months   For the Years Ended
                                       Ended March 31,        December 31,
                                   ----------------------- -------------------
                                      2001        2000        2000      1999
                                   ----------- ----------- ---------- --------
                                   (unaudited) (unaudited)
REVENUE:
  Rental revenue..................  $809,619    $437,362   $2,574,343 $379,631
  Other revenue...................       418         --           855    3,153
                                    --------    --------   ---------- --------
    Total revenue.................   810,037     437,362    2,575,198  382,784
                                    --------    --------   ---------- --------
CERTAIN EXPENSES:
  Repairs and maintenance.........    61,078      51,299      210,871   39,917
  Utilities.......................    44,964      47,129      174,710   31,387
  Property taxes..................    73,822      73,592      286,892   60,766
  Property management fees........    35,881      20,975      124,540    7,672
  Operating services..............    14,020      21,594       75,700   48,713
                                    --------    --------   ---------- --------
    Total expenses................   229,765     214,589      872,713  188,455
                                    --------    --------   ---------- --------
EXCESS REVENUE OVER CERTAIN
 EXPENSES.........................  $580,272    $222,773   $1,702,485 $194,329
                                    ========    ========   ========== ========




   The accompanying notes are an integral part of these financial statements.

                        SHERIDAN PLAZA AT INVERNESS, LLC

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                           DECEMBER 31, 2000 AND 1999

Note 1--Basis of Presentation

   The accompanying statements of revenue and certain expenses reflect the operations of Sheridan Plaza at Inverness, LLC ("Sheridan Plaza"). Sheridan Plaza owns two office buildings located in Denver, Colorado (the "Property"). Construction of the Property began in 1998 and was completed in May 1999. The Property contains approximately 119,000 net rentable square feet and is located on approximately 6.7 acres of land. As of December 31, 2000 and 1999, the Property had an occupancy percentage of 100% and approximately 61%, respectively. As of March 31, 2001 and 2000, the Property had an occupancy percentage of 100% and approximately 78%, respectively.

   Sheridan Plaza is expected to be acquired by a subsidiary of AmeriVest Properties Inc. ("AmeriVest") from its parent company, Sheridan Investments, LLC ("Sheridan Investments"), a related party, in June 2001.

   The accounting records of Sheridan Plaza are maintained on the accrual basis. The accompanying statements of revenue and certain expenses are prepared pursuant to the rules and regulations of the Securities and Exchange Commission, and exclude certain expenses such as interest, depreciation and amortization, professional fees and other costs not directly related to the future operations of the Property.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. The ultimate results could differ from those estimates.

 Interim Information (Unaudited)

   In the opinion of management, the unaudited information as of March 31, 2001 and 2000 included herein contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenue and certain expenses for the three months ended March 31, 2001 and 2000. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2--Operating Leases

   Sheridan Plaza's revenue is obtained from tenant rental payments as provided for under non-cancelable operating leases, many of which are renewable.

   Future minimum rentals on these leases, excluding tenant reimbursements of operating expenses, as of December 31, 2000, are as follows:

   December 31:
     2001........................................................... $ 2,806,196
     2002...........................................................   2,818,198
     2003...........................................................   2,312,601
     2004...........................................................   2,032,718
     2005...........................................................     554,486
                                                                     -----------
                                                                     $10,524,199
                                                                     ===========

                        SHERIDAN PLAZA AT INVERNESS, LLC

   One tenant, a law firm, accounted for approximately 10% and 12% of the revenues for the years ended December 31, 2000 and 1999, respectively, and accounts for approximately 12% of the future minimum rentals above.

Note 3--Related Party Transactions

   Sheridan Plaza pays a management fee for property management services. Sheridan Realty Advisors, LLC ("SRA") was the property manager in 2000 and Sheridan Development, LLC ("SDC") was the property manager in 1999. Both SRA and SDC are principally owned by two individuals who are founding members of Sheridan Investments. The fee is 5% of gross rentals and other receipts from the operations of the Property. During 2000 and 1999, Sheridan Plaza incurred $124,540 and $7,672, respectively, in property management fees.

   Certain costs of Sheridan Plaza, including operating, payroll and benefit costs, were paid on its behalf by SRA and SDC in 2000 and 1999, respectively. These costs were allocated to Sheridan Plaza and recorded at cost. For the years ended December 31, 2000 and 1999, these costs totaled $73,405 and $16,290, respectively.

Note 4--Subsequent Event (Unaudited)

   On May 1, 2001, AmeriVest announced an agreement with Sheridan Investments to purchase 100% of the ownership interests of Sheridan Plaza, effective April 1, 2001. For accounting purposes, the purchase price for Sheridan Plaza is approximately $7,031,000, payable as follows: approximately $705,000 by AmeriVest delivering its 9.639% preferred limited liability company membership interest in Sheridan Investments, approximately $492,000 or such amount that is equal to the net cash proceeds from the proposed sale of the Giltedge Building, and the remainder payable in up to 1,121,209 shares of AmeriVest common stock, $.001 par value, at a rate of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition). The agreement was contingent upon receipt of majority stockholder approval which was obtained on June 20, 2001, and the purchase closed soon thereafter.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION

   The accompanying unaudited pro forma consolidated balance sheet presents the historical financial information of AmeriVest as of March 31, 2001, as adjusted for the sale of the Giltedge Building and the acquisition of Sheridan Plaza, as if both transactions had occurred on March 31, 2001.

   The accompanying unaudited pro forma consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 combine the historical operations of AmeriVest with the historical operations of Sheridan Plaza and subtract the historical operations of the Giltedge Building, as if both transactions had occurred at the beginning of the periods presented.

   The unaudited pro forma consolidated financial statements have been prepared by AmeriVest management based upon the historical financial statements of AmeriVest and Sheridan Plaza. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical financial statements included in this prospectus.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2001
                                  (Unaudited)

                                      Historical
                          -------------------------------------
                                                     Sheridan     Pro Forma       Pro Forma
                           AmeriVest    Giltedge       Plaza     Adjustments      Combined
                          -----------  -----------  -----------  -----------     -----------
ASSETS
Investment in Real
 Estate
  Land..................  $ 8,761,566  $  (290,915) $ 1,526,331  $       --      $ 9,996,982
  Building and
   improvements.........   34,808,776   (3,696,099)  14,267,185    1,748,501 (a)  47,128,363
  Furniture, fixtures
   and equipment........       68,188          --        73,123      (17,280)(a)     124,031
  Tenant improvements...      764,587      (98,984)   2,693,435   (2,693,435)(a)     665,603
  Tenant leasing
   commissions..........      578,325       (7,358)     691,934     (691,934)(a)     570,967
  Less: accumulated
   depreciation and
   amortization.........   (3,537,121)   1,718,233   (1,742,876)   1,742,876 (a)  (1,818,888)
                          -----------  -----------  -----------  -----------     -----------
  Net Investment in Real
   Estate...............   41,444,321   (2,375,123)  17,509,132       88,728      56,667,058

  Cash and cash
   equivalents..........    1,135,295          --       113,598          --  (b)   1,248,893
  Investment in
   unconsolidated
   affiliate, net.......      573,797          --           --      (573,797)(c)         --
  Accounts receivable...      131,532         (635)     117,520          --          248,417
  Deferred rent
   receivable...........      568,733      (32,873)     302,647          --          838,507
  Deferred financing
   costs, net...........      393,026      (60,088)     159,837          --          492,775
  Prepaid expenses,
   escrows and other
   assets...............      754,524         (813)     357,057          --        1,110,768
                          -----------  -----------  -----------  -----------     -----------
    Total Assets........  $45,001,228  $(2,469,532) $18,559,791  $  (485,069)    $60,606,418
                          ===========  ===========  ===========  ===========     ===========
LIABILITIES
Mortgage loans and notes
 payable................  $28,828,554  $(3,117,211) $14,954,425  $       --      $40,665,768
Accounts payable and
 accrued expenses.......    2,671,562      (39,425)     116,662          --        2,748,799
Accrued real estate
 taxes..................      385,569      (20,733)     360,715          --          725,551
Prepaid rents and
 security deposits......      707,390      (30,759)     284,773          --          961,404
Dividends payable.......      396,423          --           --           --          396,423
                          -----------  -----------  -----------  -----------     -----------
    Total Liabilities...   32,989,498   (3,208,128)  15,716,575          --       45,497,945
                          -----------  -----------  -----------  -----------     -----------

OWNERS' EQUITY
Members' equity.........          --           --     2,843,216   (2,843,216)(d)         --
Common stock............        3,171          --           --         1,057 (e)       4,228
Capital in excess of par
 value..................   12,883,985          --           --     6,103,970 (f)  18,987,955
Distributions in excess
 of accumulated
 earnings...............     (875,426)     738,596          --    (3,746,880)(g)  (3,883,710)
                          -----------  -----------  -----------  -----------     -----------
    Total Owners'
     Equity.............   12,011,730      738,596    2,843,216     (485,069)     15,108,473
                          -----------  -----------  -----------  -----------     -----------
  Total Liabilities and
   Owners' Equity.......  $45,001,228  $(2,469,532) $18,559,791  $  (485,069)    $60,606,418
                          ===========  ===========  ===========  ===========     ===========


         See notes to the pro forma consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001
                                  (Unaudited)

                                  Historical
                         -------------------------------
                                                Sheridan  Pro Forma      Pro Forma
                         AmeriVest   Giltedge    Plaza   Adjustments      Combined
                         ----------  ---------  -------- -----------     ----------
REAL ESTATE OPERATING
 REVENUE
  Rental revenue........ $1,979,081  $(194,170) $809,619 $      --       $2,594,530
                         ----------  ---------  -------- ----------      ----------
REAL ESTATE OPERATING
 EXPENSES
  Property Operating
   Expenses
    Operating expenses..    586,649    (62,683)  112,278        --          636,244
    Real estate taxes...    147,980    (20,754)   73,822        --          201,048
    Management fees.....    101,301     (9,321)   35,881        --          127,861
  General and
   administrative.......    162,945       (511)    7,784      1,830 (h)     172,048
  Interest..............    595,476    (57,727)      --     303,378 (i)     841,127
  Depreciation and
   amortization.........    341,055    (44,275)      --     116,064 (j)     412,844
                         ----------  ---------  -------- ----------      ----------
                          1,935,406   (195,271)  229,765    421,272       2,391,172
                         ----------  ---------  -------- ----------      ----------
OTHER INCOME
  Interest income.......     11,738        --        418        --           12,156
  Equity in loss of
   unconsolidated
   affiliate............    (10,843)       --        --      10,843 (k)         --
                         ----------  ---------  -------- ----------      ----------
                                895        --        418     10,843          12,156
                         ----------  ---------  -------- ----------      ----------
INCOME (LOSS) BEFORE
 GAIN ON SALE OF REAL
 ESTATE.................     44,570      1,101   580,272   (410,429)        215,514
                         ----------  ---------  -------- ----------      ----------
GAIN ON SALE OF REAL
 ESTATE                         --         --        --   1,235,042 (l)   1,235,042
NET INCOME.............. $   44,570  $   1,101  $580,272 $  824,613      $1,450,556
                         ==========  =========  ======== ==========      ==========
NET INCOME PER COMMON
 SHARE
  Basic and diluted..... $     0.01                                      $     0.36
                         ==========                                      ==========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING
  Basic.................  2,990,868                                       4,048,214
                         ==========                                      ==========
  Diluted...............  3,012,600                                       4,069,946
                         ==========                                      ==========


         See notes to the pro forma consolidated financial statements.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                  (Unaudited)

                                   Historical
                         ---------------------------------
                                                 Sheridan   Pro Forma      Pro Forma
                         AmeriVest   Giltedge     Plaza    Adjustments      Combined
                         ----------  ---------  ---------- -----------     ----------
REAL ESTATE OPERATING
 REVENUE
  Rental revenue
    Commercial
     properties......... $6,360,902  $(842,855) $2,574,343 $      --       $8,092,390
    Storage properties..    861,535        --          --         --          861,535
                         ----------  ---------  ---------- ----------      ----------
                          7,222,437   (842,855)  2,574,343        --        8,953,925
                         ----------  ---------  ---------- ----------      ----------
REAL ESTATE OPERATING
 EXPENSES
  Property Operating
   Expenses
    Operating expenses..  1,946,633   (245,486)    408,614        --        2,109,761
    Real estate taxes...    668,224    (82,981)    286,892        --          872,135
    Management fees.....    344,636    (40,709)    124,540        --          428,467
  General and
   administrative.......    517,019     (3,664)     52,667     17,823 (h)     583,845
  Severance expense.....    255,442        --          --         --          255,442
  Interest..............  2,167,869   (252,649)        --   1,606,059 (i)   3,521,279
  Depreciation and
   amortization.........  1,205,795   (138,909)        --     465,489 (j)   1,532,375
                         ----------  ---------  ---------- ----------      ----------
                          7,105,618   (764,398)    872,713  2,089,371       9,303,304
                         ----------  ---------  ---------- ----------      ----------
OTHER INCOME
  Interest income.......     55,874        --          855        --           56,729
  Equity in loss of
   unconsolidated
   affiliate............    (52,808)       --          --      52,808 (k)         --
                         ----------  ---------  ---------- ----------      ----------
                              3,066        --          855     52,808          56,729
                         ----------  ---------  ---------- ----------      ----------
INCOME (LOSS) BEFORE
 GAIN ON SALE OF REAL
 ESTATE.................    119,885    (78,457)  1,702,485 (2,036,563)       (292,650)
                         ----------  ---------  ---------- ----------      ----------
GAIN ON SALE OF REAL
 ESTATE.................  2,556,839        --          --   1,200,639 (l)   3,757,478
NET INCOME (LOSS)....... $2,676,724  $ (78,457) $1,702,485 $ (835,924)     $3,464,828
                         ==========  =========  ========== ==========      ==========
NET INCOME PER COMMON
 SHARE
  Basic and diluted..... $     1.07                                        $     0.95
                         ==========                                        ==========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING
  Basic.................  2,492,584                                         3,647,868
                         ==========                                        ==========
  Diluted...............  2,495,919                                         3,651,203
                         ==========                                        ==========


         See notes to the pro forma consolidated financial statements.

                  AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

Note 1--Basis of Presentation

   The accompanying unaudited pro forma consolidated financial statements are presented to reflect the sale of the Giltedge Building and the acquisition of Sheridan Plaza by AmeriVest. For the purpose of these pro forma financial statements, the Company has assumed that the net proceeds from the sale of the Giltedge Building will be used as partial consideration for the acquisition of Sheridan Plaza. In accordance with Section 1031 of the Internal Revenue Code, this transaction, if and when it occurs, will be treated as a tax-deferred exchange.

   The accompanying unaudited pro forma consolidated balance sheet presents the historical financial information of AmeriVest as of March 31, 2001, as adjusted for the sale of the Giltedge Building and the acquisition of Sheridan Plaza, as if both transactions had occurred on March 31, 2001.

   The accompanying unaudited pro forma consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 combine the historical operations of AmeriVest with the historical operations of Sheridan Plaza and subtract the historical operations of the Giltedge Building, as if both transactions had occurred at the beginning of the periods presented.

Note 2--Pro Forma Adjustments

   The unaudited pro forma consolidated financial statements reflect the following pro forma adjustments:
     (a) Real estate assets are recorded at the net book value at the date of acquisition.

     (b) The components of net change in cash are as follows:

        Net proceeds from the sale of the Giltedge Building.... $ 458,030
        Cash proceeds used for the acquisition of Sheridan
         Plaza.................................................  (458,030)
                                                                ---------  ---
        Net change in cash..................................... $     --
                                                                =========  ===

     (c) Represents the elimination of AmeriVest's 9.639% preferred limited liability company membership interest at March 31, 2001 in Sheridan Investments, the parent company of Sheridan Plaza, which was accounted for under the equity method of accounting.

     (d) Elimination of historical Sheridan Plaza equity.

     (e) Par value of 1,057,346 shares of common stock issued as partial consideration for the acquisition of Sheridan Plaza.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

     (f) Adjustment to capital in excess of par value consists of the following:

        New shares issued in acquisition of Sheridan Plaza,
         valued at $5.69 per share for accounting purposes...  $6,016,299
        Less: value allocated to common stock ($.001 par
         value)..............................................      (1,057)
        Plus: fair value of incentive warrants granted to SRA
         in connection with the acquisition of Sheridan
         Plaza...............................................      88,728
                                                               ----------  ---
        Total................................................  $6,103,970
                                                               ==========  ===

     (g) Non-cash dividend resulting from acquisition being recorded at historical cost for accounting purposes.

     (h) Actual professional fees incurred by Sheridan Plaza for the applicable period.

     (i) Actual interest expense incurred by Sheridan Plaza for the applicable period.

     (j) Pro forma depreciation expense to be recognized for the applicable period on the net book value of the real estate assets acquired. Depreciation is calculated using a 38-year remaining useful life.

     (k) Elimination of historical equity in loss of unconsolidated affiliate for the applicable period.

     (l) Estimated gain on the sale of the Giltedge Building, as if the sale had occurred at the beginning of the periods presented.

Note 3--Income Per Share

   Pro forma income per common share for the three months ended March 31, 2001 and the year ended December 31, 2000 is computed based on the weighted average number of common shares outstanding during the period presented, assuming that the 1,057,346 shares issued in conjunction with the acquisition of Sheridan Plaza were issued at the beginning of the period presented.

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                  AND CASH TO BE MADE AVAILABLE BY OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (Unaudited)

   The following represents an estimate of the taxable operating results and cash to be made available by operations expected to be generated by AmeriVest (including the operations of Sheridan Plaza and excluding the operations of the Giltedge Building) based upon the pro forma consolidated statements of operations for the year ended December 31, 2000. These estimated results do not purport to represent results of operations for these properties in the future and were prepared on the basis described in the accompanying notes, which should be read in conjunction herewith.

   Revenue...................................................... $9,010,654
   Expenses:
     Operating expenses.........................................  2,109,761
     Real estate taxes..........................................    872,135
     Management fees............................................    428,467
     General and administrative.................................    583,845
     Severance expense..........................................    255,442
     Interest...................................................  3,521,279
     Depreciation and amortization..............................  1,502,439
                                                                 ----------  ---
       Total expenses...........................................  9,273,368
                                                                 ----------  ---
   Estimated Taxable Operating Loss.............................   (262,714)
     Add back depreciation and amortization.....................  1,502,439
                                                                 ----------  ---
   Estimated Cash to be Made Available by Operations............ $1,239,725
                                                                 ==========  ===

                   AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

            NOTE TO STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                  AND CASH TO BE MADE AVAILABLE BY OPERATIONS
                                  (Unaudited)

Note 1--Basis of Presentation

   Depreciation has been estimated based upon an allocation of the purchase price of Sheridan Plaza to land (12%) and building (88%) and assuming (for tax purposes) the remaining 38-year useful life applied on a straight-line method.

   No income taxes have been provided because the Company is organized and operates in such a manner so as to qualify as a Real Estate Investment Trust ("REIT") under the provisions of the Internal Revenue Code (the "Code"). Accordingly, the Company generally will not pay Federal income taxes provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code.

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                                2,000,000 Shares

[AMERIVEST LOGO]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Ferris, Baker Watts
                                  Incorporated

                                 July 27, 2001

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